                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-98889

PROSPECTUS

                                      AMBEV

                         COMPANHIA BRASILEIRA DE BEBIDAS
                     U.S.$500,000,000 10 1/2% NOTES DUE 2011
                   Payments are unconditionally guaranteed by

                    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

                       (AMERICAN BEVERAGE COMPANY - AMBEV)


The exchange offer     We are offering to exchange new notes registered with the
                       Securities and Exchange Commission for existing notes that we previously issued in an offering exempt from the SEC's registration requirements. The terms and conditions of the exchange offer are summarized below and more fully described in this prospectus.

Expiration date        5:00 p.m. (New York City time) on October 30, 2002,
                       unless extended.

Withdrawal rights      Any time before 5:00 p.m. (New York City time) on
                       expiration date.

Integral multiples     Existing notes may only be tendered in integral multiples
                       of $1,000.

Expenses               Paid for by AmBev.

New notes              The new notes will have the same terms and conditions as
                       the existing notes they are replacing, which are summarized below and described more fully in this prospectus. The new notes will not contain terms with respect to transfer restrictions or interest rate increases.

Listing                We expect the new notes to be listed on the Luxembourg
                       Stock Exchange.


CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 23 OF THIS PROSPECTUS.

We are relying on the position of the SEC staff in certain interpretative letters to third parties to remove the transfer restrictions on the new notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE NOTES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 2, 2002

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

We include cross-references in this prospectus to captions where you can find further related discussions. The following Table of Contents provides the pages on which these captions are located.

                                  AMBEV AND CBB

This prospectus is being filed by Companhia de Bebidas das Americas - AmBev, and Companhia Brasileira de Bebidas, which we sometimes refer to as AmBev and CBB, respectively. AmBev is a holding company and CBB is the principal operating subsidiary of AmBev. Unless the context otherwise requires (i) "we," "us" and "our" refer to Companhia de Bebidas das Americas - AmBev and its subsidiaries, including CBB, (ii) "CBB" or the "issuer" refers to Companhia Brasileira de Bebidas, (iii) "AmBev" or the "guarantor" refers to Companhia de Bebidas das Americas - AmBev, and (iv) "guaranty" refers to the guaranty given by AmBev in connection with the new notes.

                              --------------------

The new notes have not been, and will not be, registered with the COMISSAO DE VALORES MOBILIARIOS, or CVM, the securities and exchange commission of Brazil. Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without such prior registration under Law 6385/76. If a Brazilian resident acquires any note, such note can neither circulate in Brazil in bearer form nor be repaid in Brazil in a currency other than the Brazilian currency at the time such payment is made.

                              --------------------


THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AMBEV AND CBB THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE TO YOU WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO THE BANK OF NEW YORK, CORPORATE TRUST DEPARTMENT, REORGANIZATION UNIT, 101 BARCLAY STREET, FLOOR 7 EAST, NEW YORK, NEW YORK 10007, ATTENTION: BERNARD ARSENEC, TELEPHONE (212) 298-1928, FACSIMILE (212) 298-1915. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                                TABLE OF CONTENTS

                                                                           PAGE
Available Information....................................................... ii

Incorporation of Certain Documents by Reference............................. ii

Forward-Looking Statements................................................. iii

Presentation Of Financial Information....................................... iv

Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons......... v

Prospectus Summary........................................................... 1

Recent Developments......................................................... 21

Risk Factors................................................................ 22

Ratio of Earnings to Fixed Charges.......................................... 27

This Exchange Offer......................................................... 28

Use of Proceeds............................................................. 36

Capitalization and Indebtedness............................................. 37

Description of the Notes.................................................... 38

Description of the Guaranty................................................. 58

Description of the Registration Rights Agreement............................ 69

Form, Denomination and Registration......................................... 70

Description of the Insurer and the Insurance Policy......................... 73

Brazilian Tax Considerations................................................ 78

United States Tax Considerations............................................ 79

European Union Withholding Tax.............................................. 82

ERISA and Certain Other Considerations...................................... 83

Plan of Distribution........................................................ 84

Validity of Securities...................................................... 86

Independent Accountants..................................................... 86

General Information......................................................... 86

Index to Consolidated Financial Statements................................. F-1

AVAILABLE INFORMATION

We are filing with the SEC a registration statement on Form F-4 relating to the new notes. This prospectus is a part of the registration statement, but the registration statement includes additional information and also includes exhibits that are referenced in this prospectus.

THE ISSUER AND THE GUARANTOR. We are subject to the ongoing informational reporting requirements of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly file with or furnish to the SEC:

     - annual reports on Form 20-F, including our annual report on Form 20-F for the fiscal year ended December 31, 2001, which we filed with the SEC on June 28, 2002 and which we refer to in this prospectus as the "2001 Form 20-F";

     -  periodic reports on Form 6-K;

     - other reports that we make public under Brazilian law, file with the CVM and the Sao Paulo stock exchange, or BOVESPA, or distribute to shareholders, or pursuant to other SEC requirements with respect to our NYSE-listed American Depositary Receipt, or ADR, program; and

     -  other information.

You may read and copy any reports or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Electronic filings made through the Electronic Data Gathering, Analysis Retrieval System are also publicly available through the SEC's web site on the Internet at http://www.sec.gov. In addition, material filed by us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC and its officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

THE INSURER. Only limited information concerning the insurer (as provided to us by the insurer) is included in this prospectus. The availability of information regarding the insurer is discussed in this prospectus under "Description of the Insurer and the Insurance Policy--The Insurer."

THE TRUSTEE AND THE PAYING AGENT. The trustee will furnish you copies of documents referred to in this prospectus. You should contact the trustee at 101 Barclay Street, 21W, New York, New York 10286.

THE LUXEMBOURG PAYING AGENT. The Luxembourg Paying Agent will furnish you with copies of documents referred to in this prospectus. You should contact the Luxembourg Paying Agent at Deutsche Bank Luxembourg S.A., 2 Konrad Adenauer, L-1115, Luxembourg.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

        -  Our 2001 Form 20-F.

        - Our Form 6-Ks, including those we submitted to the SEC on August 20, 2002 (unaudited interim unconsolidated and consolidated financial information as at June 30, 2002 and 2001 and for the three and six month periods then ended prepared under accounting principles prescribed in Brazilian Corporate Law (Law 6.404/76, as amended) ("Brazilian Corporate Law") and August 2, 2002 (unaudited interim unconsolidated and consolidated financial information as at March 31, 2002 and 2001 and for the three month periods then ended prepared under Brazilian Corporate Law).

        - All documents filed by AmBev pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and prior to the consummation of this offering shall be deemed to be incorporated by reference into this prospectus and be a part of it from the dates of filing of these documents.


Any statement contained in a document incorporated or deemed incorporated by reference into this prospectus is superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with or furnished to the SEC is inconsistent therewith.

Copies of all documents incorporated by reference herein may be obtained free of charge at the office of the Luxembourg paying agent.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management, and on information currently available to us. Forward-looking statements include statements regarding our intent, belief or current expectations of our directors or executive officers with respect to:

     -  the direction of future operations;

     - the implementation of principal operating strategies, including potential acquisition or joint venture transaction or other investment opportunities;

     - the implementation of our financing strategy and capital expenditure plans;

     - the factors or trends affecting our financial condition, liquidity or results of operations; and

     - the implementation of the measures required under our performance agreement entered into with the principal Brazilian antitrust authority, the CONSELHO ADMINISTRATIVO DE DEFESA ECONOMICA, or CADE.

Forward-looking statements also include the information concerning our possible or assumed future results of operations set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere and statements preceded by, followed by, or that include, the words "believes," "may," "will," "continues," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions because they relate to future events and therefore depend on circumstances that may or may not occur in the future. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include:

     - general economic conditions, such as the rates of economic growth in our principal geographic markets or fluctuations in exchange rates;

     - industry conditions, such as the strength of product demand, the intensity of competition, pricing pressures, the introduction of new products by us, the introduction of new products by competitors, changes in technology or in our ability to obtain products from suppliers without interruption and at reasonable prices, and the financial conditions of our customers and distributors; and

     - operating factors, such as the continued success of our manufacturing activities and the consequent achievement of efficiencies and the continued success of product development.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained herein.

PRESENTATION OF FINANCIAL INFORMATION

In this prospectus, references to "real", "reais" or "R$" are to the Brazilian legal currency. References to "U.S. dollar" or "U.S.$" are to the legal currency of the United States. The commercial market rate on December 31, 2001 was R$2.3204 and on September 24, 2002 was R$3.6216 to U.S.$1.00 for
the purchase of U.S. dollars as disclosed by the Central Bank of Brazil (the "Central Bank").

We have prepared our audited annual consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 in Brazilian reais in accordance with accounting principles determined by Brazilian Corporate Law (Law 6,404, as amended) ("Corporate Law") as applied by us in preparing our statutory financial statements for the 2001 Form 20-F, which differ in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). Accordingly, the audited financial statements included in our 2001 Form 20-F have been prepared in accordance with Brazilian Corporate Law and include a reconciliation of net income and shareholders' equity to U.S. GAAP. In addition to the reconciliation of these key balances, the financial statements also include a discussion of the reconciling differences in accounting principles and the presentation of the condensed balance sheets and statement of operations under U.S. GAAP in Brazilian reais. The financial information contained in our 2001 Form 20-F is in accordance with Brazilian Corporate Law. We have also prepared our unaudited condensed consolidated interim financial statements as of and for the six month periods ended June 30, 2002 and 2001 in accordance with Brazilian Corporate Law, and certain financial data relating to these periods has been included in this prospectus.

The discussion of the critical accounting policies in "Item 5--Operating and Financial Review and Prospects" of our 2001 Form 20-F addresses those accounting policies which require our management's most difficult, subjective or complex judgments, often as a result of the need to make estimates of the effect of matters that are inherently uncertain.

Also, as at December 31, 2001 and for the year then ended, we prepared consolidated financial statements for AmBev using the U.S. dollar as the reporting currency and in accordance with U.S. GAAP, under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," which we filed together with consolidated financial statements as at December 31, 2000 and for the two years then ended prepared under SFAS No. 52 with the United States Securities and Exchange Commission ("SEC"). However, since that time we have changed the format of the financial statements that we will file with the SEC to follow Brazilian Corporate Law and to include in those financial statements a reconciliation to U.S. GAAP, as permitted under SEC rules. The consolidated financial statements of AmBev using the U.S. dollar as the reporting currency and in accordance with U.S. GAAP as at December 31, 2000 and for the three years then ended and its unaudited interim consolidated financial statements as at June 30, 2001 and for the six month periods ended June 30, 2001 and 2000 were included in the offering memorandum dated December 12, 2001, for the U.S.$500,000,000 10 1/2% notes due 2011.

We changed the presentation of our financial statements:

     - to increase the transparency of the financial position and results of operations of our business, communicated to the marketplace by providing annual Brazilian Corporate Law financial statements to facilitate comparison with local quarterly reporting;

     - to provide both presentations in one document through the inclusion of the Brazilian Corporate Law financial statements, the reconciliation to U.S. GAAP and the condensed balance sheets and statements of operations in accordance with U.S. GAAP providing a clear identification of the accounting differences; and

     - to reflect our financial position and results of operations in Brazilian reais which is the primary currency in which the business operates avoiding the distortions of exchange rate variations during periods of exchange rate volatility when the reporting currency was the U.S. dollar.

To facilitate comparison to prior filings with the SEC, we filed on July 15, 2002 with the SEC on Form 6-K our consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001, using the U.S. dollar as the reporting currency in accordance with U.S. GAAP, under SFAS No. 52. We do not intend, however, to continue to file such U.S. GAAP statements prepared under SFAS No. 52.

Prior to July 1, 1999, the date of the controlling shareholders' contribution, AmBev had no material assets, liabilities or operations. AmBev was created by the combination of Companhia Cervejaria Brahma, which we also refer to as Brahma, and Antarctica on that date and was accounted for as a merger under Brazilian Corporate Law. However, for purposes of presenting the Brazilian Corporate Law financial information in this prospectus, AmBev was treated as the successor to Brahma. We have included in our financial statements, for comparison purposes, the audited consolidated financial statements of the predecessor company, Brahma, for the year ended December 31, 1999 which under the Brazilian Corporate Law does not include the merger with Antarctica. For purposes of U.S. GAAP and as reflected in the reconciliation to U.S. GAAP, AmBev is the successor to Brahma and Brahma is treated as the acquiror of Antarctica and, consequently, includes the effects of the acquisition of Antarctica. The financial information under Brazilian Corporate Law prior to this date contained within the Selected Financial Data is also based on the financial statements of Brahma. As described in "Item 5--Operating and Financial Review and Prospects" of our 2001 Form 20-F, our financial statements as at and for any date and for any period ending after December 31, 1999, reflect the combination of Brahma and Antarctica. Unless otherwise stated or unless the context otherwise requires or implies, financial data of AmBev and Brahma presented in this prospectus are derived from their Brazilian Corporate Law financial statements.

Pursuant to our performance agreement with CADE, we sold Antarctica's Bavaria beer brand and five breweries on November 6, 2000. See "The Combination and Brazilian Antitrust Approval--Brazilian Antitrust Approval" in our 2001 Form 20-F. Except as otherwise stated, however, historical operating and financial data of AmBev as of any date ended prior thereto or for any period ending on or before November 30, 2000, include the assets, operations and liabilities associated with Bavaria.

HEDGE ACCOUNTING TRANSACTIONS.

Under U.S. GAAP, hedge accounting is permitted provided an entity meets certain qualifying criteria in relation to documentation and hedge effectiveness. Hedge accounting requires that at inception of the hedge, there is formal documentation of the hedging relationship and the entity's risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item, the nature of the risk being hedged, and the hedging instrument's effectiveness in offsetting the exposure to changes in the hedged item's fair value or variability in cash flows attributable to the hedged risk. There must also be a reasonable basis for how the entity plans to assess the hedging instrument's effectiveness. Under Brazilian Corporate Law there is no guidance for detailed documentation and effectiveness evaluation as a prerequisite to adopting hedge accounting.

In the three month period ended June 30, 2002, under Brazilian Corporate Law, AmBev deferred recognition of an unrealized gain of R$148.5 million related to the net results of foreign currency forward transactions which was classified in "Other accounts payable". The deferred gain will be recognized as income at the time the underlying asset purchases are completed (raw materials to be acquired). Under Brazilian Corporate Law there is no detailed requirement in relation to documentation and hedge effectiveness which would preclude the deferral of the gain. Additionally, for purposes of Brazilian Corporate Law, unrealized gains and losses on derivative transactions are currently classified as cash and cash equivalents. At June 30, 2002, cash and cash equivalents included R$324.4 million of such net gains.

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.

In the six month period ended June 30, 3002, AmBev classified the effects of foreign exchange gains on balances of cash and cash equivalents as a component of cash generated from operating activities in the unaudited interim statement of cash flows. Under U.S. GAAP the effects of exchange rate changes on cash are applied directly as an adjustment to the cash balances and not displayed as an operating cash flow.

GUARANTOR FINANCIAL INFORMATION.

Generally, all issuers and guarantors of registered securities must include separate financial statements in their filings, however, as AmBev owns 100% of the voting shares of its operating subsidiary, CBB, and has provided a full and unconditional guarantee, the entities satisfy the conditions for reporting relief and AmBev has provided condensed consolidating financial information, as a condition to omitting the separate financial statements of CBB. The condensed consolidating financial information is presented in a footnote to AmBev's consolidated financial statements as at December 31, 2001 and for the three year period then ended, included elsewhere herein. The condensed consolidating financial information presents separate columns for the parent company (AmBev), the subsidiary issuer (or for the year ended December 31, 1999, before CBB was incorporated, the parent issuer), the consolidating adjustments and the total consolidating amounts.

Percentages and some amounts in this prospectus have been rounded for ease of presentation. Any discrepancies between totals and the sums of the amounts listed are due to rounding.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Both CBB and AmBev are SOCIEDADES ANONIMAS, organized under the laws of Brazil. All of the executive officers and directors of the issuer and the guarantor presently reside in Brazil. In addition, most of the respective assets of CBB and AmBev are located in Brazil. As a result, it will be necessary for you to comply with Brazilian law in order to obtain an enforceable judgment against these foreign resident persons or our assets. It may not be possible for investors to effect service of process within the United States upon the executive officers and directors of CBB and AmBev, or to realize in the United States upon judgments against these persons obtained in U.S. courts based upon civil liabilities of these persons, including any judgments based upon U.S. federal securities laws, to the extent these judgments exceed these persons' U.S. assets.

Specifically, our general counsel has advised us that Brazilian courts will enforce judgments of U.S. courts for civil liabilities predicated on the U.S. securities laws, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Federal Supreme Court of Brazil. The foreign judgment will be confirmed if:

     - it fulfills all formalities required for its enforceability under the laws of the country that granted the foreign judgment;

     -  it is for the payment of a sum certain of money;

     - it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with Brazilian law;

     -  it is not subject to appeal;

     - it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

     - it is not contrary to Brazilian national sovereignty, public policy or good morals, and does not contain any provision which for any reason would not be upheld by the courts of Brazil.

Notwithstanding the foregoing, we cannot assure you that such confirmation would be obtained, that the process described above would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the notes.

Our general counsel has also advised us that:

     - as a plaintiff, you may bring an original action predicated on the U.S. securities laws in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in these types of actions against CBB, AmBev, their respective directors, and certain of their respective officers and advisors under certain circumstances;

     - if you reside outside Brazil and own no real property in Brazil, you must provide a bond sufficient to guarantee court costs and legal fees, including the defendant's attorneys' fees, as determined by the Brazilian court in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Federal Supreme Court; and

     - Brazilian law limits your abilities as judgment creditor of CBB and AmBev to satisfy a judgment against us by attaching certain of their respective assets.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND OUR 2001 FORM 20-F WHICH IS INCORPORATED HEREIN BY REFERENCE. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ OUR 2001 FORM 20-F AND THE ENTIRE PROSPECTUS TO UNDERSTAND FULLY THE TERMS OF THE EXCHANGE OFFER AND THE NEW NOTES, AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING YOUR INVESTMENT DECISION AND PARTICIPATING IN THE EXCHANGE OFFER. YOU SHOULD PAY SPECIAL
ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE   OF THIS PROSPECTUS.

OVERVIEW

We are the largest brewery in Latin America in terms of net sales and the sixth largest beer producer in the world. We produce, distribute and sell beer, soft drinks and other beverage products primarily in Brazil, but also in Argentina, Chile, Venezuela, Uruguay and Paraguay. We are also the second largest Latin American soft drink producer and sole distributor of Pepsi beverage products in Brazil. The balance of our business is comprised primarily of sales of other beverage products, including water, isotonic sport drinks and iced tea.

In December 2001, we accounted for 68.6% of the Brazilian beer market, according to Nielsen, with 59.0 million hectoliters of beer sold in 2001. Our SKOL, BRAHMA and ANTARCTICA brands were among the 15 most-consumed beer brands in the world in 2000, according to Impact International. Our aggregate beer and soft drink production capacity is 128.6 million hectoliters per year. In 2001, we utilized 69.5% of our beer and 47.6% of our soft drink capacity due to the strong seasonality of our business. Our total annual beer production capacity is 89.8 million hectoliters, of which 84.1 million hectoliters is in Brazil, 2.5 million hectoliters is in Argentina, 2.2 million hectoliters is in Venezuela, 0.7 million hectoliters is in Uruguay and approximately 0.3 million hectoliters in Paraguay. Our total soft drink production capacity is 38.8 million hectoliters, which includes the production of proprietary and PEPSI soft drinks. For the year ended December 31, 2001, net sales from our beer operations were R$5,238.9 million, accounting for 80.3% of our consolidated net sales. The following table sets forth the most recent Brazilian and global rankings based on sales volumes of our leading brands:

                                               2001                       2001                        2000
-----------------                        ----------------           -----------------            --------------
BRAND                                    HECTOLITERS SOLD           BRAZILIAN RANKING            GLOBAL RANKING
-----------------                        ----------------           -----------------            --------------
SKOL............................         28.8 million hl                  1st                          3rd
BRAHMA CHOPP....................         19.5 million hl                  2nd                          8th
ANTARCTICA......................         10.2 million hl                  3rd                         15th

----------
SOURCE:  Nielsen

In December 2001, we had a 17.4% market share of the Brazilian soft drink market, according to Nielsen. Our principal soft drink brands include our proprietary brands GUARANA ANTARCTICA and SUKITA, which together accounted for 54.5% of our soft drink sales volume in 2001. In addition, through our strategic alliance with PepsiCo, we are its sole bottler in Brazil and produce and distribute some of Pepsi beverage products, which accounted for 24.7% of our soft drink sales volumes in 2001. In total, we sold 18.5 million hectoliters of soft drink in 2001. For the year ended December 31, 2001, net sales from soft drink operations were R$967.0 million, accounting for 14.8% of our consolidated net sales.

The remainder of our consolidated net sales is composed primarily of the sale of by-products, but also includes sales of non-carbonated beverages including the proprietary isotonic sport drink Marathon, Fratelli Vita brand water and Lipton iced tea, produced under an exclusive licensing arrangement with Unilever Brazil Ltda. Other net sales as of December 31, 2001 totaled R$319.6 million, or 4.9% of our consolidated net sales. As of January 2002, we also initiated production and distribution of the GATORADE brand under an exclusive agreement with PepsiCo.

We have an extensive distribution network for the sale and distribution of our products, including a network of nearly 550 independent third-party distributors accounting for 71.0% of our sales for the year ended December 31, 2001, as well as a broad-based direct distribution system accounting for 29.0% of our sales volume for the same period. These distribution systems, in aggregate, service over one million points of sale in Brazil.

COMPETITIVE STRENGTHS

Our principal goal is to continue to expand our leading position in the Brazilian beverage market. We believe that we have several competitive strengths that will enable us to achieve this goal, including:

LEADING POSITION IN ONE OF THE LARGEST AND FASTEST-GROWING BEVERAGE MARKETS IN THE WORLD

We are the leading producer in the Brazilian beer market, which is the fourth largest and one of the fastest-growing beer markets in the world, according to Impact. We are also the second largest producer in the Brazilian soft drink market, which is the third largest in the world and which has doubled in size in the past six years. Brazil, which accounts for half of the population of Latin America, is characterized by a large and youthful consumer market, with 42% of the population under the age of 20 and a low penetration rate in terms of beer consumption. As a result of these characteristics, our strong position in the Brazilian beverage market has enabled us to generate a substantial and growing revenue base.

EXTENSIVE AND EFFICIENT DISTRIBUTION SYSTEM

Using our extensive distribution network, which combines direct and third-party distribution systems, we serve over one million points of sale throughout Brazil with a full beverage portfolio. This network allows us to deepen our market penetration and further enhances our favorable competitive position in terms of both cost and service. The integration of our three distribution networks (Antarctica, Brahma and Skol), and the expansion of direct distribution in large cities will allow us to realize significant cost savings and higher margins through economies of scale and delivery of multiple brands with the same fixed-cost structure. In addition, we use proprietary technology to capture data on sales trends, consumption patterns and the sensitivity of demand of each point of sale.

BROAD PORTFOLIO OF LEADING BRAND NAME PRODUCTS

We offer a complete portfolio of beer, soft drink and other beverage products, including the third, eighth and fifteenth most consumed beer brands in the world by volume in 2000, according to Impact. These brands, which are also the top three beer brands in Brazil, occupy the premium price segment and 73% of Brazilians preferred one of these three brands over all other beer brands in May 2002, according to Nielsen. In addition, we own the second most popular soft drink brand in Brazil, Guarana Antarctica. We believe that our extensive beverage portfolios enable us to address a wide variety of consumer preferences across consumption occasions, demographic profiles and regions.

LOW COST PRODUCER

We believe that we are one of the lowest cost producers in the beer industry. We have increased operating efficiency and production capacity through significant investments in plant modernization, construction of new plants and the use of technology. In addition, we have been successful in maintaining low raw material costs through significant internal production of our malt needs. We have realized additional significant cost savings as a result of the integration of Antarctica and Brahma.

PROVEN MANAGEMENT EXPERTISE

Management possesses a decade-long track record of successfully operating its business through political instability and economic downturns such as periods of high inflation and currency devaluation. In addition, we have successfully completed the integration of Brahma and Antarctica, realizing significant synergies and cost savings as a result.

OUR INDUSTRY

Key characteristics of the Brazilian beverage market include:

ONE OF THE LARGEST BEVERAGE MARKETS IN LATIN AMERICA

Brazil accounts for nearly half of the population and geographical area of South America. The Brazilian beer market is the largest in Latin America and the fourth largest in the world. Brazil's soft drink market is currently the second largest in Latin America and the third largest in the world in terms of sales volume.

GROWTH IN BEVERAGE CONSUMPTION

According to Sindicerv, beer generates more net sales in Brazil than any other beverage, and is the second most popular drink category in Brazil after soft drinks. The Brazilian market enjoys a large consumer base and a young population, with 42% of the population under the age of 20. Per capita beer and soft drink consumption in Brazil is relatively low compared to many other large markets at 47 and 68 liters per capita, respectively, in 2001.

STRONG REGIONAL DIFFERENCES IN BEER CONSUMPTION

The Brazilian beer market is characterized by diverse regional consumption patterns. For instance, in midwestern Brazil, our Skol and Antarctica brands command nearly 56.2% and 12.3% of the market respectively, while this pattern is reversed in the Northeast region, with Skol at 12.1% and Antarctica at nearly 27.2%, according to Nielsen.

HIGH BARRIERS TO ENTRY IN THE BRAZILIAN BEER MARKET

The need to build an effective distribution system capable of handling the delivery and collection of returnable bottles to over one million points of sale represents a significant barrier to entry into the Brazilian beer market. Approximately 70% of beer consumption is on premise. Additionally, high shipping costs, combined with a 21.5% import tariff on goods from non-Mercosur countries, the costs of constructing production facilities and investing in the necessary inventory of returnable bottles, crates and pallets, constitute additional barriers to entry.

PRICING

Wholesale and retail prices of beer and soft drinks have not been regulated in Brazil since July 1990, when formal government price controls were lifted. Beer and soft drink sales volumes are heavily influenced by pricing. Key factors used in determining retail prices for beer include brand preference, national and local price promotions offered by manufacturers, whether consumption takes place on or off the retailer's premises, the type of product, whether the container is returnable or nonreturnable, the desired profit margins and the geographical location of the retailer.

TAXATION

Brazilian beverage producers operate in a relatively unfavorable tax environment, which results in higher beverage prices to consumers. Taxes represented 28% of retail beer industry sales for the year ended December 31, 2001.

SEASONALITY

Sales of beer and soft drinks in Brazil and our other principal markets are highly seasonal, with greater sales in the summer months in Brazil.

BUSINESS STRATEGY

Our business strategy is to achieve higher net sales by utilizing our extensive portfolio of leading brands to increase consumption of our products in the markets that we serve, as well as to target and develop new markets. In order to achieve this objective, we intend to:

CAPITALIZE ON LEADING POSITION TO REALIZE CONTINUED REVENUE GROWTH

We intend to continue to increase our net sales by increasing the volume of our beverage sales through initiatives to increase per capita beverage consumption and increase preference for our brands such as investments in special beer coolers and targeted marketing and point of sale promotions. We also engage in negotiations with point of sale retailers to encourage policies which we believe will enhance consumer demand and increase the percentage of the consumer price retained by us. We retained 30% of the consumer price for the year ended December 31, 2001, whereas the retailer retained 31%.

CAPTURE MARKET OPPORTUNITIES IN BRAZIL

We plan to capitalize on the significant opportunities for growth offered in our primary market. The size of Brazil's beverage market (85 million hectoliters of beer, according to Sindicerv, and 115 million hectoliters of soft drinks, according to PepsiCo, in 2001), its low per capita beverage consumption, and a young and growing population combine to create a favorable backdrop for an increase in domestic beverage consumption. In addition, we believe that improvements in the Brazilian economy will result in growing demand for our products as consumers both increase their consumption in absolute terms and as they purchase our premium-priced beverages instead of lower-priced beverage products.

LEVERAGE EXTENSIVE DISTRIBUTION CAPABILITIES

By integrating our three distribution networks and implementing multi-brand distribution, we hope to more effectively service our markets and reduce distribution costs. Also, we plan to transfer the execution know-how of our beer business to our soft drink business to further dilute the cost of our distribution network by expanding the sale of other beverages on it.

CONTINUE TO REDUCE COSTS

We have taken, and intend to continue to take, aggressive measures to reduce production costs and operating expenses and improve efficiency without sacrificing either quality or market presence. We have made significant capital expenditures to modernize our existing facilities and introduce new technology. The integration of Brahma and Antarctica resulted in improved scale and efficiency at our industrial units and distribution systems. We expect to continually improve productivity and realize cost savings from restructuring our distribution network by promoting multi-brand distributors, which will improve their efficiency. We will also increase direct distribution in urban areas.

GEOGRAPHIC EXPANSION THROUGH SELECTIVE ACQUISITIONS

We believe that we are well positioned to increase our presence in Latin America both in the countries in which we currently operate as well as elsewhere in the region. We are pursuing opportunities to acquire beverage companies on favorable terms that we believe would contribute positively to our financial condition and enhance shareholder value.

ORGANIZATIONAL STRUCTURE

AmBev is a holding company. The bulk of our operations are conducted through approximately 11 principal operating subsidiaries in four countries, with a total of 18,136 employees as of December 31, 2001. The principal components of the restructuring completed to date have been the merger of Brahma into CBB (formerly Antarctica) on March 31, 2001.

The following chart illustrates the ownership structure of AmBev's principal subsidiaries and affiliates as of December 31, 2001 based on voting share capital owned. For a complete list of our material subsidiaries, see our 2001 Form 20-F.

[CHART]N

On March 31, 2001, Brahma was merged into Antarctica, and Antarctica changed its name to Companhia Brasileira de Bebidas, a sociedade anonima organized under the laws of Brazil. This transaction had no effect on AmBev's financial statements as each of the entities were wholly-owned by AmBev.

Our principal executive offices are located at Avenida Maria Coelho Aguiar, 215, Bloco F, 6 DEG. andar, 05804-900, Sao Paulo, SP, Brazil and the telephone number is + (55-11) 3741-7553.

SUMMARY OF EXCHANGE OFFER

In December 2001, we completed an offering of U.S.$500 million principal amount of notes that was exempt from the SEC's registration requirements. In connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete this exchange offer within sixty days after the SEC has declared the registration statement relating to this exchange offer effective.

This Exchange Offer...................  We are offering to exchange U.S.$1,000 principal amount of notes which have
                                        been registered under the Securities Act for each U.S.$1,000 of outstanding principal amount of notes.

                                        The form and terms of the notes that we
                                        are offering in this exchange offer are
                                        identical in all material respects to
                                        the form and terms of the existing notes which were issued on December 19, 2001 in an offering that was exempt from the SEC's registration requirements, except that the notes that we are offering in this exchange offer have been registered under the Securities Act. The notes that we are offering in this exchange offer will evidence the same obligations as, and will replace, the existing notes and will be issued under the same indenture.

                                        If you wish to exchange an outstanding
                                        note, you must properly tender it in
                                        accordance with the terms described in
                                        this prospectus. We will exchange all
                                        outstanding notes that are validly
                                        tendered and are not validly withdrawn.

                                        As of this date, there are U.S.$500
                                        million principal amount of existing
                                        notes outstanding. The exchange offer is not contingent upon any minimum aggregate principal amount of existing notes being tendered for exchange. We will issue registered notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreements........  We are making this exchange offer in order to satisfy our obligation under
                                        the registration rights agreement,
                                        entered into on December 19, 2001, to
                                        cause our registration statement to
                                        become effective under the Securities
                                        Act. You are entitled to exchange your
                                        notes for registered notes with
                                        substantially identical terms. After the exchange offer is complete, you will generally no longer be entitled to any registration rights with respect to your notes.

Resales of the New Notes..............  Based on an interpretation by the staff of the SEC set forth in no-action
                                        letters issued to third parties, we
                                        believe that the new notes may be
                                        offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

                                             -  you acquire any new note in the
                                                ordinary course of your
                                                business;

                                             -  you are not participating, do
                                                not intend to participate, and
                                                have no arrangement or
                                                understanding with any person to
                                                participate, in the distribution
                                                of the new notes;

                                             -  you are not a broker-dealer who
                                                purchased existing notes for
                                                resale pursuant to Rule 144A or
                                                any other available exemption
                                                under the SecuritiesAct; and

                                             -  you are not an "affiliate" (as
                                                defined in Rule 405 under
                                                the Securities Act) of CBB or
                                                AmBev.

                                        If our belief is inaccurate and you
                                        transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                                        Each broker-dealer that is issued new
                                        notes for its own account in exchange
                                        for notes that it acquired as a result
                                        of market-making or other trading
                                        activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer who acquired existing notes as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the new notes. We believe that no registered holder of the existing notes is an affiliate (as the term is defined in Rule 405 of the Securities Act) of AmBev or CBB.

Expiration Date.......................  The exchange offer will expire at 5:00
                                        p.m., New York City time, October 30,
                                        2002, unless we decide to extend the
                                        expiration date.

Conditions to this Exchange Offer.....  The exchange offer is not subject to any conditions other than that it not
                                        violate applicable law or any applicable interpretation of the staff of the SEC.

Withdrawal Rights.....................  You may withdraw the tender of your notes at any time prior to 5:00 p.m.,
                                        New York City time, on October 30, 2002.

U.S.  Federal Income Tax Consequences.  The exchange of notes should not be a taxable exchange for United States
                                        federal income tax purposes. For a
                                        discussion of other U.S. federal income
                                        tax consequences resulting from the
                                        exchange, acquisition, ownership and
                                        disposition of the new notes, see
                                        "United States Tax Considerations." We
                                        will not recognize any gain or loss for
                                        accounting purposes upon the completion
                                        of the exchange offer. The expenses of
                                        the exchange offer that we pay will
                                        increase our differed financing costs in accordance with generally accepted accounting principles.

Use of Proceeds.......................  We will not receive any proceeds from the issuance of notes in this exchange
                                        offer. We will pay all registration
                                        expenses incident to this exchange
                                        offer.

Exchange Agent........................  The Bank of New York is serving as exchange agent in connection with the
                                        exchange offer.

SUMMARY OF TERMS OF THE NEW NOTES

Listing...............................  Because we expect the new notes to be listed on the Luxembourg Stock Exchange, they will be subject to the rules of the Luxembourg Stock Exchange as well as applicable laws and regulations of Luxembourg.

Issuer................................  Companhia Brasileira de Bebidas or CBB.

Guarantor.............................  Companhia de Bebidas das Americas -
                                        AmBev. Pursuant to the guaranty, AmBev
                                        will guarantee payment of the principal, interest and other amounts payable on, or with respect to, the notes. The obligations of AmBev under the guaranty are subject to certain limitations. See "Description of the Guaranty."

The Notes.............................  U.S.$500,000,000 aggregate principal amount of 10-1/2% notes due December 15, 2011 payable in U.S. dollars.

Maturity Date.........................  December 15, 2011, unless extended for a period of up to twenty-four months from
                                        the expected maturity date as a result
                                        of the occurrence and continuation on
                                        the expected maturity date of certain
                                        specified currency exchange control
                                        events limiting or restricting the
                                        ability of AmBev or CBB to convert REAIS into U.S. dollars or transfer U.S. dollars outside Brazil to the trustee. See "Description of the Notes--Extension of the Expected Maturity Date."

Indenture.............................  The notes will be issued pursuant to the indenture between CBB, as the issuer,
                                        and The Bank of New York, as trustee,
                                        dated December 19, 2001.

Interest Payment Dates................  June 15 and December 15 of each year, commencing June 15, 2002.

Interest..............................  The notes will bear interest from
                                        December 19, 2001 at the rate of 10-1/2% per annum, payable semiannually in arrears on each interest payment date. Interest is payable in U.S. dollars.

Ranking...............................  The notes constitute general senior unsecured and unsubordinated obligations of CBB which will at all times rank PARI PASSU among themselves and with all other unsecured obligations of CBB that are not by their terms expressly subordinated in right of payment to the notes.

                                        AmBev's obligations under the guaranty
                                        constitute general senior unsecured and
                                        unsubordinated obligations of AmBev
                                        which will rank PARI PASSU with all
                                        other unsecured obligations of AmBev
                                        that are not by their terms expressly
                                        subordinated in right of payment to the
                                        guaranty.

Use of Proceeds.......................  We will receive no proceeds from the exchange of the existing notes for new
                                        notes.

Insurance Policy......................  The notes will have the benefit of an insurance policy provided by the insurer covering the inability of AmBev or CBB (or, in certain limited circumstances, the trustee) to convert REAIS into U.S. dollars or transfer to the trustee (in New York) these U.S. dollars in satisfaction of amounts to be paid by CBB or AmBev under the indenture, the notes or the guaranty, as the case may be. The insurer's obligation to pay claims under the insurance policy is limited to twelve months' interest on the notes at the initial note rate and is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including the expiration of a 180 calendar-day waiting period. All premiums payable under the insurance policy will be paid by CBB on or prior to the closing date. In certain circumstances related to the credit rating of the notes, CBB may request the trustee to voluntarily cancel the insurance policy after the third anniversary of the closing date. In the case of an involuntary cancellation or withdrawal of the insurance policy, an Event of Default will occur unless CBB and AmBev deposit additional funds in the reserve account. See "Description of the Insurer and the Insurance Policy" and "Description of the Notes--Credit Support--The letter of credit and the reserve account."

Letter of Credit and the
Reserve Account.......................  Upon the issuance of the notes, the trustee will establish for the benefit
                                        of the noteholders a reserve account.
                                        CBB will, upon the issuance of the
                                        notes, provide for the issuance of one
                                        or more irrevocable standby letters of
                                        credit payable to the trustee or make a
                                        deposit in the reserve account (or any
                                        combination thereof) in an aggregate
                                        amount equal to U.S.$58,438,750 (an
                                        amount equal to the sum of items (i)
                                        through (vi) below on the closing date).
                                        CBB shall be required to maintain the
                                        letter of credit or funds on deposit in
                                        the reserve account (or any combination
                                        thereof) in an amount equal to the sum
                                        of (i) six months of interest on the
                                        notes at the initial note rate; (ii) an
                                        additional six months of interest on the notes at the initial note rate if either
                                        (x) the trustee has not made a drawing
                                        upon the reserve account under terms of
                                        the indenture or (y) the amount covered
                                        under the insurance policy has not been
                                        increased to cover an additional six
                                        months of interest on the notes (for the total coverage under the insurance policy of eighteen months of interest at the initial note rate); (iii) prior to AmBev and CBB satisfying their obligations under the registration rights agreement, an amount equal to twenty-four months interest on the notes at the additional 0.5% payable as described under "Description of the Registration Rights Agreement"; (iv) 120 days of interest on the amount of interest payable under the notes on each interest payment date; (v) an amount representing trustee fees due and payable by CBB to the trustee during any twenty-four month period and (vi) any additional amounts as may be deposited by CBB in the reserve account or made available under the letter of credit as a result of the involuntary cancellation or termination of the insurance policy. The trustee will have a perfected first priority security interest in the reserve account. The trustee shall be entitled to draw upon the reserve account and the letter of credit in the event of the occurrence and continuation of certain specified currency exchange control events.

                                        All funds paid by the issuer of the
                                        letter of credit as a result of a
                                        drawing thereunder shall be initially
                                        deposited in the reserve account for
                                        application in accordance with the terms of the indenture.

                                        The amounts in the reserve account or
                                        available under the letter of credit may also be increased or reduced under certain limited circumstances. See "Description of the Notes--Credit Support--The letter of credit and the reserve account."

Redemption............................  The notes will be redeemable in whole at their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, at CBB's option at any time in the event of certain changes affecting taxation. In addition, the notes will be redeemable by CBB, AmBev or an affiliate thereof, in whole but not in part prior to the maturity thereof upon satisfaction of certain conditions including without limitation payment of a make-whole premium. See "Description of the Notes--Redemption."

Covenants.............................  The terms of the indenture will require
                                        CBB and its subsidiaries, among other
                                        things, to:

                                             -  pay all amounts owed by it under
                                                the indenture and the notes when
                                                such amounts are due;

                                             -  perform all obligations under
                                                the transaction documents;

                                             -  comply with all applicable laws;

                                             -  maintain all necessary
                                                government approvals;

                                             -  pay all taxes;

                                             -  maintain an office or agency in
                                                New York for the purpose of
                                                service of process;

                                             -  give notice to the trustee of
                                                any default or event of default
                                                under the indenture and certain
                                                currency exchange control
                                                events;

                                             -  take actions to maintain the
                                                trustee's or the noteholders'
                                                rights under the relevant
                                                transaction documents.

                                        In addition, the terms of the indenture
                                        will restrict CBB's ability and its
                                        subsidiaries, among other things, to:

                                             -  undertake certain mergers,
                                                consolidations or similar
                                                transactions;

                                             -  create certain liens on its
                                                assets;

                                             -  undertake certain sale and
                                                lease-back transactions.

                                        These covenants are subject to a number
                                        of important qualifications and
                                        exceptions. AmBev will be subject to
                                        substantially similar covenants under
                                        the guaranty. See "Description of the
                                        Notes--Certain Covenants" and
                                        "Description of the Guaranty--Certain
                                        Covenants."

Events of Default.....................  The notes and the indenture will contain certain events of default, consisting
                                        of, among others, the following:

                                             -  failure to pay principal when
                                                due;

                                             -  failure to pay interest and
                                                other amounts within 30 days of
                                                the due date therefor;

                                             -  breach of a covenant or
                                                agreement in the indenture, the
                                                guaranty and any of the other
                                                relevant transaction documents
                                                by AmBev or CBB, respectively;

                                             -  acceleration of indebtedness of
                                                CBB, AmBev or a material
                                                subsidiary thereof or a failure
                                                to pay indebtedness when due or
                                                at final maturity that, in
                                                aggregate, equals or exceeds
                                                U.S.$25 million;

                                             -  certain judgments against AmBev,
                                                CBB, or a material
                                                subsidiary that equals or
                                                exceeds U.S.$25 million;

                                             -  certain events of bankruptcy,
                                                liquidation or insolvency of
                                                CBB, AmBev or any material
                                                subsidiary;

                                             -  certain events relating to the
                                                unenforceability of any of the
                                                relevant transaction documents
                                                against CBB or AmBev;

                                             -  expropriation of a material
                                                portion of assets;

                                             -  the failure by CBB or AmBev to
                                                make required deposits in the
                                                reserve account or to maintain
                                                the letter of credit in the
                                                required amounts;

                                             -  the cancellation or
                                                unenforceability of the
                                                insurance policy or the failure
                                                of the insurer to make a payment
                                                thereunder; and

                                             -  AmBev ceasing to own at least
                                                51% of CBB.

Modification of Terms.................  The terms of the indenture may be modified by CBB and the trustee, in some cases without the consent of the holders. See "Description of the Notes--Modification of the Indenture."

Clearance and Settlement..............  The notes will be issued in book-entry form through the facilities of DTC for
                                        the accounts of its participants,
                                        including Euroclear Bank S.A./N.V., as
                                        the operator of the Euroclear System, or Euroclear, and Clearstream Banking, SOCIETE ANONYME, or Clearstream, and will trade in DTC's Same-Day Funds Settlement System. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see "Form, Denomination and Registration."

Withholding Taxes;
Additional Amounts....................  Any and all payments of principal, premium, if any, and interest in respect of the notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments, levies, imposts or charges whatsoever imposed, levied, collected, withheld or assessed by Brazil or any political subdivision of Brazil, unless such withholding or deduction is required by law or as provided in "Description of the Notes--Additional Amounts." In the event AmBev will be obligated to make payments to the noteholders under the guaranty, AmBev shall pay such additional amounts necessary to ensure that the noteholders receive the same amount as the noteholders would have received without such withholding or deduction, subject to certain exceptions. See "Description of the Guaranty--Additional Amounts."

ERISA and Certain Other Considerations  Sales of the notes to specified types of employee benefit plans and affiliates
                                        are subject to certain conditions. See
                                        "ERISA and Certain Other
                                        Considerations."

Listing...............................  The existing notes are listed, and we expect the new notes to be listed, on
                                        the Luxembourg Stock Exchange.

Governing Law.........................  The indenture, the notes, the guaranty, the insurance policy and related
                                        documents and the registration rights
                                        agreement are governed by, and will be
                                        construed in accordance with, the laws
                                        of the State of New York.

Form and Denomination.................  The form and denomination of the notes will be the same as the form and
                                        denomination of the notes for which they are exchanged.

Address of the Trustee................  The Bank of New York, 101 Barclay
                                        Street, 21W, New York, New York 10286,
                                        United States of America.

Address of the Paying Agents..........  The Bank of New York, 101 Barclay
                                        Street, 21W, New York, New York 10286,
                                        United States of America; and Deutsche
                                        Bank Luxembourg S.A., 2 Boulevard Konrad
                                        Adenauer, Luxembourg L1115.

Risk Factors..........................  You should carefully consider the risk factors discussed beginning on page 23
                                        before participating in the exchange
                                        offer.

SUMMARY FINANCIAL INFORMATION

The following financial information of AmBev and Brahma is only a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the audited annual consolidated financial statements of AmBev and Brahma and the related notes which are included in this prospectus.

Our selected historical financial data prepared under Brazilian Corporate Law set forth below as of and for each of the years ended December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from AmBev's consolidated financial statements, as of and for the periods ending December 31, 2001 and 2000, and Brahma's consolidated financial statements as of and for the periods ending December 31, 1999, 1998 and 1997, all of which have been audited by PricewaterhouseCoopers--Auditores Independentes, Sao Paulo, Brazil, independent accountants. Our selected historical financial data prepared under Brazilian Corporate Law set forth below as of June 30, 2002 and December 31, 2001 and for each of the six-month periods ended June 30, 2002 and 2001 has been derived from AmBev's condensed consolidated interim financial information prepared under Brazilian Corporate Law without reconciliation to U.S. GAAP.

The condensed consolidated interim financial information is unaudited. This condensed financial information includes all adjustments consisting of normal recurring adjustments which, in the opinion of our management, are necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. This condensed financial information should be read in conjunction with our consolidated financial statements prepared for the year ended December 31, 2001. Our results for the six-month period ended June 30, 2002 are not necessarily indicative of the results to be reported by us for the entire year ending December 31, 2002.

Brazilian Corporate Law differs in significant respects to U.S. GAAP and you should read the financial information in conjunction with our audited financial statements, as well as our 2001 Form 20-F and our condensed unaudited interim financial information for the six month period ended June 30, 2002 and 2001, which are incorporated herein by reference.

                                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                         2001            2000             1999              1998            1997
                                      ----------      ----------       ----------        ----------      ----------
                                                     (R$ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS,
                                                        NUMBER OF SHARES AND OTHER OPERATING DATA)
BRAZILIAN CORPORATE LAW

Statement of Operations Data:                  SUCCESSOR(1)                          PREDECESSOR(1)
                                      --------------------------       --------------------------------------------
Gross sales, before taxes,
   discounts and returns...........   13,130,961      11,282,452        6,846,479         7,005,073       5,840,249
Net sales..........................    6,525,585       5,250,345        3,248,274         3,155,674       2,779,448
Cost of sales......................   (3,366,225)     (2,843,749)      (1,905,053)       (1,799,726)     (1,625,038)
                                      ----------      ----------       ----------        ----------      ----------
Gross profit.......................    3,159,360       2,406,596        1,343,221         1,355,948       1,154,410
Selling and marketing
   expenses........................     (707,754)       (578,469)        (350,700)         (488,406)       (432,210)
Direct distribution expenses.......     (467,827)       (337,002)        (225,536)         (207,216)        (31,458)
General and administrative
    expenses(2)....................     (351,497)       (373,023)        (206,940)         (239,603)       (250,466)
Depreciation and amortization of
   deferred charges................     (256,492)       (202,288)         (95,408)          (84,891)        (50,360)
                                      ----------      ----------       ----------        ----------      ----------
                                       1,375,790         915,814          464,637           335,832         389,917
Provision for contingencies........      (33,907)       (269,154)         (51,203)          117,660         160,611
Other operating income, net........       47,225           3,917           66,307             8,330          15,343
Financial income...................      358,376         373,981          675,118           213,043         224,940
Financial expenses.................     (861,491)       (697,970)        (804,426)         (346,413)       (276,991)
OPERATING INCOME(3)................      885,993         326,588          350,433           328,452         513,819
                                      ----------      ----------       ----------        ----------      ----------
Non-operating income
   (expenses), net..................     107,332          57,786          (19,876)           27,113          29,849
Income tax benefits (expense).......     (51,974)        405,413           17,585           (34,374)        (53,659)
Income before profit sharing,
   contribution and minority
   interest.........................     941,351         789,787          348,142           312,191         490,009
Profit sharing and contributions
   to Zerrener Foundation...........    (157,075)        (53,718)         (39,866)           (3,224)        (36,091)
Minority interest...................         292        (265,887)          14,019            11,131           2,405
                                      ----------      ----------       ----------        ----------      ----------
NET INCOME.........................      784,568         470,182          322,295           329,098         456,323
                                      ==========      ==========       ==========        ==========      ==========

Net income per 1,000 shares at
   year end(4).....................        20.42           12.19            46.66             47.85           64.97
Net income per ADS(5) at
   year end........................         0.20            0.12             2.33              2.39            3.25
Dividends and interest
   attributable to shareholder's
   equity per 1,000 shares(4)(6)
     Common shares.................         8.27            7.15            24.29             19.76           17.75
     Preferred shares..............         9.10            7.87            26.72             21.74           19.53
Number of shares outstanding
   (excludes treasury shares) at
   year end (in thousands)
     Common shares.................   15,751,477      15,946,841        2,628,451         2,635,679       2,665,110
     Preferred shares..............   22,668,973      22,616,017        4,279,160         4,242,075       4,358,376

                                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,

                                         2001            2000             1999              1998            1997
                                      ----------      ----------       ----------        ----------      ----------
                                                     (R$ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS,
                                                        NUMBER OF SHARES AND OTHER OPERATING DATA)
U.S. GAAP

Statement of Operations Data:                 SUCCESSOR(1)                              PREDECESSOR(1)
                                      --------------------------       --------------------------------------------
Net income (loss).................       840,093         879,246         (173,696)          113,334         400,159
Earnings (loss) per 1,000 shares
   (weighted average)(4)(7)(8)
     - Basic
         Common shares............         22.84           22.91            (5.24)             3.16           10.65
         Preferred shares.........         25.13           25.20            (5.24)             3.47           11.72
     - Diluted
         Common shares............         22.55           22.05            (5.02)             3.00           10.31
         Preferred shares.........         24.80           24.26            (5.02)             3.30           11.34
Earnings (loss) per ADS(5)
     - Basic
         Common shares............          0.23            0.23            (0.05)             0.03            0.11
         Preferred shares.........          0.25            0.25            (0.05)             0.03            0.12
     - Diluted
         Common shares............          0.22            0.22            (0.05)             0.03            0.10
         Preferred shares.........          0.25            0.24            (0.05)             0.03            0.11
Dividends and interest
   attributable to shareholders'
   equity per 1,000 shares
   (weighted average)(4)(6)
     - Basic
         Common shares............          9.15            7.60              5.06             3.38            2.92
         Preferred shares.........         10.07            8.37              5.56             3.72            3.21
     - Diluted
         Common shares............          9.03            7.32              4.84             3.21            2.82
         Preferred shares.........          9.94            8.05              5.32             3.53            3.10
Weighted average number of shares
   (thousands)(4)(7)(8)(9)
     - Basic
         Common shares............    12,259,953      14,265,323        11,949,367       11,983,100      12,140,015
         Preferred shares.........    22,291,121      21,919,724        21,173,565       21,733,635      23,110,875
     - Diluted
         Common shares............    12,259,953      14,475,271        12,206,392       12,433,243      12,284,655
         Preferred shares.........    22,726,632      23,090,525        22,384,145       23,058,784      24,128,895

                                                             AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                         2001            2000             1999              1998            1997
                                      ----------      ----------       ----------        ----------      ----------
                                                     (R$ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS,
                                                       NUMBER OF SHARES AND OTHER OPERATING DATA)
BRAZILIAN CORPORATE LAW
                                              SUCCESSOR(1)                             PREDECESSOR(1)
                                      --------------------------       --------------------------------------------
Balance Sheet Data:
Cash, cash equivalents and
    trading securities.............    2,539,032       1,028,332        1,697,415         1,081,026         884,576
Total current assets...............    4,684,944       2,687,640        2,723,110         1,959,203       1,678,694
Investments........................      662,600         659,564           61,161            38,377          11,719
Property, plant and equipment,
    net............................    3,143,635       3,204,259        1,898,580         2,115,962       2,154,619
Goodwill and negative goodwill,
    net............................      617,574         614,754           23,956            26,766               0
Deferred income tax - non-current      1,160,274         996,088          240,774           134,147         145,154
Total assets.......................   11,028,812       8,639,652        5,425,862         4,669,322       4,303,319
Short-term debt(10)................    1,719,989       1,265,334        1,042,928           898,749         710,630
Total current liabilities..........    3,412,003       2,699,622        1,889,123         1,573,119       1,441,417
Loans and financing(11)............    2,849,353         927,574          938,663           981,169         872,351
Accrued liability for legal
    proceedings....................      815,487         877,969          288,570           255,170         339,486
Sales tax deferrals(12)............      346,965         470,010          463,670           315,613         167,963
Total long-term liabilities........    4,164,446       2,350,608        1,872,645         1,617,337       1,457,800
Minority interest..................       88,926         512,477           57,719            50,450          53,799
Shareholders' equity...............    3,363,437       3,076,945        1,606,375         1,428,416       1,350,731

U.S. GAAP

Total assets.......................   10,195,864       7,742,997        3,109,697         4,727,817       4,446,663
Shareholders' equity...............    2,839,873       2,378,160        1,628,685         1,417,884       1,444,866

                                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------------------------
                                            2001             2000             1999             1998            1997
                                      ---------------  ---------------  ---------------  ---------------  ---------------
                                              (R$ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS, AND NUMBER OF SHARES)
BRAZILIAN CORPORATE LAW
                                                SUCCESSOR(1)                               PREDECESSOR(1)
                                      --------------------------------  -------------------------------------------------
Other Financial Information:

Working capital(13)................      1,272,941          (11,982)         833,987          386,084          237,277
Cash dividends paid(6).............        313,366          221,162          178,169          121,214          109,565
Depreciation and amortization(14)..        613,872          589,182          438,069          330,782          272,496
Capital expenditures(15)...........        446,829          295,008          312,383          411,196          697,729
Cash flows from operations -
    generated(16)(22)..............      1,481,506        1,312,637        1,102,958
Cash flows from investing
    activities - (used)(16)........     (1,029,283)        (126,253)        (299,204)
Cash flows from financing activities -
    generated - (used)(16).........      1,384,436       (2,081,256)        (187,365)
EBITDA(17).........................        1,989.7          1,505.0            902.7            666.6            662.4

Other Operating Data:

Total production capacity -
    beer(18).......................   89.8 million hl  94.4 million hl  64.4 million hl  62.0 million hl  56.9 million hl
Total production capacity - soft
    drink(18)......................   38.8 million hl  36.6 million hl  27.0 million hl  27.0 million hl  27.0 million hl
Total beer volume sold(19).........   62.4 million hl  64.8 million hl  43.2 million hl  42.5 million hl  41.3 million hl
Total soft drink volume sold(19)      18.5 million hl  17.2 million hl   8.5 million hl  12.1 million hl   9.4 million hl
Number of employees(20)............         18,136           18,172            9,416           10,708           10,955
Productivity - hectoliters per
    production employee(21)........          8,228 hl         7,556 hl         8,776 hl         8,694 hl         6,289 hl

                                                                                FOR THE SIX MONTHS ENDED JUNE 30,
                                                                         -----------------------------------------------
                                                                                 2002                     2001
                                                                         ---------------------  ------------------------
BRAZILIAN CORPORATE LAW                                                  (R$ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS,
                                                                            NUMBER OF SHARES AND OTHER OPERATING DATA)
Statement of Operations Data:

Gross sales, before taxes, discounts and returns.................             6,204,307               5,954,908
Net sales........................................................             3,205,448               2,867,381

Cost of sales....................................................            (1,584,289)             (1,544,060)
                                                                             -----------             -----------
Gross profit.....................................................             1,621,159               1,323,321

Selling and marketing expenses...................................              (375,471)               (294,454)
Direct distribution expenses.....................................              (254,283)               (207,267)
General and administrative expenses(2)...........................              (181,828)               (167,700)
Depreciation and amortization of deferred charges................              (149,799)               (122,677)
                                                                             -----------             -----------
                                                                                659,778                 531,223
Provisions for contingencies and other...........................               (41,470)                (68,684)
Other operating income, net......................................               107,203                  59,496
Financial income.................................................             1,001,200                 237,244
Financial expenses...............................................            (1,226,511)               (451,416)

OPERATING INCOME (EXPENSES)(3)...................................               500,200                 307,863
Non-operating income (expenses), net.............................               (54,659)                 11,421
Income tax benefit (expense).....................................               129,036                 108,993
Income before profit sharing, contributions and minority
     interest....................................................               574,577                 428,277
Profit sharing, contributions to Zerrener Foundation.............               (33,736)                (64,199)

Minority Interest................................................                40,621                   8,697
                                                                             -----------             -----------
Net income for six-month period..................................               581,462                 372,775
                                                                             ===========             ===========

Number of shares outstanding (excludes treasury shares)
     at period-end (in thousands)........                                    38,348,065              38,560,312
Earnings per thousand shares at period end - (whole reais).......                 15.16                    9.67

                                                                          AS OF JUNE 30,          AS OF DECEMBER 31,
BRAZILIAN CORPORATE LAW                                                       2002                       2001
                                                                          --------------          ------------------
                                                                                     (R$ IN THOUSANDS)
Balance sheet data:

Cash and cash equivalents and trading securities.................            3,185,730                2,539,032
Total current assets.............................................            5,113,062                4,684,944
Investments .....................................................              610,255                  662,600
Property, plant and equipment....................................            2,946,347                3,143,635
Goodwill and negative goodwill...................................              581,086                  617,574
Deferred income tax - non current................................              271,756                  302,900
Total assets.....................................................           11,411,848               11,028,812
Short term debt(10)..............................................            1,726,448                1,719,989
Total current liabilities........................................            3,092,482                3,412,003
Loans and financing(11)..........................................            3,347,009                2,849,353
Accrued liability for legal proceedings..........................              808,644                  815,487
Sales tax deferrals .............................................              320,223                  346,965
Total long-term liabilities......................................            4,633,938                4,164,446
Minority interest................................................              100,922                   88,926
Shareholders' equity.............................................            3,584,506                3,363,437

Other Financial Information:

Working capital (deficit)(13)....................................            2,020,580                 (233,964)
Cash dividends paid(6)...........................................              187,391                  151,455
Depreciation and amortization(14)................................              325,541                  307,198
Capital expenditures(15).........................................              132,058                  143,411
Cash flows from operations-generated(16)(22).....................            1,779,964                  499,597
Cash flows from investing activities-used (16)...................             (155,708)                (571,834)
Cash flows from financing activities-used (16)...................           (1,105,440)                 (90,788)
                                                                             =========                  =======
EBITDA(17).......................................................              985,319                  838,421


FOOTNOTES TO SELECTED FINANCIAL INFORMATION

(1) Brahma and Antarctica were legally merged to form AmBev on July 1, 1999 under Brazilian Corporate Law. However, for purposes of this prospectus, as AmBev was treated as the successor to Brahma for accounting purposes, audited financial statements of AmBev, the successor, have been included as of and for the two years ended December 31, 2001. The Brazilian Corporate Law selected financial information in all previous periods has been derived from the audited financial statements of the predecessor company, Brahma.

(2)  General and administrative expenses include director's fees.

(3) Operating income (expense) under Brazilian Corporate Law is presented after financial income and financial expense.

(4) The information is provided per thousand shares because AmBev common and preferred shares are generally traded on the Sao Paulo Stock Exchange in blocks of one thousand shares.

(5)  ADS represents American Depositary Shares.

(6) Includes dividends, interest attributable to shareholders' equity (including withholding tax paid by AmBev in respect thereof), and in 2000, returns of capital of R$111.8 million. Distributions in the first nine months of 2000 were made in the form of a return of capital rather than in the form of dividends or interest attributable to shareholders' equity because, prior to the completion of the Brahma conversion, AmBev did not have sufficient retained earnings to pay these amounts as dividends or interest attributable to shareholders' equity.

(7) In the U.S. GAAP selected financial information only, all share and per share data have been adjusted to give effect, retroactively, to AmBev's five-for-one split of its common and preferred shares effective October 23, 2000. Because AmBev did not split its ADSs, the ADSs, which prior to the stock split had represented 20 common or preferred shares, represented 100 common or preferred shares following the stock split. In the Brazilian Corporate Law selected financial information, the historic share and per share information has not been adjusted and therefore reflects the actual number of shares in issue.

(8) In the U.S. GAAP selected financial information only, earnings per share are calculated dividing the net income by the weighted average number of common and preferred shares outstanding during the relevant periods. In the Brazilian Corporate Law selected financial information section, earnings per share are calculated by dividing by the number of shares in existence at the year end. AmBev's preferred shares are entitled to dividends 10% greater than the dividends paid to common shares.

(9) Under U.S. GAAP we have consolidated the net assets of the Zerrenner Foundation, one of our principal shareholders, on our balance sheet as of December 31, 2001 and 2000. The Zerrenner Foundation provides medical, dental, educational and social assistance benefits to current and retired AmBev employees and their families. As a result of our consolidating these net assets, AmBev shares owned by the Zerrenner Foundation are treated as treasury shares, rather than outstanding shares, thereby reducing the number of our weighted average outstanding shares and increasing our earnings or loss per share. For purposes of the predecessor company, Brahma, the Brahma Welfare Foundation provided the equivalent services and was treated in a similar manner, resulting in a similar effect in the selected financial information as at and for the years ended December 31, 1999, 1998 and 1997. For further information, please refer to our consolidated financial statements contained within this prospectus.

(10) Includes current portion of long term debt.

(11) Excludes current portion of long term debt.

(12) Excludes amounts included in loans and financings. For example, for 2001, R$347.0 million is disclosed as sales tax deferrals. For 2001, a further R$235.3 million is included within loans and financing as it is considered under ICMS governmental incentive schemes to be financing.

(13) Represents total current assets less total current liabilities.

(14) Includes depreciation of property, plant and equipment and amortization of deferred charges.

(15) Represents cash expenditures for property, plant and equipment.

(16) This information is not available for the years ended December 31, 1998 and 1997.

(17) EBITDA means operating income (loss) less financial income and expenses, depreciation and amortization and provision for contingencies and other operating income. EBITDA is not a Brazilian Corporate Law measure and does not represent cash flow for the periods presented and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity. Our definition of EBITDA may not be comparable with EBITDA as defined by other companies. Although EBITDA, as defined above, does not provide a Brazilian Corporate Law measure of operating cash flows, it is commonly used by financial analysts in evaluating our business.

(18) Represents available production capacity of Brahma and its subsidiaries (and not Antarctica or its subsidiaries) at the end of each period ending on or before December 31, 1999, and thereafter represents the available production capacity of AmBev and its respective subsidiaries; (hl is the abbreviation for hectoliters).

(19) Represents volumes of Brahma and its subsidiaries (and not Antarctica or its subsidiaries) for each period ending on or before December 31, 1999, and thereafter represents full-year volumes of AmBev and its respective subsidiaries.

(20) Includes all production- and non-production-related employees of Brahma and its subsidiaries at the end of each period ending on or before December 31, 1999, and thereafter includes all production- and non-production-related employees of AmBev and its respective subsidiaries.

(21) Calculated by dividing the total volume of beer and soft drinks sold by the number of employees involved in the production processes at the end of each period. Volumes used represent those of Brahma and its subsidiaries (and not Antarctica or its subsidiaries) for each period ending on or before December 31, 1999, and thereafter represent full-year volumes of AmBev and its respective subsidiaries.

(22) Includes effects of exchange rate changes on cash and cash equivalent balances (see "Presentation of Financial Information").

RECENT DEVELOPMENTS

BUY-BACK PROGRAM

On June 20, 2002, AmBev announced that its Board of Directors launched a new R$200 million buyback program of its outstanding common and preferred shares. The program is valid for a period of 90 days from the date of its announcement in accordance with CVM's rules. Should the total amount used to acquire shares be below the established limit over the 90 day period, the Board of Directors may renew the buyback program for successive 90-day periods. During this period, AmBev may repurchase up to 307,797,379 common shares and 1,969,132,761 preferred shares, representing 8.35% and 9.10% of the respective free float in each class (i.e. 3,685,279,787 common shares and 21,634,477,184 preferred shares). In addition, the CVM approved the issuance of put options for each class of AmBev shares. The volume of put options issued multiplied by their respective strike prices may not exceed 30% of the revenue and capital reserve balance sheet accounts. The value of the put options plus the aggregate amount of shares repurchased for cash is limited to R$200 million. Also, the amount of shares to be kept in treasury may not surpass the equivalent of 10% of the float of each share class.

INCREASED INTEREST IN CERVEJARIA ASTRA

AmBev, through CBB, increased its interest from 65.50% at December 31, 2001 to 93.61% at June 30, 2002 of Cervejaria Astra S.A.'s total capital. Cervejaria Astra's shareholders' equity at December 31, 2001 was R$100.9 million and the net income for the year then ended was R$16.1 million in the same period. Cervejaria Astra's production corresponds to less than 2% of AmBev group's total sales.

REDUCTION IN CBB'S PAID-IN CAPITAL

On August 9, 2002, CBB's shareholders approved a reduction in CBB's paid-in capital in the amount of R$1,342.1 million. Accordingly, CBB's authorized capital decreased from R$2,108,626,417.67 to R$766,553,543.73 without changing the number of shares outstanding. The reduction in paid-in capital is subject to the provisions of Article 174 of Law 6.404/76 which allows CBB's creditors that consider such reduction to have adversely affected their rights to present a claim during a mandated 60-day suspension period from August 9, 2002.

Since CBB will transfer to AmBev certain intercompany loans to effect the capital reduction without any cash settlements, we believe the reduction in paid-in capital will not adversely affect any creditor rights and, by reducing intercompany loans will result in a more tax efficient capital structure.

RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE RISK FACTORS DESCRIBED IN OUR 2001 FORM 20-F WHICH IS INCORPORATED HEREIN BY REFERENCE, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING THE EXCHANGE OFFER. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS MAY IMPAIR BUSINESS OPERATIONS. OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD BE HARMED IF ANY OF THESE RISKS MATERIALIZE.

RISKS RELATING TO THE NEW NOTES AND THE GUARANTY

DETERIORATION IN ECONOMIC AND MARKET CONDITIONS IN BRAZIL AND OTHER EMERGING MARKET COUNTRIES, ESPECIALLY ARGENTINA, HAVE AFFECTED AND WILL LIKELY CONTINUE TO AFFECT THE BRAZILIAN SECURITIES MARKETS AND MAY RESULT IN A DECLINE IN THE MARKET PRICE OF THE NEW NOTES.

Economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Brazilian companies and investors' perception of economic conditions in Brazil. Since the fourth quarter of 1997, the international financial markets have experienced significant volatility, and a large number of market indices, including those in Brazil, have declined significantly. For example, the Asian economic crisis in 1997 and the 1998 Russian debt moratorium and devaluation of the Russian currency each triggered market volatility in Brazil's and other emerging market countries' securities markets. More recently, Argentina is experiencing a financial crisis resulting from its difficulties in servicing its large outstanding public debt. The volatility in these markets may result in difficulties in accessing the capital markets as well as resulting in volatility or declines in the value of the new notes.

POSSIBLE EXTENSION OF THE EXPECTED MATURITY OF THE NEW NOTES.

Under the terms of the new notes and the indenture, if, on the expected maturity date for the new notes, the insurance policy is in effect or certain funds are on deposit in the reserve account and certain specified events have occurred and are continuing relating to the imposition of currency exchange controls in Brazil, the date for the repayment of the new notes will automatically be extended until the earlier to occur of (i) twenty-four calendar months from the expected maturity date; (ii) the latest date for which funds are available in the reserve account or under the letter of credit and under the insurance policy to pay interest on the new notes; or (iii) the thirtieth day after any such currency exchange control event has ended. Accordingly, you should not rely, in making your investment decision, on receiving repayment in full of the new notes on the initial expected maturity date. See "Description of the Notes--Extension of the Expected Maturity Date."

Any such extension of the expected maturity date could, depending on changes in the financial conditions of CBB, ultimately affect the ability of the noteholders to receive all amounts due to them under the new notes and the indenture.

POSSIBLE LIMITATIONS OF AMBEV'S OBLIGATIONS UNDER THE GUARANTY.

AmBev will enter into a guaranty in support of the issuer's obligation under the new notes and the indenture. See "Description of the Guaranty." Our obligation to guarantee the payment of amounts of principal, interest or other amounts due under the new notes and the indenture applies, subject to the limitations described below under "Description of the Guaranty--Payments--Suspension of principal payments," irrespective of whether any such amounts are due at maturity of the new notes or otherwise.

AmBev has the right under certain limited circumstances to defer making payments required under the guaranty for a period of up to twenty-four months. In such event, noteholders will be required to wait until the end of such deferral or suspension period to receive payment on the new notes. We cannot assure you that AmBev will not experience financial difficulties during such period or whether at the end of such period that it will be able to make any or all required payments under the guaranty.

JUDGMENTS OF BRAZILIAN COURTS ENFORCING OUR OBLIGATIONS UNDER THE NEW NOTES, THE INDENTURE OR THE GUARANTY WOULD BE PAYABLE ONLY IN REAIS.

If proceedings were brought in Brazil seeking to enforce our obligations under the new notes, the indenture, or the guaranty, we would not be required to discharge our obligations in a currency other than reais. Under the Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than Brazilian currency, which is payable in Brazil, may be satisfied in Brazilian currency at the rate of exchange, as determined by the Central Bank, in effect on the date of payment.

A FINDING THAT THE GUARANTY EXECUTED BY AMBEV WAS A FRAUDULENT CONVEYANCE COULD RESULT IN NOTEHOLDERS LOSING THEIR LEGAL CLAIM AGAINST AMBEV.

The issuer's obligation to make payments on the new notes is supported by AmBev's obligation under the guaranty to guarantee payments by CBB on the new notes. AmBev has been advised by its United States counsel that the guaranty is valid and enforceable in accordance with the laws of the State of New York. AmBev has been advised by its general counsel that the guaranty has been duly authorized under the laws of Brazil and is valid, binding and enforceable against AmBev in accordance with its terms. In the event that U.S. federal or state fraudulent conveyance or similar laws are applied to the guaranty, and the guarantor, at the time it entered into the guaranty:

     - was or is insolvent or rendered insolvent by reason of its entry into the guaranty;

     - was or is engaged in business or transactions for which the assets remaining with AmBev constituted unreasonably small capital; or

     - intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature; and

     - received or receives less than reasonably equivalent value or fair consideration therefore,

then the obligations of AmBev under the guaranty could be avoided, or claims in respect of the guaranty could be subordinated to the claims of other creditors. Among other things, a legal challenge to the guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by AmBev as a result of CBB's issuance of these new notes. To the extent that the guaranty is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the new notes would not have a claim against AmBev under the guaranty and will solely have a claim against CBB. We cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the noteholders relating to any avoided portion of the guaranty.

CONTROLS AND RESTRICTIONS ON FOREIGN CURRENCY REMITTANCE COULD IMPEDE OUR ABILITY TO MAKE PAYMENTS UNDER THE NEW NOTES AND THE GUARANTY.

Brazilian law provides that whenever there is a serious imbalance in Brazil's balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil. For example, for approximately six months in 1989 and early 1990 the Brazilian government froze all dividend and capital repatriations that were owed to foreign equity investors and held by the Central Bank in order to conserve Brazil's foreign currency reserves. These amounts were subsequently released in accordance with Brazilian government directives. Similar measures could be taken by the Brazilian government in the future.

As a result, the Brazilian government may in the future (i) restrict companies such as CBB and AmBev from paying amounts denominated in foreign currencies (such as the new notes and the guaranty) or (ii) require that any such payments be made in reais. The likelihood that the Brazilian government would impose such restrictions may be affected by the extent of Brazil's foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy toward the International Monetary Fund, and other factors. We cannot assure you that the Central Bank will not modify its policies or that the Brazilian government will not institute restrictions or delays on payments of external debt.

The Brazilian government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into U.S. dollars or other currencies, other than in connection with certain authorized transactions including, among others, timely payments by CBB on the new notes and payments by AmBev under the guaranty. We cannot assure you that mechanisms for the transfer of reais and conversion into U.S. dollars will continue to be available at the time we are required to perform our obligations under the new notes and the guaranty or that a more restrictive control policy, which could affect our ability to make payments under the new notes and the guaranty in

U.S. dollars, will not be instituted in the future. If such financial mechanisms are not available, we will have to rely on a special authorization from the Central Bank to make payments under the new notes and the guaranty in U.S. dollars. We cannot assure you that any such Central Bank approval would be obtained or that such approval would be obtained on a timely basis.

In the event that no such additional authorizations are obtained or obtainable from the Central Bank for the payment by CBB or AmBev of amounts owed under the indenture, the new notes or the guaranty, as the case may be, CBB or AmBev may be able to lawfully pay the amounts due under the new notes or the guaranty through an international transfer of reais. Through the international transfer of reais mechanism, payments made in reais by CBB or AmBev will be deposited in non-resident accounts held by foreign financial institutions, which would then purchase U.S. dollars through the floating market, as defined in "Exchange Controls and Foreign Exchange Rates" and remit U.S. dollars to the relevant agent for payment of the new notes. No assurance can be given that the international transfer of reais or the floating market will remain legally or commercially available to Brazilian residents.

As of February 1, 1999, the floating market and commercial market were unified and Brazilian banks adopted the same rates, leading to a convergence in the pricing and liquidity of both markets. Consequently, while there is still a regulatory distinction between the two markets, as of the date of this prospectus there is no practical distinction between the commercial market and the floating market.

BOOK-ENTRY REGISTRATION.

Because transfers and pledges of global notes can be effected only through book entries at DTC, the liquidity of any secondary market for global notes may be reduced to the extent that some investors are unwilling to hold notes in book entry form in the name of a DTC participant. The ability to pledge global notes may be limited due to the lack of a physical certificate. Beneficial owners of global notes may, in certain cases, experience delay in the receipt of payments of principal and interest since such payments will be forwarded by the paying agent to DTC who will then forward payment to the respective DTC participants, who will thereafter forward payment directly, or indirectly through Euroclear or Clearstream, to beneficial owners of the global notes. In the event of the insolvency of DTC or of a DTC participant in whose name global notes are recorded, the ability of beneficial owners to obtain timely payment and (if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded, or if such coverage is otherwise unavailable) ultimate payment of principal and interest on global notes may be impaired.

SUBORDINATION TO CERTAIN STATUTORY LIABILITIES.

Under Brazilian law, our obligations under the guaranty, the new notes and the indenture are subordinated to certain statutory preferences. In the event of our bankruptcy, such statutory preferences, such as claims for salaries, wages, social security and other taxes, court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the guaranty.

POSSIBLE VOLUNTARY CANCELLATION OF THE INSURANCE POLICY AND THE LETTER OF CREDIT AND REFUNDING OF AMOUNTS ON DEPOSIT IN THE RESERVE ACCOUNT.

Subject to certain conditions precedent relating to the rating of the new notes, CBB may request the trustee to cancel the insurance policy, refund all amounts on deposit in the reserve account and allow the letter of credit to be cancelled after the third anniversary of the closing date. Any such cancellation and withdrawal may significantly affect the ability of noteholders to receive payments under their notes during a currency exchange control event occurring after any such cancellation, withdrawal and refund. See "Description of the Notes--Credit Support" and "Description of the Insurer and the Insurance Policy--The Insurance Policy--Cancellation of the insurance policy."

THERE MAY NOT BE A LIQUID TRADING MARKET FOR THE NEW NOTES, WHICH COULD LIMIT YOUR ABILITY TO SELL YOUR NEW NOTES IN THE FUTURE.

The new notes are being offered to the holders of the existing notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

FAILURE TO TENDER EXISTING NOTES IN THE EXCHANGE OFFER MAY AFFECT THEIR MARKETABILITY.

If existing notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted existing notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your existing notes in the future. We issued the existing notes in a private placement exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your existing notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your existing notes for new notes in the exchange offer, or if you do not properly tender your existing notes in the exchange offer, your existing notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the existing notes under the Securities Act.

RISKS RELATING TO THE INSURANCE POLICY

LIMITED FINANCIAL INFORMATION CONCERNING THE INSURER.

The rating of the new notes is in part based on the availability of the insurance policy to cover certain risks related to inconvertibility or non-transferability of amounts which may be paid by the issuer and the guarantor under the indenture, the new notes and the guaranty in the event that the Brazilian government imposes limitations on the conversion of reais to U.S. dollars. No financial information concerning the insurer is included in this prospectus and statutory financial statements are available from the Delaware insurance authorities. The insurer's financial obligations are subject to pooling arrangements with its parent and certain of its affiliates, which arrangements depend on the financial condition of these entities. No financial information concerning these entities is included herein. Any decline in the financial condition of the insurer or any of these companies (including as a result of events similar to those arising from the recent terrorist acts in the United States, or any insolvency or similar proceedings) may impair the ability of the insurer to pay claims under the insurance policy and could result in a downgrade of the rating of the new notes. See "Description of the Insurer and the Insurance Policy--The Insurer." Accordingly, you should take into account the unavailability of information on the insurer, its parent and affiliates in making your decision to invest in the new notes.

EXPOSURE OF THE INSURER AND ITS PARENT TO LOSSES RESULTING FROM THE TERRORIST ATTACKS ON SEPTEMBER 11, 2001 COULD RESULT IN A FURTHER DOWNGRADING OF THE INSURER.

On September 30, 2001, S&P downgraded Zurich Financial Services Group, the parent of the insurer, to AA (with negative outlook) from AA+ as a result of the group's exposure to insurance and reinsurance underwriting losses resulting from the September 11, 2001 terrorist attacks. We cannot assure you that the insurer or its parent will not be further downgraded or that these downgrades, or any further terrorist attacks, will not have a further negative impact on the insurer and its parent and their ability to honor their obligations under the insurance policy.

LIMITATION ON AMOUNT OF COVERAGE UNDER THE INSURANCE POLICY.

The insurance policy has a policy payment limit in U.S. dollars which corresponds to the amount of scheduled interest due on the new notes for twelve months. Combined with the amounts on deposit in a reserve account or available under the letter of credit, the amounts available to the trustee from the insurance policy should be sufficient to cover the payment of interest due on the new notes for up to four interest payment periods. See "Description of the Insurer and the Insurance Policy." If for any reason any currency exchange control event were to continue for a period longer than twenty-four months (four consecutive interest payment periods) during which time CBB or AmBev would otherwise be required to make payments to the trustee on behalf of the noteholders under the new notes or the guaranty, a default may occur on the new notes. In such cases, noteholders may, in certain circumstances be required to accept reais in satisfaction of the CBB's and AmBev's obligation to make payments to the trustee under the new notes and the guaranty regardless of whether such reais are then convertible into U.S.

dollars or any other currency. See " --Risks Relating to the New Notes and the Guaranty--Judgments of Brazilian courts enforcing our obligations under the new notes, the indenture or the guaranty would be payable only in reais."

CONDITIONAL NATURE OF THE INSURER'S OBLIGATION TO PAY UNDER THE INSURANCE
POLICY.

The insurer's obligation to make payments under the insurance policy is subject to certain conditions, limitations and exclusions including, but not limited to:

     - the requirement that CBB or AmBev generally either attempt and fail to convert reais to U.S. dollars or attempt and fail to transfer U.S. dollars from Brazil to the trustee in New York;

     - certain events causing the failure of CBB to pay under the indenture or AmBev to pay under the guaranty, as the case may be, continuing for the entire 180 calendar-day waiting period under the insurance policy;

     - the filing by the trustee, as the insured party under the insurance policy, of a claim with the insurer; and

     - the provision of certain information by the trustee, CBB and AmBev to the insurer within the time periods proscribed by the insurance policy in connection with the filing of the claim with the insurer.

The failure to satisfy any such condition, if not waived by the insurer, may result in the insurer not being obligated to make any payment on the insurance policy.

In addition, the insurer may in certain circumstances cancel the insurance policy, exclude the payment of a claim thereunder and adjust the amount of a claim under the insurance policy. For further information on these circumstances see "Description of the Insurer and the Insurance Policy--The Insurer."

LIMITATION ON TIMING OF PAYMENTS UNDER THE INSURANCE POLICY.

The insurance policy requires that the insurer make payments in respect of a claim thereunder 180 days after the original payment schedule for principal of, and interest on, the new notes. Accordingly, in the event of an acceleration of the new notes prior to the maturity thereof during certain events, the insurer will not be obligated to make such payments in the event of any such acceleration.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth AmBev's ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2001. The ratio of earnings to fixed charges covers continuing operations measured under Brazilian Corporate Law, and for this purpose (a) earnings consist of income
(loss) before income taxes plus fixed charges and (b) fixed charges consist of interest expense on all debt (including capitalized interest), amortization of defined financing costs and a percentage of rental expense deemed to be interest.

Caption>
                           FOR THE SIX MONTH
                                 PERIOD
                              ENDED JUNE 30           FOR THE YEAR ENDED DECEMBER 31,
                           -----------------   -----------------------------------------------
                           2002(1)  2001(1)    2001(1)   2000(1)   1999(1)   1998(1)   1997(1)
                           -------  -------    -------   -------   -------   -------   -------
Ratio of earnings to
  fixed charges(2)(3)(4)..   3.3      3.2        4.2       1.2       3.0       2.5       3.7

----------
(1) Brahma and Antarctica were legally merged to form AmBev on July 1, 1999 under Brazilian Corporate Law. However, for purposes of this prospectus, as AmBev was treated as the successor to Brahma for accounting purposes, the ratio of earnings to fixed charges of AmBev, the successor, has been included as of and for the two years ended December 31, 2001 and for the two six month periods ended June 30, 2002. The ratio of earnings to fixed charges information in all previous periods has been derived from the financial statements of the predecessor company, Brahma under Brazilian Corporate Law.

(2) Fixed charges have been defined to exclude gains and losses from loan indexation charges and foreign exchange variations.

(3) Preferred shares issued under Brazilian Corporate Law are considered to be common stock equivalents and do not accrue fixed charges for purposes of determining the ratio.

(4) The ratio of earnings to fixed charges determined based on amounts measured under U.S. GAAP for each of the years ended December 31, 2001, 2000 and 1999 were, respectively, 4.1, 2.1 and (0.4).

THIS EXCHANGE OFFER

PURPOSE AND TERMS OF THIS EXCHANGE OFFER

The existing notes were originally sold in December 2001 in an offering that was exempt from the registration requirements of the Securities Act. As of the date of this prospectus, U.S.$500 million aggregate principal amount of existing notes are outstanding. In connection with the sale of the existing notes, we entered into a registration rights agreement in which we agreed to file with the SEC a registration statement with respect to the exchange of existing notes for new notes and to use our best efforts to cause the registration statement to remain effective until the closing of the exchange offer. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. This exchange offer satisfies our contractual obligations under the registration rights agreement.

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to U.S.$500 million aggregate principal amount of existing notes for U.S.$500 million aggregate principal amount of notes which have been registered under the Securities Act. We will accept for exchange existing notes that you properly tender prior to the expiration date and do not withdraw in accordance with the procedures described below. You may tender your existing notes in whole or in part in integral multiples of U.S.$1,000 principal amount.

This exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of existing notes. We reserve the right in our sole discretion to purchase or make offers for any existing notes that remain outstanding after the expiration date or, as detailed under the caption "--Conditions to this Exchange Offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of this exchange offer. There will be no fixed record date for determining the registered holders of the existing notes entitled to participate in the exchange offer.

Only a registered holder of the existing notes (or the holder's legal representative or attorney-in-fact) may participate in the exchange offer. Holders of existing notes do not have any appraisal or dissenters' rights in connection with this exchange offer. Existing notes which are not tendered in, or are tendered but not accepted in connection with, this exchange offer will remain outstanding. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and SEC rules and regulations.

If we do not accept any tendered existing notes for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted existing notes, without expense, to the tendering holder promptly after the expiration date.

If you tender existing notes in connection with this exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See "--Fees and Expenses."

Unless the context requires otherwise, the term "holder" with respect to this exchange offer means any person in whose name the existing notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in The Depository Trust Company whose name appears on a security position listing as a holder of existing notes (including, for purposes of this exchange offer, beneficial interests in the existing notes held by direct or indirect participants and existing notes held in definite form).

WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF EXISTING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "expiration date" means 5:00 p.m., New York City time, on October 30, 2002 unless we extend this exchange offer, in which case the term "expiration date" shall mean the latest date and time to which we extend this exchange offer.

We expressly reserve the right, at any time or from time to time, so long as applicable law allows:

     -  to delay our acceptance of existing notes for exchange;

     - to terminate or amend this exchange offer if, in the opinion of our counsel, completing the exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; and

     - to extend the expiration date and retain all existing notes tendered into this exchange offer, subject, however, to your right to withdraw your tendered existing notes as described under "--Withdrawal Rights."

If this exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of this exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the existing notes, and we will extend this exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING THE EXISTING NOTES

Upon the terms and the conditions of this exchange offer, we will exchange, and we will issue to the exchange agent, new notes for existing notes that have been validly tendered and not validly withdrawn promptly after the expiration date. The tender by a holder of any existing notes and our acceptance of that holder's notes will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

VALID TENDER

We will deliver new notes in exchange for existing notes that have been validly tendered and accepted for exchange pursuant to this exchange offer. Except as set forth below, you will have validly tendered your existing notes pursuant to this exchange offer if the exchange agent receives prior to the expiration date at the address listed under the caption "--Exchange Agent":

     - a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

     - if the notes are tendered in accordance with the book-entry procedures set forth below, the tendering note holder may transmit an agent's message (described below) instead of a letter of transmittal.

In addition, on or prior to the expiration date:

     - the exchange agent must receive the certificates for the notes along with the letter of transmittal; or

     - the exchange agent must receive a timely book-entry confirmation of a book-entry transfer of the tendered notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

Accordingly, we may not make delivery of new notes to all tendering holders at the same time since the time of delivery will depend upon when the exchange agent receives the existing notes, book-entry confirmations with respect to existing notes and the other required documents.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of existing notes into the exchange agent's account at The Depository Trust Company. The term "agent's message" means a message, transmitted by The Depository Trust Company to and received by the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

If you tender less than all of your existing notes, you should fill in the amount of existing notes you are tendering in the appropriate box on the letter of transmittal or, in the case of a book-entry transfer, so indicate in an agent's message if you have not delivered a letter of transmittal. The entire amount of existing notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person's authority to act. For existing notes registered in two or more names, all named holders must sign the letter of transmittal and related tender documents. Tenders from persons other than the registered holder of existing notes will only be accepted if the customary transfer requirements, including any applicable transfer taxes, are fulfilled.

If you are a beneficial owner of existing notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in this exchange offer.

THE METHOD OF DELIVERY OF EXISTING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND AT YOUR SOLE RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY AND YOU SHOULD OBTAIN PROPER INSURANCE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR EXISTING NOTES TO AMBEV OR CBB. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.

BOOK-ENTRY TRANSFER

Holders who are participants in The Depository Trust Company tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program ("ATOP") at The Depository Trust Company on or prior to the expiration date. The Depository Trust Company will verify this acceptance and execute a book-entry transfer of the tendered Certificates into the exchange agent's account at The Depository Trust Company. The Depository Trust Company will then send to the exchange agent a book-entry confirmation including an agent's message confirming that The Depository Trust Company has received an express acknowledgment from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-entry confirmation must be received by the exchange agent in order for the exchange to be effective.

The exchange agent will make a request to establish an account with respect to the existing notes at The Depository Trust Company for purposes of this exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with The Depository Trust Company suitable for this exchange offer.

Any financial institution that is a participant in The Depository Trust Company's book-entry transfer facility system may make a book-entry delivery of the existing notes by causing The Depository Trust Company to transfer these existing notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfers.

If the tender is not made through ATOP, you must deliver the existing notes and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption "--Exchange Agent" prior to the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.

Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent and book-entry transfer to The Depository Trust Company in accordance with its procedures does not constitute delivery of the book-entry confirmation to the exchange agent.

SIGNATURE GUARANTEES

Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:

     - a certificate for existing notes is registered in a name other than that of the person surrendering the certificate; or

     - a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. See "Instructions" in the letter of transmittal.

In the case of either of the cases outlined above, you must duly endorse these certificates for existing notes or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution" that is a member of a medallion guarantee program, unless these notes are surrendered on behalf of that eligible guarantor institution. An "eligible guarantor institution" includes the following:

     -  a bank;

     - a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

     -  a credit union;

     - a national securities exchange, registered securities association or clearing agency; or

     -  a saving association.

GUARANTEED DELIVERY

If you desire to tender existing notes into this exchange offer and:

     -  the certificates for the existing notes are not immediately available;

     - time will not permit delivery of the existing notes and all required documents to the exchange agent on or prior to the expiration date; or

     - the procedures for book-entry transfer cannot be completed on a timely basis;

you may nevertheless tender the existing notes, provided that you comply with all of the following guaranteed delivery procedures:

     -  tender is made by or through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange and must include a guarantee by this eligible guarantor institution in the form of the Notice of Guaranteed Delivery; and

     - within three New York Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive:

        (1) the certificates, or book-entry confirmation, representing all tendered existing notes, in proper form for transfer;

        (2) a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, with any required signature guarantees; and

        (3)    any other documents required by the letter of transmittal.

DETERMINATION OF VALIDITY

     - CBB has the right, in its sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered existing notes. CBB's determination will be final and binding on all parties.

     - CBB reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders of existing notes that it determines are not in proper form.

     - CBB reserves the absolute right, in its sole and absolute discretion, to refuse to accept for exchange a tender of existing notes if its counsel advises it that the tender is unlawful.

     - CBB also reserves the absolute right, so long as applicable law allows, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender of existing notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

     - CBB's interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions relating to it, will be final and binding on all parties.

     - CBB will not consider the tender of existing notes to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

     - CBB, its affiliates, the exchange agent, and any other person will not be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification.

ACCEPTANCE FOR EXCHANGE FOR THE NEW NOTES

Upon satisfaction or waiver of all of the conditions of the exchange offer, we will accept, promptly after the expiration date, all existing notes properly tendered and will issue the new notes promptly after acceptance of the existing notes. See "--Conditions to This Exchange Offer." Subject to the terms and conditions of this exchange offer, we will be deemed to have accepted for exchange, and exchanged, existing notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these existing notes for exchange in this exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of existing notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving existing notes, letters of transmittal and related documents and transmitting new notes to holders who validly tendered existing notes. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:

     - the acceptance for exchange or the exchange of any existing notes tendered in this exchange offer is delayed, whether before or after our acceptance for exchange of existing notes;

     -  we extend this exchange offer; or

     - we are unable to accept for exchange or exchange existing notes tendered in this exchange offer;

then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered existing notes and these existing notes may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

INTEREST

For each existing note that we accept for exchange, the existing note holder will receive a new note having a principal amount and final distribution date equal to that of the surrendered existing note.

RESALES OF THE NEW NOTES

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

     -  you acquire any new note in the ordinary course of your business;

     - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

     - you are not a broker-dealer who purchased outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     -  you are not an "affiliate" (as defined in Rule 405 under the Securities
        Act) of AmBev or CBB.

If our belief is inaccurate and you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

Each broker-dealer that is issued new notes for its own account in exchange for notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer who acquired existing notes under these circumstances may use this prospectus for an offer to resell, resale or other retransfer of the new notes.

WITHDRAWAL RIGHTS

Except as otherwise provided in this prospectus, you may withdraw your tender of existing notes at any time prior to the expiration date.

     - In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption "--Exchange Agent" prior to the expiration date.

     -  Each notice of withdrawal must specify:

        (1) the name of the person who tendered the existing notes to be withdrawn;

        (2)    the aggregate principal amount of existing notes to be withdrawn;
               and

        (3) if certificates for these existing notes have been tendered, the name of the registered holder of the notes as set forth on the existing notes, if different from that of the person who tendered these existing notes.

     - If you have delivered or otherwise identified to the exchange agent certificates for existing notes, the notice of withdrawal must specify the serial numbers on the particular certificates for the existing notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of existing notes tendered for the account of an eligible guarantor institution.

     - If you have tendered existing notes in accordance with the procedures for book-entry transfer listed in "--Procedures for Tendering the Existing Notes--Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawal of existing notes and must otherwise comply with the procedures of The Depository Trust Company.

     -  You may not rescind a withdrawal of your tender of existing notes.

     - We will not consider existing notes properly withdrawn to be validly tendered for purposes of this exchange offer. However, you may retender existing notes at any subsequent time prior to the expiration date by following any of the procedures described above in "--Procedures for Tendering the Existing Notes."

     - We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. We, our affiliates, the exchange agent and any other person have no duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

     - We will return to the holder any existing notes which have been tendered but which are withdrawn promptly after the withdrawal.

CONDITIONS TO THIS EXCHANGE OFFER

Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to accept for exchange, or to exchange, any existing notes. We may terminate this exchange offer, whether or not we have previously accepted any existing notes for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

EXCHANGE AGENT

We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agents as follows:

           By Mail, Hand and Courier:

           The Bank of New York
           Corporate Trust Department, Reorganization Unit
           101 Barclay Street, Floor 7 East
           New York, New York 10286
           Attention: Bernard Arsenec

           By Facsimile: (212) 298-1915
           Confirm by telephone: (212) 298-1928

DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders of the existing notes. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our officers, agents, directors or employees.

We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We have agreed to pay the exchange agent and note trustee reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of existing notes, and in handling or tendering for their customers.

TRANSFER TAXES

Holders who tender their existing notes will not be obligated to pay any transfer taxes in connection with the exchange, except that if:

     - you want us to deliver new notes to any person other than the registered holder of the existing notes tendered;

     - you want us to issue the new notes in the name of any person other than the registered holder of the existing notes tendered; or

     - a transfer tax is imposed for any reason other than the exchange of existing notes in connection with this exchange offer;

then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE EXISTING NOTES

Holders of existing notes who do not exchange their existing notes for new notes in this exchange offer will continue to be subject to the provisions of the agreements regarding transfer and exchange of the existing notes and the restrictions on transfer of the existing notes set forth on the legend on the existing notes. In general, the existing notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the existing notes under the Securities Act except with respect to this exchange offer.

Based on interpretations by the staff of the SEC, as detailed in no-action letters issued to third parties, we believe that new notes issued in this exchange offer in exchange for existing notes may be offered for resale, resold or otherwise transferred by the holders (other than any holder that is an affiliate of our company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of these new notes. However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer.

Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, the holder:

     - could not rely on the applicable interpretations of the staff of the SEC, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined under Rule 144A of the Securities
Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

We will receive no proceeds from the exchange of existing notes for new notes. The issuance of the new notes will not result in any change in our aggregate indebtedness. The net proceeds to AmBev from the existing notes was approximately U.S.$480 million. Those proceeds were used or will be used for the partial repayment of short-term debt and current portion of long-term debt, for capital expenditures and for general corporate purposes. The average interest rate of short-term U.S. dollar-denominated debt to be repaid is 8.2% per annum.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and trading securities, short-term debt and capitalization as of June 30, 2002. There have been no material changes in our capitalization since June 30, 2002. You should read this table in conjunction with our year-end financial statements and the accompanying notes, which are included in the 2001 Form 20-F, and our condensed unaudited interim financial information for the six-month period ended June 30, 2002 which are incorporated herein by reference.

                                                                        AS OF JUNE 30, 2002
                                                                        -------------------
                                                                        (REAIS IN MILLIONS)
                                                                        -------------------
Cash and cash equivalents and trading securities..................                  3,185.7
                                                                        ===================

Short-term debt(1)
     Real-denominated short-term debt.............................                    265.2
     U.S. dollar-denominated short-term debt......................                  1,441.8
     Other foreign currency-denominated short term debt...........                     19.4
                                                                        -------------------

         Total short-term debt....................................                  1,726,4
                                                                        ===================
Long-term debt(2)(4)
     Real-denominated long-term debt..............................                    747.3
                                                                        -------------------
     Syndicated loan Japanese-Yen denominated long-term debt......                    928.4
                                                                        -------------------
     U.S. dollar-denominated long-term debt.......................                  1,671.3
                                                                        -------------------

         Total long-term debt.....................................                  3,347.0
                                                                         ==================

Minority interest.................................................                    100.9
                                                                        -------------------
Shareholders' equity..............................................                  3,584.5
                                                                        -------------------

         Total capitalization(3)..................................                  7,032.4
                                                                        ===================


(1)  Includes current portion of long-term debt.
(2)  Excludes current portion of long-term debt.
(3) Excludes cash and cash equivalents and trading securities and short term debt. Total represents long-term debt (excluding current portion), minority interest and shareholders' equity.
(4)  Long term debt is all guaranteed and/or secured.

DESCRIPTION OF THE NOTES

THE FOLLOWING SUMMARY DESCRIBES CERTAIN PROVISIONS OF THE NEW NOTES AND THE INDENTURE. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE INDENTURE AND THE NEW NOTES. YOU MAY OBTAIN COPIES OF THE INDENTURE AND SPECIMEN NOTES UPON REQUEST TO THE TRUSTEE OR THE PAYING AGENT IN LUXEMBOURG AT THE ADDRESSES SET FORTH UNDER "AVAILABLE INFORMATION."

GENERAL

CBB will issue the notes under the indenture dated as of December 19, 2001, among CBB, The Bank of New York, as trustee, registrar, New York paying agent and transfer agent, and Deutsche Bank Luxembourg, S.A. as Luxembourg paying agent in Luxembourg and as Luxembourg transfer agent.

The notes will have the following basic terms:

     - The notes will be in an aggregate principal amount of U.S.$500,000,000. The principal amount of the notes will be payable in full in a single payment upon maturity unless redeemed earlier or extended pursuant to the terms of the indenture.

     - The notes will bear interest at a fixed note rate of 10 1/2% per annum from the date of issuance until all required amounts due in respect thereof have been paid. Interest on the notes will be paid semiannually on June 15 and December 15 of each year, commencing on June 15, 2002, to the noteholders registered as such as of the close of business on a record date being the tenth business day preceding such payment date. Interest for the first interest period will accrue from December 19, 2001. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     - CBB and AmBev have agreed to conduct a registered exchange offer for the notes under the Securities Act on or before December 15, 2002. If this does not occur and CBB has not otherwise provided for an effective registration statement permitting the resale of the notes on or prior to the date that is one year after the closing date, the note rate will increase to 11% per annum (0.5% in excess of the initial note rate) until such time as such exchange offer is consummated. See "Description of the Registration Rights Agreement."

     - Payments of amounts due by CBB under the notes and the indenture will be guaranteed by AmBev and any and all payments by AmBev will be made free and clear of and without withholding or deduction of any taxes, subject to certain limitations and conditions. See "Description of the Guaranty."

     - As security for certain of the obligations of CBB and AmBev under the notes, the indenture and the guaranty, the trustee initially will have access to one or more irrevocable standby letters of credit or a reserve account in an aggregate amount equal to twelve months' interest on the notes at the note rate plus certain other limited amounts. Any letter of credit may be replaced by amounts deposited into a reserve account and the letter of credit may be allowed to lapse or amounts on deposit in the reserve account may be released to CBB under certain circumstances. See "--The Letter of Credit and the Reserve Account."

     - In addition, as additional security, the trustee will be the beneficiary of a political risk insurance policy pursuant to which the designated insurer will be obligated, subject to certain conditions and limitations, to an amount equal to twelve months of interest on the notes at the initial note rate upon the occurrence and continuation of certain specified currency exchange control events. The insurance policy may be cancelled after the third anniversary of the closing date in the event that the credit rating of the notes meets or exceeds a specified level. See "Description of the Insurer and the Insurance Policy."

EXTENSION OF THE EXPECTED MATURITY DATE

The notes will mature on December 15, 2011 but this expected maturity date can be extended by CBB if on or before the business day prior to the expected maturity date CBB and AmBev deliver a certificate to the trustee stating that
(i) either (a) the insurance policy is in effect and the amount of funds on deposit in the reserve account or available under the letter of credit is at least equal to the Required Amount (as defined in "--The Letter of Credit and the Reserve Account" below) or (b) the insurance policy is not in effect and the amount on deposit in the reserve account or available under the letter of credit is at least equal to the Required Amount and (ii) certain specified events have occurred that limit or restrict the ability of CBB or AmBev to convert REAIS into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under specified transaction documents entered into in connection with their respective obligations under the notes and the guaranty. If the circumstances described in (i) and (ii) above have occurred and are continuing on the expected maturity date, the expected maturity date will be extended to a final maturity date, which shall be the earliest to occur of (i) December 15, 2013 (a date which is twenty-four calendar months after the expected maturity date); (ii) the latest date for which funds are available in the reserve account or under the letter of credit and under the insurance policy to pay interest on the notes, and (iii) 30 calendar days after the date on which such events have ended. In the case of any extension of the expected maturity date as described above, the expected maturity date shall be considered a payment date under the terms of the indenture, and interest at the note rate shall be due on the notes on such expected maturity date and on each payment date occurring thereafter until the final maturity date. Upon the occurrence of any such extension of the expected maturity date, notice will promptly be given to the noteholders and to the Luxembourg Stock Exchange. The extension of the expected maturity date shall not have any effect on the rights of the noteholders, including any right upon the occurrence of any Event of Default under the notes and the indenture.

RANKING

The notes will be general senior unsecured and unsubordinated obligations of CBB and will rank PARI PASSU amongst themselves and equal in right of payment with all other unsecured and unsubordinated obligations of CBB's that are not, by their terms, expressly subordinated in right of payment to the notes.

LISTING

CBB will list the notes on the Luxembourg Stock Exchange in accordance with its rules. See "General Information."

FURTHER ISSUANCES

The indenture by its terms does not limit the aggregate principal amount of notes that may be issued thereunder and permits the issuance, from time to time, of additional notes of the same series as is being offered hereby, provided that among other requirements (i) no Default or Event of Default under the indenture shall have occurred and then be continuing or shall occur as a result of such additional issuance, (ii) such additional notes rank PARI PASSU and have equivalent terms and benefits as the notes offered hereby, (iii) to the extent that the insurance policy has not been cancelled as permitted by the terms of the indenture (as described below under "Description of the Insurer and the Insurance Policy"), the amount of coverage provided under the insurance policy has been increased proportionately to the amount of additional notes to be issued under the indenture, (iv) regardless of whether the insurance policy is in effect or has been cancelled pursuant to the indenture, the amount then available under the reserve account or the letter of credit (or any related credit support as described below under "--Credit Support--The Letter of Credit and the Reserve Account"), has been increased proportionately to the amount of additional notes to be issued under the indenture, and (v) each of Moody's, S&P and Fitch has confirmed to the trustee in writing, prior to the issuance of such additional notes, that the issuance of such additional notes will not result in a lowering or a withdrawal of the then existing rating of the notes. Any additional notes will be part of the same series as the notes that CBB is currently offering and will vote on all matters with the notes as a single class.

PAYMENTS OF PRINCIPAL AND INTEREST

Payment of the principal of the notes, together with accrued and unpaid interest thereon at the note rate, or payment upon redemption prior to maturity, will be made only:

     - following the surrender of the notes at the office of the trustee or any other paying agent; and

     - to the person in whose name the note is registered as of the close of business, New York City time, on the due date for such payment.

Payments of interest on a note, other than the last payment of principal and interest or payment in connection with a redemption of the notes prior to maturity, will be made on each payment date to the person in whose name the note is registered at the close of business, New York City time, on the record date, which shall be the date ten business days prior to such payment date. immediately preceding each such payment date.

Payments of principal and interest will be made:

     -  by wire transfer to a U.S. dollar account maintained by the noteholder;
        or

     - at CBB's option, by a U.S. dollar check (other than the final payment) mailed to each noteholder's registered address.

The notes will initially be represented by one or more global notes, as described herein. See "Form, Denomination and Registration." Payments of principal and interest on the global notes will be made to DTC or its nominee, as the case may be, as registered holder thereof. It is expected that such registered holder of global notes will receive the funds for distribution to the holders of beneficial interests in the global notes. Neither CBB nor the trustee shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee or Euroclear or Clearstream. See "Form, Denomination and Registration."

If any date for a payment of principal or interest or redemption is not a business day in the city in which the relevant paying agent is located, CBB will make the payment on the next business day in the respective city. No interest on the notes will accrue as a result of this delay in payment.

CBB has appointed the New York paying agent to receive payment of the principal amount of and interest on the notes. CBB will be required to make all payments of principal of and interest and other amounts on the notes to the principal paying agent by 1:00 p.m. (New York City time) on the business day prior to the applicable payment date and otherwise in accordance with the terms of the indenture. CBB has agreed to indemnify the noteholders against any failure on the part of the principal paying agent or any paying agent to pay any sum due in respect of the notes on the applicable payment date.

Payments in respect of the notes will be made in the coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

All payments made by AmBev under the guaranty and by the insurer under the insurance policy shall be paid to the trustee or the New York paying agent. To the extent that funds are received in excess of those required to satisfy CBB's obligations under the notes and the indenture then due and payable, the trustee shall be required to deposit such excess amounts in a segregated account until the next payment date when such funds shall be used by the trustee to satisfy CBB's obligations under the notes.

In the case of amounts not paid by CBB under the notes (after giving effect to any applicable grace period therefor), interest will continue to accrue on such amounts (except as provided below) at a rate equal to the default rate (I.E., 1% in excess of the note rate), from and including the date when such amounts were due (after giving effect to any applicable grace period therefor), and through but excluding the date of payment by CBB or AmBev, as the case may be; PROVIDED, HOWEVER, that interest on the notes shall accrue at the note rate and not the default rate during the continuance of any suspension of AmBev's obligation to make payments under the guaranty where the noteholders are otherwise receiving payments of interest at the note rate from AmBev, under the guaranty, or from the insurer, under the insurance policy, or otherwise.

Subject to applicable law, the trustee and the paying agents will pay to CBB upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment from CBB.

CREDIT SUPPORT

The notes will benefit from certain limited credit support provided by the guaranty, the insurance policy, the reserve account and a letter of credit. See "Description of the Guaranty," "Description of the Insurer and the Insurance Policy--The Insurance Policy" and "--The Letter of Credit and the Reserve Account" below.

GUARANTY

Pursuant to the guaranty, AmBev has unconditionally and irrevocably guaranteed the due and punctual payment, whether at the expected maturity date (as the same may be extended as permitted under the indenture), by acceleration or otherwise, of all sums from time to time payable by CBB under the indenture and the notes whether such sums are in respect of principal, interest or any other amounts, upon the receipt of a specified notice from the trustee that CBB has failed to make all or any portion of such required payments.

THE LETTER OF CREDIT AND THE RESERVE ACCOUNT

Since the closing date, CBB and AmBev have either (i) provided for the issuance of one or more irrevocable standby letters of credit or (ii) made a deposit in a segregated non-interest bearing reserve account with The Bank of New York in the trustee's name and under its sole dominion and control for the benefit of the noteholders in an aggregate amount equal to U.S.$58,438,750 (which represents the Required Amount, as defined below, on the closing date). CBB generally shall be required to ensure that the amount available under the letter of credit together with amounts on deposit in the reserve account is equal to the sum of (i) six months interest on the notes at the initial note rate; (ii) an additional six months of interest on the notes at the initial note rate if either (x) the trustee has not made a drawing upon the reserve account under terms of the indenture (as set forth below) or (y) the amount covered under the insurance policy has not been increased to cover an additional six months of interest on the notes (for the total coverage under the insurance policy of eighteen months of interest at the initial note rate);
(iii) prior to AmBev and CBB satisfying their obligations under the registration rights agreement, an amount equal to twenty-four months interest on the notes at the additional 0.5% payable as described under "Description of the Registration Rights Agreement"; (iv) 120 days of interest on the amount of interest payable under the notes on each interest payment date at the initial note rate; (v) an amount representing trustee fees due and payable by CBB to the trustee during any twenty-four month period, but not representing any costs or expenses potentially due in any such period; and (vi) any additional amounts as may be provided for under the letter of credit or may be deposited by CBB in the reserve account as a result of the involuntary cancellation or termination of the insurance policy or certain other related events as contemplated herein and in clause (m) under "--Events of Default" (such amount, as it shall increase or decrease, being the "Required Amount").

Any letter of credit shall (i) be issued by a commercial bank rated not less than "A1" by Moody's, "A+" by S&P and "A+" by Fitch (if rated by Fitch), (ii) name the trustee as the sole beneficiary thereof, and (iii) be unconditionally drawable (subject to the delivery of certain customary certification documents) by the trustee at any time for payment directly into the reserve account in the event where both insufficient funds are available to pay certain of CBB's payment obligations under the indenture and the notes and where a specified currency exchange control event described under "Description of the Insurer and the Insurance Policy--The Insurance Policy--Expropriation Events and Inconvertibility Events" has occurred.

The trustee will be required to draw upon any letter of credit in the case where a specified currency exchange control event described under "Description of the Insurer and the Insurance Policy--The Insurance Policy--Expropriation Events and Inconvertibility Events" results in CBB's or AmBev's inability to satisfy its obligations to make payments under the indenture, the notes and the guaranty, as applicable.

So long as no Event of Default under the indenture shall have occurred and be continuing, the amounts on deposit in the reserve account may be invested in permitted investments (as defined herein) at the direction of CBB. If (i) an Event of Default shall have occurred and be continuing or (ii) the trustee shall not have received any direction as to the permitted investments to be purchased, all amounts on deposit in the reserve account will be invested by the trustee in investments of the type described in clause (vi) of the definition of permitted investments. So long as no Event of Default shall have occurred and be continuing, interest earned on the permitted investments deposited in the reserve account shall be paid monthly to an account specified by CBB. Upon the occurrence and during the continuance of an Event of Default, all interest earned on the permitted investments deposited in the reserve account shall be retained in the reserve account and shall be available to the trustee to make any payment of principal, interests and other amounts due under the notes and the indenture. For purposes hereof, "permitted investments" shall consist of (i) direct obligations of the United States of America, or of any agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America which are not callable or redeemable at the option of CBB thereof at a price less than what was paid, (ii) demand and time deposit certificates of deposit of, banker's acceptances issued by, or Federal funds sold by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by United States federal and/or state authorities so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short term debt obligations of such depository institution or trust company have a short term credit rating of at least "P-1" by Moody's, "A-1" by S&P and "F-1" by Fitch (if rated by Fitch),

(iii) repurchase obligations with respect to (A) any security described in clause (i) above or (B) any other security issued and/or guaranteed by an agency or instrumentally of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above, (iv) commercial paper which has at the time of such investment a rating of at least "P-1" by Moody's, a rating of at least "A-1" by S&P and a rating of at least "F-1" by Fitch (if rated by Fitch); PROVIDED, HOWEVER, that permitted investments shall not include any debt obligations (or other securities) issued by CBB, AmBev or any affiliate thereof, (v) any money market funds investing in any of the foregoing permitted investments and (vi) The Bank of New York Cash Reserve, any successor to The Bank of New York Cash Reserve so long as in each case such Cash Reserve maintains a rating of not less than "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch (if rated by Fitch) or any equivalent money market mutual fund rated not less than "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch (if rated by Fitch).

CBB and AmBev will grant to the trustee, for the benefit of the noteholders, a first priority perfected security interest in all amounts from time to time on deposit in the reserve account. So long as the notes shall be outstanding, the trustee will be entitled to draw upon the reserve account if any of certain specified currency exchange control events (described under "Description of the Insurer and the Insurance Policy--The Insurance Policy--Expropriation Events and Inconvertibility Events") result in an inability of either CBB or AmBev to satisfy their payment obligations under the indenture, the notes and/or the guaranty, as the case may be. CBB and AmBev shall be required to arrange for an increase in the amounts available under the letter of credit or deposit funds in the reserve account within five business days of the cessation of any such specified currency exchange control events so that the aggregate amount then available under the letter of credit, together with all amounts on deposit in the reserve account, shall equal the Required Amount (less any amounts in respect of additional interest that CBB shall have the right to request be returned to it in the event it shall have satisfied its obligations under the registration rights agreement, as described below under "Description of the Registration Rights Agreement").

CBB shall also be required to arrange for an increase in the amounts available under the letter of credit or deposit additional amounts in the reserve account if at any time the insurance policy is no longer in effect (other than due to a voluntary cancellation or withdrawal of the insurance policy as permitted under the indenture as a result of the notes meeting certain specified ratings) which deposits shall be equal in amount to the amount of coverage under the insurance policy immediately prior to such cancellation or withdrawal. CBB shall be entitled to a return of such funds if it thereafter replaces the cancelled or withdrawn insurance policy with an insurance policy comparable to the insurance policy described herein pursuant to the terms of the indenture. See "Description of the Insurer and the Insurance Policy."

In the event that the insurance policy has been increased to an amount equal to eighteen months of interest on the notes at the initial note rate, the trustee will either allow the letter of credit to be reduced by, or release from the reserve account and pay to CBB, as applicable, an amount equal to six months of interest on the notes at the initial note rate.

In the event that the insurance policy is cancelled at the request of CBB as the result of a ratings event as described in "--Insurance Policy," the trustee shall allow the letter of credit to be cancelled and CBB shall be entitled to a return of all funds on deposit in the reserve account.

INSURANCE POLICY

The notes will also initially have the benefit of the insurance policy with the insurer. The insurance policy will provide limited insurance against the inability of CBB or AmBev to convert REAIS into U.S. dollars or transfer these U.S. dollars to the trustee in satisfaction of amounts to be paid by it under the indenture and the notes or the guaranty, as the case may be. In addition, the insurance policy provides similar protection for any inability of the trustee to convert any REAIS amounts (or transfer any such amounts so converted outside of Brazil) received by the trustee in satisfaction of CBB's obligations under the notes or AmBev's obligations under the guaranty including any REAIS amounts received in connection with any insolvency or similar proceedings involving CBB or AmBev or any enforcement of the indenture, the notes and the guaranty.

The insurer's obligation to pay claims under the insurance policy is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including a 180 calendar-day waiting period.

As described below under "Description of the Insurer and the Insurance Policy," at any time on or after the third anniversary of the closing date, CBB may request the trustee to cancel the insurance policy provided that the ratings for the notes are equal to or in excess of specified levels and certain other conditions precedent have been satisfied. Any such cancellation made after the third anniversary of the closing date shall be effective as of the immediately succeeding anniversary of the closing date following the satisfaction of the conditions precedent to the cancellation of the insurance policy. See "Description of the Insurer and the Insurance Policy--The Insurance Policy."

In the event of an involuntary cancellation of the insurance policy by the insurer or non-payment thereunder, an Event of Default will occur unless CBB or AmBev deposits certain specified amounts in the reserve account or arranges for such amounts to be available under a letter of credit. See "--The Letter of Credit and the Reserve Account" and "--Events of Default."

ADDITIONAL AMOUNTS

Except as provided below, CBB will make all payments of principal and interest on the notes without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil. If CBB is required by law to withhold or deduct any taxes, duties, assessments or other governmental charges, except as provided below, CBB will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

CBB will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

     - the noteholder or beneficial owner has some connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

     -  any tax imposed on, or measured by, net income;

     - the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, CBB has notified all noteholders that they will be required to comply with such requirements;

     - the noteholder fails to present (where presentation is required) its note within 30 calendar days after CBB has made available to the noteholder a payment of principal or interest, provided that CBB will pay additional amounts which a noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

     - any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

     - where any additional amounts are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECOFIN) Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     - where the noteholder or beneficial owner could avoid any additional amounts by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent located in a member state of the European Union.

CBB will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon written request from the trustee, CBB will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing the payment of any such taxes, duties, assessments or other governmental charges due pursuant to applicable law. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the notes is due and payable, if CBB is obligated to pay additional amounts with respect to such payment, CBB, as applicable, will deliver to the trustee an officers' certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably require for tax purposes.

CBB will, upon written request of any noteholder or beneficial owner of a note, indemnify and hold harmless and reimburse such noteholder for the amount of taxes, duties, assessments or other governmental charges of a taxing jurisdiction (other than excluded additional amounts as described above) so levied or imposed and paid by such noteholder as a result of payments made under or with respect to the notes, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges of such taxing jurisdiction would not have been imposed or levied.

CBB will pay any stamp, administrative, court, documentary, excise or property taxes arising in a taxing jurisdiction in connection with the notes and will indemnify the noteholders for any such taxes paid by noteholders.

All references to principal, interest, or other amounts payable on the notes shall be deemed to include any additional amounts payable by CBB under the notes or the indenture. The foregoing obligations shall survive any termination, defeasance or discharge of the notes and the indenture.

If CBB shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the notes and the indenture, CBB will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

CERTAIN COVENANTS

For so long as any of the notes are outstanding and CBB has obligations under the indenture and the notes, CBB will, and will cause each of its subsidiaries to, comply with the terms of the covenants, among others, set forth below:

PERFORMANCE OBLIGATIONS UNDER THE NOTES AND THE INDENTURE

CBB shall duly and punctually pay all amounts owed by it, and comply with all its other obligations, under the terms of the notes and the indenture.

PERFORMANCE OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS

CBB will agree to duly and punctually perform, comply with and observe all obligations and agreements to be performed by it set forth in the indenture, the notes, the guaranty, the insurance policy, the insurance side agreement, the insurance policy application, the registration rights agreement, the application for listing of the notes with the Luxembourg Stock Exchange, the DTC Letter of Representations completed by CBB and the trustee in connection with the notes and the letter of credit (collectively, the "transaction documents").

MAINTENANCE OF CORPORATE EXISTENCE

CBB will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations provided that this covenant shall not require CBB or any of its subsidiaries to maintain any such right, privilege, title to property, franchise or the like or require CBB to preserve the corporate existence of any subsidiary, if the failure to do so does not, and will not, have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF PROPERTIES

CBB will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that this covenant shall not require CBB or any of its subsidiaries to maintain any such right, privilege, title to property or franchise, if the failure to do so does not, and will not, have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

COMPLIANCE WITH LAWS

CBB will comply, and will cause its subsidiaries to comply, at all times with all applicable laws, rules, regulations, orders and directives of any government or government agency or authority having jurisdiction over CBB, CBB's business or any of the transactions contemplated herein, except where the failure by CBB so to comply would not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF GOVERNMENT APPROVALS

CBB will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all governmental approvals, consents or licenses of any government or governmental agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over CBB or necessary in all cases for CBB to perform its obligations under the transaction documents (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency which at that time is legal tender in the United States out of Brazil in connection with the notes, the indenture and the guaranty) or for the validity or enforceability thereof, except where the failure to do so would not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PAYMENTS OF TAXES AND OTHER CLAIMS

CBB will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon CBB or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of CBB or such subsidiary, as the case may be; PROVIDED, HOWEVER, that neither CBB nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF INSURANCE

CBB will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that CBB reasonably believes to be financially sound in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by CBB or its subsidiaries, as the case may be, in the same general locations in which CBB and its subsidiaries own and/or operate their properties or facilities.

MAINTENANCE OF BOOKS AND RECORDS

CBB shall, and shall cause each of its subsidiaries to, maintain books, accounts and records in all material respects in accordance with applicable law.

MAINTENANCE OF OFFICE OR AGENCY

CBB shall maintain an office or agency in the Borough of Manhattan, the City of New York, where notices to and demands upon CBB in respect of the indenture and the notes may be served. Initially this office will be at the offices of CT Corporation System located at 111 Eighth Avenue, New York, NY 10011, and CBB will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

RANKING

CBB will ensure that the notes will constitute general senior, unsecured and unsubordinated obligations of CBB and will rank PARI PASSU, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of CBB (other than obligations preferred by statute or by operation of law).

NOTICE OF CERTAIN EVENTS

CBB will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after CBB becomes aware or should reasonably become aware, of the occurrence of any Event of Default or an event which with the passage of time or other action may become an Event of Default (a "Default"), accompanied by a certificate of a responsible officer of CBB setting forth the details of such Event of Default or Default and stating what action that CBB proposes to take with respect thereto.

CBB will also give notice to the trustee, as soon as is practicable and in any event within five business days after CBB becomes aware of any action taken by the Brazilian government that could give rise to an Expropriation Event or an Inconvertibility Event as defined under the insurance policy; PROVIDED, HOWEVER, that if certain specified events have occurred in the five business days preceding a payment date that limit or restrict the ability of CBB or AmBev to convert REAIS into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under the transaction documents, CBB shall give notice of such event immediately and in any event not later than the business day prior to such payment date; and PROVIDED further, that if any of such events occurs on a payment date, CBB shall give notice of such event no later than on such payment date.

LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

CBB will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person (other than a subsidiary of CBB or AmBev) or permit any person (other than a subsidiary of CBB or AmBev) to merge with or into it unless:

     - either CBB is the continuing entity or the person formed by such consolidation or into which CBB is merged or that acquired or leased such property or assets of CBB will be a company organized and validly existing under the laws of Brazil or the United States and shall assume (jointly and severally with CBB unless CBB shall have ceased to exist as part of such merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which shall be previously approved by the trustee), all of CBB's obligations on the notes and under the indenture;

     - the successor company (jointly and severally with CBB unless CBB shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

     - immediately after giving effect to the transaction, no Event of Default, or Default has occurred and is continuing;

     - CBB has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture, if applicable, comply with the indenture and that all conditions precedent provided for in the indenture and relating to such transaction have been complied with; and

     - CBB shall have delivered notice of any such transaction to Moody's, S&P and Fitch (which notice shall contain a description of such merger, consolidation or conveyance).

Notwithstanding anything to the contrary in the foregoing, so long as no event which, with the giving of notice, the lapse of time, or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of

Default under the indenture or the notes shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

     - CBB may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a subsidiary of CBB or AmBev in cases when CBB is the surviving entity in such transaction and such transaction would not have a material adverse effect on CBB and its subsidiaries taken a whole, it being understood that if CBB is not the surviving entity, CBB shall be required to comply with the requirements set forth in the previous paragraph; or

     - any subsidiary of CBB may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than AmBev or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on CBB and its subsidiaries taken as a whole; or

     - any subsidiary of CBB may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other subsidiary of CBB or AmBev; or

     - any subsidiary of CBB may liquidate or dissolve if CBB determines in good faith that such liquidation or dissolution is in the best interests of CBB, and would not result in a material adverse effect on CBB and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of CBB or AmBev.

LIMITATION ON LIENS

CBB will not, and will not cause or permit any of its subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness.

This restriction does not apply to:

        (i)    any Lien in existence on the date of the indenture;

        (ii) any Lien on any property acquired, constructed or improved by CBB or any of its subsidiaries after the date of the indenture which is created, incurred or assumed contemporaneously with, or within twelve months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); PROVIDED that in the case of any such construction or improvement the Lien shall not apply to any other property owned by CBB or any of its subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

        (iii) any Lien on Specified Property which secures Indebtedness owing to an Official Lender;

        (iv) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

        (v) any Lien on any property acquired from a corporation or any other Person which is merged with or into CBB or its subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a subsidiary of CBB and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

        (vi) any Lien which secures only Indebtedness owing by any of CBB's subsidiaries, to one or more of CBB's subsidiaries or to CBB and one or more of CBB's subsidiaries;

        (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (v) inclusive; PROVIDED that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

        (viii) any Lien of CBB or any of its subsidiaries that does not fall within paragraphs (i) through (vii) above and that secures an aggregate amount of Indebtedness which, when aggregated with Indebtedness secured by all other Liens of CBB and its subsidiaries permitted under this paragraph (viii) (together with any Sale and Lease-Back Transaction that would otherwise be prohibited by the provisions of the indenture described below under
               "--Limitations on sale and lease-back transactions") at any time does not exceed the lesser of (x) U.S.$ 400,000,000 (or its equivalent in another currency) and (y) 10% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by CBB or any of its subsidiaries or at the time any such Lien is entered into.

As used herein, the following terms have the respective meanings set forth below:

"CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets of AmBev and its consolidated subsidiaries, (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets, after deducting therefrom (i) all current liabilities of AmBev and its consolidated subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent financial statements delivered by AmBev to the trustee pursuant to "Description of the Guaranty--Certain Covenants--Provision of financial statements and reports."

"HEDGE AGREEMENTS" means interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

"INDEBTEDNESS" of any Person means, without duplication,

        (i)    indebtedness of such Person for borrowed money;

        (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable for which there is no interest due and payable (other than default interest) according to the terms of such obligations and which are incurred in the ordinary course of such Person's business but only if and for so long as the same remain payable on customary trade terms);

        (iii) all reimbursement or payment obligations of such Person with respect to letters of credit, bankers' acceptances, surety bonds and similar instruments, except for reimbursement or payment obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) above or (iv), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement);

        (iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

        (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

        (vi)   all net obligations of such Person with respect to Hedge
               Agreements;

        (vii) all direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any indebtedness referred to in clauses (i) through (vi) above; and

        (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

"LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

"OFFICIAL LENDER" means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Economico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where CBB or any of its subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

"PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"SALE AND LEASE-BACK TRANSACTION" means any transaction or series of related transactions pursuant to which CBB or any of its subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property.

"SPECIFIED PROPERTY" means (i) any manufacturing facility, including land and buildings and other improvements thereon and equipment located therein, (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, in each case of CBB or any of its subsidiaries, and
(iii) any intangible assets, including, without limitation, any brand names, trademarks, copyrights, patents and similar rights and any income (licensing or otherwise), proceeds of sale or other revenue therefrom. For the avoidance of doubt, Specified Property excludes any receivables or cash flow arising from the sales of goods and services by CBB in the ordinary course of business. Limitations on sale and lease-back transactions CBB will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Specified Property (as defined above under "--Limitation on liens"), unless either:

     (i) CBB or that subsidiary would be entitled pursuant to the provisions of the indenture described above under "--Limitation on liens" (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the notes, or

     (ii) CBB or that subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within twelve months after the effective date of the Sale and Lease-Back Transaction, of any CBB's Indebtedness ranking at least PARI PASSU with the notes and owing to a person other than CBB or any of its subsidiaries or to the construction or improvement of real property or personal property used by CBB or any of its subsidiaries in the ordinary course of business.

     These restrictions will not apply to:

          - transactions providing for a lease term, including any renewal, of not more than three years, and

          - transactions between CBB and any or its subsidiaries or between CBB's subsidiaries. Transactions with affiliates CBB shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to CBB or such subsidiary than those which could have been obtained on an arm's-length basis with a person that is not an affiliate; PROVIDED, HOWEVER, that the foregoing shall not apply to transactions (i) between CBB and AmBev or (ii) between or among CBB, AmBev and/or any of their respective subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

In the event CBB shall file any financial statements or reports with the SEC or shall publish or otherwise make such statements or reports publicly available in Brazil, the United States or elsewhere, CBB shall furnish a copy of such statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available, as the case may be.

FURTHER ACTIONS

CBB will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, take any action, satisfy any condition or do anything (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, in the reasonable opinion of the trustee, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to perfect and maintain the validity, effectiveness and priority of any liens created under the indenture, (b) to enable CBB to lawfully enter into, exercise its rights and perform and comply with its obligations under the notes, the indenture and each of the other relevant transaction documents, as the case may be, (c) to ensure that CBB's obligations under the notes, the indenture and each of the other transaction documents are legally binding and enforceable, (d) to make the notes, the indenture and each of the other transaction documents admissible in evidence in the courts of the State of New York or Brazil, (e) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the indenture and each of the other transaction documents, (f) to take any and all action necessary to preserve the enforceability of, and maintain the trustee's rights under, the transaction documents and (g) to assist the trustee in the trustee's performance of its obligations under the transaction documents.

AVAILABLE INFORMATION

For as long as the notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, CBB will, to the extent required, furnish to any noteholder of a note issued under Rule 144A, or to any prospective purchaser designated by such noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to CBB and AmBev to the extent required in order to permit such noteholder to comply with Rule 144A with respect to any resale of its note, subject to certain customary limitations during any period in which AmBev is not subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act of 1934, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

APPOINTMENT TO FILL A VACANCY IN THE OFFICE OF THE TRUSTEE

CBB, whenever necessary to avoid or fill a vacancy in the office of the trustee, will appoint in the manner set forth in the indenture, a successor trustee, so that there shall at all times be a trustee with respect to the notes.

REDEMPTION

REDEMPTION AT MATURITY

Unless previously redeemed, or purchased and cancelled, the notes shall be redeemed at their principal amount in U.S. dollars on the final maturity date. The redemption price payable at such time shall be the original principal amount of the notes plus accrued and unpaid interest thereon at the note rate and all other amounts due and payable under the terms of the notes and the indenture.

EARLY REDEMPTION FOR TAXATION REASONS

CBB may redeem the notes in whole, but not in part, upon giving not less than 30 nor more than 60 calendar days' notice to the noteholders (which notice may be cancelled upon the occurrence of certain specified currency exchange control events) if (i) CBB would otherwise become obligated to pay additional amounts based on a rate in excess of 15% of the gross amount payable with respect to the notes as a result of any generally applicable change in or amendment to the laws or regulations of a taxing jurisdiction, or any generally applicable change in the application or official interpretation of such laws or regulations (including a determination by a court of competent jurisdiction), in each case, which change or amendment becomes effective after the date of the original issuance of any of the notes and (ii) CBB cannot avoid its obligations to pay such additional amounts by taking reasonable measures available to CBB. However, any such notice of redemption must be given within 60 calendar days of the earliest date on which CBB would be obligated to pay such additional amounts if a payment in respect of the notes were then due. Prior to the giving of any notice of redemption described in this paragraph, CBB will deliver to the trustee an officers' certificate stating that CBB is entitled to redeem the notes in accordance with the terms in the indenture and stating the facts relating to such redemption. Concurrently, CBB will deliver to the trustee a written opinion of counsel to the effect that CBB has become obligated to pay such additional amounts as a result of a change or amendment described above, that CBB cannot avoid payment of such additional amounts by taking reasonable measures available to CBB and that all governmental approvals necessary for CBB to effect such redemption have been obtained and are in full force and effect or specifying any necessary approvals that have not been obtained. In any such redemption, CBB shall be obligated to pay the trustee on the date fixed for redemption an amount in U.S. dollars equal to the then outstanding principal amount of the notes, together with unpaid interest accrued to the date fixed for redemption and any other amounts owed to noteholders under the terms of the indenture or the notes. For purposes of this paragraph and notwithstanding anything to the contrary under the terms of the indenture, the notes or the guaranty, any payment made by CBB to AmBev with respect to a note or the guaranty shall constitute or be deemed to constitute a payment of other than (i) additional amounts or (ii) taxes, duties, assessments or other governmental charges whatsoever imposed by a taxing jurisdiction. No such redemption shall be effective unless and until the trustee receives the amount payable upon redemption as set forth above.

OPTIONAL EARLY REDEMPTION

CBB or, at the option of CBB, any person designated by CBB, may redeem or repurchase the notes in whole, but not in part, at the then outstanding principal amount of the notes plus a make-whole premium (determined as set forth below), together with accrued interest (if any) on the date specified in a notice to the holders of the notes, which notice shall be given not less than 30 nor more than 60 days prior to the date of redemption; PROVIDED that, if CBB so elects, CBB may, in lieu of redeeming such notes, procure that any person designated by CBB may purchase such notes on the date and price specified above.

The make-whole premium, as calculated by CBB as of the date of redemption of the notes and confirmed by the trustee, shall be an amount (which amount shall not be less than zero) equal to (i) the net present value of the remaining scheduled payments of principal, interest and other amounts due on the notes minus (ii) the aggregate unpaid principal amount of the notes, where:

     (a) the net present value of the then remaining scheduled payments of principal, interest and other amounts due on the notes shall be calculated as of the date of redemption of the notes using a discount factor equal to the sum of (1) the treasury yield, plus (2) 50 basis points; and

     (b) the treasury yield shall be an amount equal to the yield determined by taking the United States Treasury security having an average life equal to the remaining average life of the notes (as calculated as of the date that the notes are to be redeemed) and trading in the secondary market at the price closest to par; PROVIDED, HOWEVER, that, if no such United States Treasury security has an average life equal to the remaining average life of the notes, the treasury yield shall be an amount equal to the yield determined by taking the yields for the two maturities of the United States Treasury securities which have average lives most closely corresponding to such remaining average life of the notes and which trade in the secondary market at the price closest to par, and interpolating or extrapolating from such yields (on a straight-line basis) the yield for a United States Treasury security having an average life equal to the remaining average life of the notes (as calculated as of the date that the notes are to be redeemed), in each case rounding in each of such relevant periods to the nearest month.

CANCELLATION

Any notes redeemed by CBB will be immediately cancelled and may not be reissued or resold unless CBB (i) procures a person who purchases the notes to be redeemed on the relevant date of redemption and at the relevant redemption price (in which event the notes may be so resold and need not be cancelled) or (ii) notifies the trustee in writing on or prior to the relevant date of redemption that the notes so redeemed by CBB will not be cancelled (in which event the notes may be held by CBB pending resale as provided in (i) above and need not be cancelled).

PURCHASES OF NOTES BY CBB AND AMBEV

CBB and AmBev, and each of their respective affiliates, may at any time purchase any notes in the open market or otherwise at any price; PROVIDED that, in determining whether noteholders holding any requisite principal amount of notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, notes owned by CBB, AmBev and each of their respective subsidiaries or affiliates shall be deemed not outstanding for purposes thereof. All notes purchased by CBB or AmBev or any of their respective affiliates may, at the option of CBB or AmBev, continue to be outstanding or be cancelled.

EVENTS OF DEFAULT

The following events will each be an "Event of Default" under the terms of the notes and the indenture:

     (a) The trustee shall not receive any amount due from CBB under the notes and the indenture, from AmBev under the guaranty, from the insurer under the insurance policy or from the reserve account in respect of principal on the notes, whether on the expected maturity date (as the same may be extended as permitted under the indenture), upon redemption or on the final maturity date or otherwise, by the scheduled due date therefor;

     (b) The trustee shall not receive any payment in respect of any interest or other amounts due on or with respect to the notes (including additional amounts, if any), from CBB in accordance with the terms of the notes and the indenture, from AmBev under the guaranty, from the insurer under the insurance policy, from the reserve account or otherwise, by the scheduled due date therefor and such nonreceipt shall continue for a period of thirty calendar days from such scheduled due date;

     (c) Any representation or warranty made by either CBB or AmBev in the indenture, the guaranty or the Insurance side agreement, as applicable, and certain other transaction documents entered into in connection with the transaction described hereby, shall prove to be incorrect as of the time when the same shall have been made and as a result thereof there is a material adverse effect on CBB and/or AmBev and their respective subsidiaries taken as a whole or there is a material adverse effect on the rights of the noteholders;

     (d) CBB or AmBev, as applicable, shall fail to perform, observe or comply with any term, covenant, agreement or obligation contained in any of the transaction documents and such failure (other than any failure to make any payment contemplated in clause (a), (b) or (o) hereof or under the guaranty for which there is no cure period) is either incapable of remedy or continues for a period of sixty calendar days (inclusive of any time frame contained in any such term, covenant, agreement or obligation for compliance thereunder) after written notice of such failure has been received by CBB or AmBev from the trustee;

     (e) (i) The acceleration on any indebtedness of CBB, AmBev or any subsidiary thereof with total assets of more than U.S.$200,000,000 (or its equivalent in another currency) (each such subsidiary, a "Material Subsidiary"), unless such acceleration is at the option of CBB, AmBev or any Material Subsidiary thereof; or (ii) CBB, AmBev or any Material Subsidiary thereof fails to pay any indebtedness when due on any final maturity date or, as the case may be, beyond any applicable grace period, except in any case where the failure to pay such indebtedness is the result of certain specified events which limit or restrict the ability of CBB or AmBev or any Material Subsidiary thereof to convert REAIS into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations; PROVIDED, HOWEVER, that the aggregate amount of any such indebtedness falling within (i) and (ii) above (as to which the time for payment has not been extended by the relevant obligees) equals or exceeds U.S.$25,000,000 (or its equivalent in another currency);

     (f) One or more final and nonappealable judgments or final decrees is entered against CBB, AmBev or any Material Subsidiary thereof involving in the aggregate a liability (not paid or fully covered by insurance) of U.S.$25,000,000 (or its equivalent in another currency) or more, and all such judgments or decrees shall not have been vacated, discharged or stayed within 120 calendar days after the rendering thereof;

     (g) Either CBB, AmBev or any of their Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, sindico, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment or conveyance for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) An involuntary case or other proceeding shall be commenced against either CBB, AmBev or any of their Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, sindico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against either CBB, AmBev or any of their Material Subsidiaries under the bankruptcy laws as now or hereafter in effect;

     (i) Either CBB, AmBev or any of their Material Subsidiaries shall admit in writing its inability to pay its debts as and when they fall due or shall become unable to pay its debts, or shall convene a meeting for the purpose of proposing, or otherwise propose or enter into, any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph (i) or in paragraph (g) or (h) above or (j) below shall occur in any jurisdiction;

     (j) Either CBB, AmBev or any of their Material Subsidiaries shall cease or threaten to cease to carry out its business except (i) a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer or, in the case of a Material Subsidiary, whereby the undertaking, business and assets of such Material Subsidiary are transferred to or otherwise vested in CBB or AmBev, as applicable, or any of their respective subsidiaries or affiliates, or the terms of which shall have been approved by a resolution of a meeting of the noteholders or (ii) a voluntary winding-up, dissolution or liquidation of a Material Subsidiary where there are surplus assets in such Material Subsidiary attributable to CBB or AmBev, as applicable, and/or any other Material Subsidiary, and such surplus assets are distributed to CBB or AmBev, as applicable, and/or such Material Subsidiary;

     (k) Any event occurs that under the laws of Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of paragraphs (g), (h), (i) or (j);

     (l) Any of the transaction documents, or any part thereof, shall cease to be in full force and effect or binding and enforceable against CBB or AmBev or admissible in evidence in the courts of Brazil, it becomes unlawful for CBB or AmBev to perform any material obligation under any of the foregoing transaction documents to which it is a party, or CBB or AmBev shall contest the enforceability of any of the transaction documents or deny that it has liability under any of the foregoing transaction documents to which it is party;

     (m) Any of (i) the insurance policy shall have been cancelled or terminated by the insurer or shall otherwise cease to be in full force and effect, binding and enforceable against the insurer (other than in connection with a cancellation of the insurance policy by CBB in accordance with the terms and procedures set forth in the indenture),
          (ii) the insurer shall fail to pay the full amount of any claim submitted to it under the insurance policy by the end of the Waiting Period (as such term is defined in "Description of the Insurer and the Insurance Policy--The Insurance Policy--Expropriation Events and Inconvertibility Events") applicable to such claim, or (iii) either AmBev or CBB shall fail to satisfy their obligations under the insurance side agreement, unless, with regard to items (i) and (ii) above, within 10 calendar days, CBB or AmBev irrevocably deposits into the reserve account an amount in U.S. dollars equal to the then current face amount of the insurance policy or obtains an insurance policy comparable to the insurance policy issued in connection with the issuance of the notes with an insurer which has been given a long-term debt rating or a financial strength rating comparable to that of the insurer as of the date any of such events shall have occurred, and each of the relevant rating agencies reaffirms its respective ratings on the notes which were in effect immediately prior to such event;

     (n) All or a material part of the property of CBB or AmBev or any subsidiary shall be condemned, seized or otherwise appropriated, or custody of such property shall be assumed by any governmental authority or court or any other person purporting to act under the authority of the government of any jurisdiction, or CBB or AmBev or any of its subsidiaries shall be prevented from exercising normal control over all or substantial part of it property and such default is not remedied within 30 calendar days after it occurs;

     (o) AmBev fails to retain at least 51% direct or indirect ownership of the outstanding voting or economic interests (equity or otherwise) of and in CBB;

     (p) CBB or AmBev shall fail to comply with its obligations with respect to the reserve account within five business days after being obligated to do so; or

     (q) Other than in connection with the trustee allowing for the expiration thereof as provided for in the indenture, any letter of credit shall have been cancelled or terminated by the issuer thereof or otherwise shall have ceased to be in full force and effect, binding and enforceable against the issuer thereof in accordance with its terms unless a substantially equivalent letter of credit or U.S. dollars in an amount equal to the amount available under any such letter of credit immediately prior to its cancellation is promptly provided to the trustee.

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default, the trustee shall, upon the request of noteholders holding not less than 25% in principal amount of the notes then outstanding, by written notice to CBB (with a copy to AmBev) and provided that such Event of Default is then continuing, declare all of the notes immediately due and payable; PROVIDED that in the case of any of the Events of Default described in paragraphs (g), (h), (i), (j) or (k) above with respect to AmBev or CBB, all of the notes shall, without any notice to CBB or AmBev or any other act by any noteholder, become immediately due and payable. Upon any such declaration of acceleration, the principal of the notes so accelerated and the interest accrued thereon and all other amounts payable with respect to the notes shall be immediately due and payable. If the Event of Default or Events of Default giving rise to any such declaration of acceleration shall be cured following such declaration, such declaration may be rescinded by noteholders holding a majority of the notes.

The noteholders holding at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of noteholders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from noteholders. A noteholder may not pursue any remedy with respect to the indenture or the notes unless:

     (i) the noteholder gives the trustee written notice of a continuing Event of Default;

     (ii) noteholders holding at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

     (iii) such noteholder or noteholders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

     (iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (v) during such 60-day period, noteholders holding a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any noteholder to receive payment of the principal of, premium, if any, interest on or additional amounts related to such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the noteholder.

MODIFICATION OF THE INDENTURE

CBB and the trustee may, without the consent of the noteholders, amend, waive or supplement the indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the notes or making any other change that will not adversely affect the interest of any noteholder.

In addition, with certain exceptions, the indenture may be modified by CBB and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding. However, no modification may, without the consent of the noteholder of each outstanding note:

     - change the maturity of any payment of principal of or any installment of interest on any note;

     - reduce the principal amount or the rate of interest, or change the method of computing the amount of principal or interest payable on any date;

     - change any place of payment where the principal of or interest on notes is payable;

     - change the coin or currency in which the principal of or interest on the notes is payable;

     - impair the right of the noteholders to institute suit for the enforcement of any payment on or after the date due;

     - reduce the percentage in principal amount of the outstanding notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

     - modify any of the provisions of certain sections of the indenture, including the provisions summarized in "--Modification of the Indenture," except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each noteholder.

DEFEASANCE AND COVENANT DEFEASANCE

CBB may, at its option, elect to be discharged from CBB's obligations with respect to the notes. In general, upon a defeasance, CBB will be deemed to have paid and discharged the entire Indebtedness represented by the notes and to have satisfied all of CBB's obligations under the notes and the indenture except for
(i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the notes when the payments are due, (ii) certain provisions of the indenture relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in New York and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

In addition, CBB may, at its option, and at any time, elect to be released with respect to the notes from the covenants described above under the caption "--Certain Covenants" ("covenant defeasance"). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under "--Events of Default" also will not constitute Events of Default.

In order to exercise either defeasance or covenant defeasance, CBB will be required to satisfy, among other conditions, the following:

     - CBB must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of and each installment of interest on the notes on the stated maturity of such principal or installment of interest in accordance with the terms of the notes;

     - in the case of an election to fully defease the notes, CBB must deliver to the trustee an opinion of counsel stating that (x) CBB has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (y) since the date of the indenture there has been a change in the applicable U.S. federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, the opinion of counsel shall confirm that, the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will not be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

     - in the case of a covenant defeasance, CBB must deliver to the trustee an opinion of counsel to the effect that the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

     - no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, has occurred and is continuing with respect to the notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

     - CBB must deliver to the trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the trustee will not be subject to future taxes, assessments or other governmental charges imposed by a taxing jurisdiction, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee;

     - such defeasance or covenant defeasance shall not result in a breach or violation of, or constitutes a default under, any other agreement or instrument to which CBB is a party or by which it is bound; and

     - such defeasance or covenant defeasance should not result in the trust arising from such deposit constituting an investment company as defined under the Investment Company Act of 1940, as amended.

THE TRUSTEE

The Bank of New York is the trustee under the indenture and has been appointed by CBB as registrar and paying agent with respect to the notes. CBB may have normal banking relationships with The Bank of New York in the ordinary course of business. The address of the trustee is 101 Barclay Street 21W, New York, New York 10286.

PAYING AGENTS; TRANSFER AGENTS; REGISTRAR

CBB has initially appointed The Bank of New York as paying agent, registrar and transfer agent. CBB may at any time appoint new paying agents, transfer agents and registrars. However, CBB will at all times maintain a paying agent in New York City until the notes are paid.

CBB will maintain a paying agent and transfer agent in Luxembourg so long as the rules of the Luxembourg Stock Exchange so require. CBB will provide prompt notice of the termination, appointment or change in the office of any Luxembourg paying agent or Luxembourg transfer agent acting in connection with the notes.

NOTICES

CBB will publish notices in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the LUXEMBURGER WORT, for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require. A notice will be deemed given on the date of its first publication.

In addition, CBB will mail notices to the registered address of the noteholders as provided in the register. So long as DTC, or its nominee, is the registered holder of the global notes, each person owning a beneficial interest in a global note must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global note who is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest in the global note to receive notices provided to DTC.

GOVERNING LAW

The indenture and the notes are governed by the laws of the State of New York.

JURISDICTION

CBB has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan, the City of New York, New York, United States, and any appellate court from any thereof. CBB has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in the City of New York in connection with the indenture or the notes.

WAIVER OF IMMUNITIES

To the extent that CBB may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the indenture and the notes and to the extent that in any jurisdiction there may be immunity attributed to CBB or CBB's assets, whether or not claimed, CBB has irrevocably agreed for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

CURRENCY RATE INDEMNITY

CBB has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, CBB will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from CBB's other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any such judgment or order.

DESCRIPTION OF THE GUARANTY

THE FOLLOWING SUMMARY DESCRIBES CERTAIN PROVISIONS OF THE GUARANTY. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE GUARANTY. YOU MAY OBTAIN COPIES OF THE GUARANTY UPON REQUEST TO THE TRUSTEE OR THE PAYING AGENT IN LUXEMBOURG AT THE ADDRESSES SET FORTH ABOVE UNDER "AVAILABLE INFORMATION."

GENERAL

In connection with the execution and delivery of the indenture and the notes, AmBev, the parent company and the direct or indirect owner of all of the outstanding equity securities of CBB, will enter into the guaranty with and for the benefit of the trustee and the noteholders. The guaranty will provide that AmBev will unconditionally and irrevocably guarantee the due and punctual payment, whether at the expected maturity date (as the same may be extended as permitted in the indenture), by acceleration or otherwise, of all sums from time to time payable by CBB under or with respect to the indenture and the notes whether such sums are in respect of principal, interest, any make-whole premium or any other amounts due in respect of the notes.

RANKING

The obligation of AmBev under the guaranty will rank PARI PASSU with all other senior unsecured obligations of AmBev that are not, by their terms, expressly subordinated in right of payment to the obligations of AmBev under the guaranty.

PAYMENTS

GENERAL

In the event that CBB does not make payments to the trustee of all or any portion of the guaranteed obligations, upon notice of such non-payment by the trustee, AmBev will make immediate payment to the trustee of all or any portion of the guaranteed obligations owing or payable under the indenture and the notes. This notice shall specify the amount of principal and accrued interest and other amounts due on or with respect to the indenture and/or the notes that were not paid on the date that such amounts were required to be paid under the terms of the indenture and the notes.

The obligations of AmBev under the guaranty shall be absolute and unconditional upon receipt of the foregoing notice from the trustee absent manifest error and continuing and shall remain in full force and effect until all the guaranteed obligations have been paid and satisfied in full. Under the guaranty, AmBev has agreed that the guaranteed obligations will be paid strictly in accordance with the terms of the indenture and the notes, regardless of any law, regulation or order in any jurisdiction affecting any such terms or the rights of the trustee with respect thereto.

All amounts payable by AmBev under the guaranty shall be payable in U.S. dollars and in immediately available funds to the trustee at the account specified by the trustee. AmBev will not be relieved of its obligations under the guaranty unless and until the trustee shall have indefeasibly received all amounts required to be paid by it under the notes in accordance with the terms of the guaranty (and any related Event of Default under the indenture and the notes has been cured).

SUSPENSION OF PRINCIPAL PAYMENTS

If, at any time prior to the effectiveness of the voluntary cancellation of the insurance policy at the option of CBB in accordance with the terms and procedures set forth in the indenture, AmBev is obligated to make any payments of principal under the guaranty, AmBev shall be permitted to suspend or defer paying amounts in respect of principal due under the guaranty to the extent that it is not able to satisfy such obligations from funds available to it outside of Brazil if, but only if, its obligation to make such payment (i) arises solely as a result of the insolvency or similar events involving CBB, any Material Subsidiary thereof or any Material Subsidiary of AmBev and (ii) arises during the occurrence and continuation of certain specified events which limit or restrict the ability of CBB or AmBev to convert REAIS into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of their respective obligations under the transaction documents (see "Description of the Insurer and the Insurance Policy--The Insurance Policy--

Expropriation Events and Inconvertibility Events"). Such suspension shall last from the date the payment becomes due until the earliest to occur of (i) twenty-four calendar months from such date; (ii) the latest date for which funds are available in the reserve account and under the letter of credit and under the insurance policy to pay interest on the notes; and (iii) 30 calendar days after the date on which such events have ended. AmBev shall be obligated to pay that portion of the guaranteed obligations representing outstanding principal and other amounts due on or with respect to the notes at the end of the suspension period. Notwithstanding the foregoing, AmBev shall continue to be obligated to pay interest and all other amounts due in respect of the notes on the outstanding but unpaid principal amount of the notes on each day that would otherwise be a payment date during the entire suspension period at a rate equal to the note rate.

Notwithstanding the foregoing, if at any time AmBev becomes involved with specified insolvency or similar proceedings that would cause an Event of Default to occur under the notes and the indenture, all of AmBev's obligations under the guaranty shall be immediately due and payable without any notice to AmBev or CBB.

SUBROGATION

Until such time as the trustee has irrevocably been paid in full all amounts owing under the notes, the indenture, the guaranty and the insurance side agreement, AmBev irrevocably waives any claim or other rights it may acquire against CBB that arise from the existence, payment, performance or enforcement of CBB's obligations under the notes, the indenture, the guaranty and the insurance side agreement, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification or any right to participate in any claim or remedy of the trustee against CBB, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law including, without limitation, the right to take or receive from CBB, directly or indirectly, in cash or other property or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to AmBev in violation of the preceding sentence and the amounts owing to the trustee under the notes, the indenture, the guaranty and the insurance side agreement shall not have been irrevocably paid in full, then such amount shall be deemed to have been paid to AmBev for the benefit of, and held in trust for the benefit of, the trustee, and shall forthwith be paid to the trustee. AmBev acknowledges that it will receive direct and indirect benefits from the issuance of the notes and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

CONTINUATION OF GUARANTY

The guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the guaranteed obligations is rescinded or must otherwise be returned by the trustee upon the insolvency, bankruptcy or reorganization of CBB, AmBev, the trustee or otherwise, all as though such payment had not been made.

CERTAIN COVENANTS

For so long as any of the notes are outstanding and AmBev has obligations under the guaranty, AmBev will, and will cause each of its subsidiaries to, comply with the terms of the covenants, among others, set forth below:

PERFORMANCE OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS

AmBev shall duly and punctually pay all amounts owed by it and comply with all its other obligations under the terms of the guaranty and each other transaction document to which it is a party in accordance with the terms thereof.

MAINTENANCE OF CORPORATE EXISTENCE

AmBev will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; PROVIDED that, this covenant shall not require AmBev or any of its subsidiaries to maintain any such right, privilege, title to property or franchise or require AmBev to preserve the corporate existence of any subsidiary, if the failure to do so does not, and will not, have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF PROPERTIES

AmBev will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; PROVIDED that, this covenant shall not require AmBev or any of its subsidiaries to maintain any such right, privilege, title to property or franchise if the failure to do so does not, and will not, have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

COMPLIANCE WITH LAWS

AmBev will comply, and will cause its subsidiaries to comply, at all times in all material respects with all applicable laws, rules, regulations, orders and directives of any government or government authority or agency having jurisdiction over AmBev, AmBev's business or any of the transactions contemplated herein, except where the failure so to comply would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF GOVERNMENT APPROVALS

AmBev will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all governmental approvals, consents or licenses of any government or government agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over AmBev necessary in all cases for AmBev to perform its obligations under the transaction documents to which it is a party (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency which at that time is legal tender in the United States, out of Brazil in connection with the notes, the indenture and the guaranty) or for the validity or enforceability thereof, except where the failure to do so would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PAYMENTS OF TAXES AND OTHER CLAIMS

AmBev will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon AmBev or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of AmBev or such subsidiary, as the case may be; PROVIDED, HOWEVER, that neither AmBev nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claims whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF OWNERSHIP OF CBB

For so long as any notes are outstanding, AmBev will retain no less than 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in CBB. Failure to maintain such ownership will constitute an Event of Default under the indenture.

MAINTENANCE OF INSURANCE

AmBev will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that AmBev reasonably believes to be financially sound in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by AmBev or its subsidiaries, as the case may be, in the same general locations in which AmBev and its subsidiaries own and/or operate their properties or facilities.

MAINTENANCE OF BOOKS AND RECORDS

AmBev shall, and shall cause each of its subsidiaries to, maintain books, accounts and records in accordance with Brazilian GAAP, unless it is otherwise doing so under U.S. GAAP in accordance with its status as a foreign private issuer under the Securities Act, and in the case of its subsidiaries, under generally accepted accounting principles in the jurisdiction where each such subsidiary is organized.

MAINTENANCE OF OFFICE OR AGENCY

AmBev shall maintain an office or agency in the Borough of Manhattan, the City of New York, where notices to and demands upon AmBev in respect of the guaranty may be served. Initially this office will be the offices of CT Corporation System located at 111 Eighth Avenue, New York, NY 10011, and AmBev will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

RANKING

AmBev will ensure that the guaranty will constitute general senior unsecured and unsubordinated obligations of AmBev and will rank PARI PASSU, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of AmBev (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of AmBev under the guaranty.

NOTICE OF CERTAIN EVENTS

AmBev will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after AmBev becomes aware or should reasonably become aware, of the occurrence of any Event of Default or a Default under the notes and the indenture, accompanied by a certificate of a responsible officer of AmBev setting forth the details of such Event of Default or Default and stating what action that AmBev proposes to take with respect thereto.

AmBev will also give notice to the trustee, as soon as is practicable and in any event within five business days after AmBev becomes aware of any action taken by the Brazilian government that could give rise to certain currency exchange control events as contemplated in the insurance policy. If, however, certain specified events have occurred in the five business days preceding a payment date that limit or restrict the ability of AmBev to convert REAIS into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under the transaction documents, AmBev shall give notice of such event immediately and in any event not later than the business day prior to such payment date; and PROVIDED further, that if any of such events occurs on a payment date, AmBev shall give notice of such event no later than on such payment date. Limitation on consolidation, merger, sale or conveyance AmBev will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person (other than a direct or indirect subsidiary of AmBev) or permit any person (other than a direct or indirect subsidiary of AmBev) to merge with or into it unless:

     - either AmBev is the continuing entity or the person formed by such consolidation or into which AmBev is merged or that acquired or leased such property or assets of AmBev will be a company organized and validly existing under the laws of Brazil or the United States and shall assume (jointly and severally with AmBev unless AmBev shall have ceased to exist as part of such merger, consolidation or amalgamation), by an amendment to the guaranty (the form and substance of which shall be previously approved by the trustee), all of AmBev's obligations under the guaranty;

     - the successor company (jointly and severally with AmBev unless AmBev shall have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

     - immediately after giving effect to the transaction, no Event of Default, and no Default has occurred and is continuing;

     - AmBev has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the amendment to the guaranty, if applicable, comply with the terms of the guaranty and that all conditions precedent provided for in the guaranty and relating to such transaction have been complied with; and

     - AmBev has delivered notice of such transaction to Moody's, S&P and Fitch (which notice shall contain a description of such merger, consolidation or conveyance).

Notwithstanding anything to the contrary in the foregoing, so long as no event which, with the giving of notice, the lapse of time, or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default under the indenture or the notes shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

     - AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a direct or indirect subsidiary of AmBev in cases when AmBev is the surviving entity in such transaction and such transaction would not have a material adverse effect on AmBev and its subsidiaries taken a whole, it being understood that if AmBev is not the surviving entity, AmBev shall be required to comply with the requirements set forth in the previous paragraph; or

     - any direct or indirect subsidiary of AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than AmBev or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on AmBev and its subsidiaries taken as a whole; or

     - any direct or indirect subsidiary of AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of AmBev; or

     - any direct or indirect subsidiary of AmBev may liquidate or dissolve if AmBev determines in good faith that such liquidation or dissolution is in the best interests of AmBev, and would not result in a material adverse effect on AmBev and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of AmBev.

LIMITATION ON LIENS

AmBev will not, and will not cause or permit any of its subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Guarantor Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness.

This restriction does not apply to:

     (i)    any Lien in existence on the date of the guaranty;

     (ii) any Lien on any property acquired, constructed or improved by AmBev or any of its subsidiaries after the date of the indenture which is created, incurred or assumed contemporaneously with, or within twelve months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); PROVIDED that in the case of any such construction or improvement the Lien shall not apply to any other property owned by AmBev or any of its subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

     (iii) any Lien on Guarantor Specified Property which secures Indebtedness owing to an Official Lender;

     (iv) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

     (v) any Lien on any property acquired from a corporation or any other Person which is merged with or into AmBev or its subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a subsidiary of AmBev and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

     (vi) any Lien which secures only Indebtedness owing by any of AmBev's subsidiaries, to one or more of AmBev's subsidiaries or to AmBev and one or more of AmBev's subsidiaries; and

     (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (v) inclusive; PROVIDED that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

     (viii) any Lien of AmBev or any of its subsidiaries that does not fall within paragraphs (i) through (vii) above and that secures an aggregate amount of Indebtedness which, when aggregated with Indebtedness secured by all other Liens of AmBev and its subsidiaries permitted under this paragraph (viii) (together with any Guarantor Sale and Lease-Back Transaction that would otherwise be prohibited by the provisions of the guaranty described below under "--Limitations on sale and lease-back transactions" and inclusive of any comparable Liens (without any double-counting of the same Liens) described in clause (viii) above with respect to CBB and its subsidiaries under "Description of the Notes--Certain Covenants--Limitation on liens") at any time does not exceed 10% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by AmBev or any of its subsidiaries or at the time any such Lien is entered into.

As used herein, the following terms have the respective meanings set forth below:

"CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets of AmBev and its consolidated subsidiaries, (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets, after deducting therefrom (i) all current liabilities of AmBev and its consolidated subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent financial statements delivered by AmBev to the trustee pursuant to "--Provision of financial statements and reports."

"GUARANTOR SPECIFIED PROPERTY" means (i) any manufacturing facility, including land and buildings and other improvements thereon and equipment located therein,
(ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, in each case of AmBev or any of its subsidiaries, and (iii) any intangible assets, including, without limitation, any brand names, trademarks, copyrights, patents and similar rights and any income (licensing or otherwise), proceeds of sale or other revenue therefrom. For the avoidance of doubt, Guarantor Specified Property excludes any receivables or cash flow arising from the sales of goods and services by AmBev in the ordinary course of business.

"GUARANTOR SALE AND LEASE-BACK TRANSACTION" means any transaction or series of related transactions pursuant to which AmBev or any of its subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property.

"HEDGE AGREEMENTS" means interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

"INDEBTEDNESS" of any Person means, without duplication,

     (i)    indebtedness of such Person for borrowed money;

     (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable for which there is no interest due and payable (other than default interest) according to the terms of such obligations and which are incurred in the ordinary course of such Person's business but only if and for so long as the same remain payable on customary trade terms);

     (iii) all reimbursement or payment obligations of such Person with respect to letters of credit, bankers' acceptances, surety bonds and similar instruments, except for reimbursement or payment obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) above or (iv), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement);

     (iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

     (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

     (vi)   all net obligations of such Person with respect to Hedge Agreements;

     (vii) all direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any indebtedness referred to in clauses (i) through (vi) above; and

     (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

"LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

"OFFICIAL LENDER" means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Economico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where AmBev or any of its subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

"PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

AmBev will not, and will not permit any of its subsidiaries to, enter into any Guarantor Sale and Lease-Back Transaction with respect to any Guarantor Specified Property, unless either:

     (i) AmBev or that subsidiary would be entitled pursuant to the provisions of the guaranty described above under "- Limitation on liens" (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on such Guarantor Specified Property without equally and ratably securing the notes, or

     (ii) AmBev or that subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Guarantor Specified Property so leased, to the retirement, within twelve months after the effective date of the Guarantor Sale and Lease-Back Transaction, of any AmBev's Indebtedness ranking at least PARI PASSU with the notes and owing to a person other than AmBev or any of its subsidiaries or to the construction or improvement of real property or personal property used by AmBev or any of its subsidiaries in the ordinary course of business.

     These restrictions will not apply to:

     - transactions providing for a lease term, including any renewal, of not more than three years, and

     - transactions between AmBev and any or its subsidiaries or between AmBev's subsidiaries. Transactions with affiliates AmBev shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to AmBev or such subsidiary than those which could have been obtained on an arm's-length basis with a person that is not an affiliate; PROVIDED, HOWEVER, that the foregoing shall not apply to transactions (i) between AmBev and CBB or (ii) between or among AmBev, CBB and/or any of their respective subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders. Provision of financial statements and reports AmBev will provide to the trustee, in English or accompanied by an English translation thereof, (i) as soon as available and in any case within 60 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with Brazilian GAAP and accompanied by a report thereon by an independent public accountant of recognized international standing (unless AmBev is preparing interim financial statements under U.S. GAAP for purposes of filings under the United States securities laws, in which case this clause (i) shall be deemed to apply to U.S. GAAP rather than Brazilian GAAP and such financial statements shall be delivered as soon as available and in any case within 90 calendar days after the end of the fiscal quarter) and
            (ii) as soon as available and in any case within 180 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP or in accordance with Brazilian GAAP, together with a reconciliation to U.S. GAAP in accordance with the rules and regulations of the United States securities laws, and in either case accompanied by a report thereon by an independent public accountant of recognized international standing. AmBev will provide, together with each of the financial statements delivered hereunder, an officers' certificate stating that a review of AmBev's activities has been made during the period covered by such financial statements with a view to determining whether AmBev has kept, observed, performed and fulfilled its covenants and agreements under the guaranty and that no Event of Default under the indenture and the notes has occurred during such period.

In addition, AmBev will furnish to the trustee copies of all financial statements and financial reports, promptly upon such statements and reports being publicly available, filed by AmBev with the SEC or published or otherwise made publicly available in Brazil, the United States or elsewhere, and in any case within 15 calendar days of such statements and reports becoming available.

FURTHER ACTIONS

AmBev will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, take any action, satisfy any condition or do anything (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, in the reasonable opinion of the trustee, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to enable AmBev to lawfully enter into, exercise its rights and perform and comply with its obligations under the guaranty and each of the other relevant transaction documents to which it is a party, (b) to ensure that AmBev's obligations under the guaranty and each of the other transaction documents to which it is a party are legally binding and enforceable, (c) to make the guaranty and each of the other relevant transaction documents admissible in evidence in the courts of the State of New York or Brazil, (d) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the indenture and each of the other transaction documents, (e) to take any and all action necessary to preserve the enforceability of, and maintain the trustee's rights under, the transaction documents and (f) to assist the trustee in the trustee's performance of its obligations under the transaction documents.

ADDITIONAL AMOUNTS

Except as provided below, AmBev will make all payments of amounts due under the guaranty without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil. If AmBev is required by law to withhold or deduct any taxes, duties, assessments or other governmental charges, except as provided below, AmBev will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

AmBev will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

     - the noteholder or beneficial owner has some connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

     -      any tax imposed on, or measured by, net income;

     - the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, AmBev has notified all noteholders that they will be required to comply with such requirements;

     - the noteholder fails to present (where presentation is required) its note within 30 calendar days after AmBev has made available to the noteholder a payment of principal or interest, provided that AmBev will pay additional amounts which a noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

     - any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

     - where any additional amounts are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECOFIN) Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     - where the noteholder or beneficial owner could avoid any additional amounts by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent located in a member state of the European Union.

AmBev will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon written request from the trustee, AmBev will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing the payment of any such taxes, duties, assessments or other governmental charges due pursuant to applicable law. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the guaranty is due and payable, if AmBev is obligated to pay additional amounts with respect to such payment, AmBev will deliver to the trustee an officers' certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably request for tax purposes.

AmBev will, upon written request of any noteholder or beneficial owner of a note, indemnify and hold harmless and reimburse such noteholder for the amount of taxes, duties, assessments or other governmental charges of a taxing jurisdiction (other than excluded additional amounts) so levied or imposed and paid by such noteholder as a result of payments made under or with respect to the notes, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges of such taxing jurisdiction would not have been imposed or levied.

AmBev will pay any stamp, administrative, court, documentary, excise or property taxes arising in a taxing jurisdiction in connection with the notes and will indemnify the noteholders for any such taxes paid by noteholders.

All references to principal, interest, or other amounts payable under the guaranty shall be deemed to include any additional amounts payable by AmBev under the guaranty. The foregoing obligations shall survive any termination, defeasance or discharge of the notes and the indenture.

If AmBev shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the guaranty, AmBev will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

AVAILABLE INFORMATION

For as long as any existing notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, AmBev will, to the extent required, furnish to any noteholder, or to any prospective purchaser designated by such noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to CBB and AmBev to the extent required in order to permit such noteholder to comply with Rule 144A with respect to any resale of its note, subject to certain customary limitations during any period in which AmBev is not subject to and in compliance with the reporting requirements of
Section 13 or 15(d) of the Exchange Act of 1934, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

EVENTS OF DEFAULT

There are no events of default under the guaranty. The indenture, however, contains events of default relating to AmBev which may trigger an Event of Default and acceleration of the notes. Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to AmBev), if CBB fails to pay all amounts then due under the notes and the indenture, AmBev will be obligated to make a payment as described herein. See "Description of the Notes--Events of Default."

AMENDMENTS

The guaranty may only be amended or waived in accordance with its terms pursuant to a written document which has been duly executed and delivered by AmBev and the trustee, acting on behalf of the noteholders.

The indenture will provide that the trustee may, without the consent or approval of the noteholders, amend, waive or supplement the guaranty for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the guaranty, the indenture or the notes or making any other change that will not adversely affect the rights of any noteholder.

Except as contemplated above, the indenture will provide that the trustee may execute and deliver any other amendment to the guaranty or grant any waiver thereof only with the consent of the noteholders of a majority in aggregate principal amount of the notes then outstanding.

GOVERNING LAW

The guaranty is governed by the laws of the State of New York.

JURISDICTION

AmBev has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan, the City of New York, New York, United States and any appellate court from any thereof. AmBev has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in the City of New York in connection with the guaranty.

WAIVER OF IMMUNITIES

To the extent that AmBev may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the guaranty (or the indenture and the notes to the extent related thereto) and to the extent that in any jurisdiction there may be immunity attributed to CBB or AmBev or their assets, whether or not claimed, AmBev has irrevocably agreed with the trustee, for the benefit of the noteholders, not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

CURRENCY RATE INDEMNITY

AmBev has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the guaranty is expressed in a currency other than U.S. dollars, AmBev will indemnify the relevant noteholder, against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from AmBev's other obligations under the guaranty, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any such judgment or order.

DESCRIPTION OF THE REGISTRATION RIGHTS AGREEMENT

THE FOLLOWING SUMMARY DESCRIBES CERTAIN PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. YOU MAY OBTAIN COPIES OF THE REGISTRATION RIGHTS AGREEMENT UPON REQUEST TO THE TRUSTEE OR THE PAYING AGENTS AT THE ADDRESSES SET FORTH UNDER "AVAILABLE INFORMATION."

Under the registration rights agreement among CBB, AmBev, the trustee and the initial purchasers, CBB and AmBev have agreed with the trustee and the initial purchasers, for the benefit of the noteholders, that they will use their best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered exchange offer with the SEC to exchange the notes for an issue of unsubordinated notes of CBB with terms identical in all material respects to the notes (except that the exchange notes will not bear legends restricting their transfer) including having the benefit of the guaranty. Upon such registration statement being declared effective, CBB and AmBev shall offer the exchange notes in return for surrender of the notes. Such offer shall remain open for not less than 20 business days after the date notice of the exchange offer is mailed to noteholders. For each note surrendered to CBB under the exchange offer, the holder will receive an exchange note of equal principal amount. Interest on each exchange note shall accrue from the last interest payment date on which interest was paid on the notes so surrendered or, if no interest has been paid on such notes, from the closing date.

In the event that the exchange offer is not consummated and CBB has not otherwise provided for an effective registration statement permitting the free resale of the notes on or prior to December 15, 2002, the annual interest rate borne by the notes will be increased to 11% per annum (0.5% in excess of the initial note rate) until the exchange offer is consummated. In the case of any such increase in the interest rate on the notes, notice of the increase will be published as described under "Form, Denomination and Registration--Notices."

If CBB and AmBev effect the exchange offer, CBB will be entitled to close the exchange offer 20 business days after the commencement thereof, provided that it has accepted all notes theretofore validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the indenture and to the transfer restrictions described in "Notice to Investors."

Application will be made to have the exchange notes, if any, listed on the Luxembourg Stock Exchange. CBB will inform the Luxembourg Stock Exchange and publish a notice in a Luxembourg newspaper, which is expected to be the LUXEMBURGER WORT, in the event of any change in the rate of interest payable on the notes, no later than the commencement of each change in rate. In the event of an exchange offer:

     - CBB will give notice to the Luxembourg Stock Exchange and will publish in a Luxembourg newspaper, which is expected to be the LUXEMBURGER WORT, the announcement of the beginning of the exchange offer and, following completion of such offer;

     - CBB will appoint a Luxembourg exchange agent through which all relevant documents with respect to the exchange offer will be made available; and

     - the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to a noteholder, accepting such documents on CBB's behalf, accepting definitive notes for exchange, and delivering exchange notes to noteholders entitled thereto.

FORM, DENOMINATION AND REGISTRATION

The notes will be issued in registered form without interest coupons in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof. No notes will be issued in bearer form.

CBB has agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, The City of New York and to maintain a Luxembourg paying agent and Luxembourg transfer agent in Luxembourg. CBB has initially appointed the trustee at its corporate trust office as principal paying agent, transfer agent, authenticating agent and registrar, and Deutsche Bank Luxembourg S.A. as its paying agent and Luxembourg transfer agent for all notes. Each transfer agent will keep a register in accordance with the reasonable regulations prescribed by CBB.

BOOK-ENTRY; DELIVERY AND FORM

Notes issued in the exchange offer will be represented by a single, permanent global note in definitive, fully registered book-entry form which will be registered in the name of a nominee of DTC and deposited on behalf of the beneficial owners of the notes represented thereby with a custodian for DTC for credit to the respective accounts of such beneficial owners (or to such other accounts as they may direct) at DTC.

Except in the limited circumstances described below, owners of beneficial interests in a global note will not be entitled to receive physical delivery of certificated notes.

GLOBAL NOTES

CBB expects that pursuant to procedures established by DTC (a) upon deposit of the global notes, DTC or its custodian will credit on its internal system portions of the global notes to the respective accounts of persons who have accounts therewith and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Except as otherwise described herein, investors may hold their interests in a global note directly through DTC only if they are participants in such system, or indirectly through organizations which are participants in such system.

Investors may hold their interests in the global note through Clearstream or Euroclear if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold such interests in the global note on the books of their respective depositories, which in turn will hold such interests in the depositories' names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of any global note, DTC or such nominee will be considered the sole owner or noteholder represented by that global note for all purposes under the indenture and the notes. No beneficial owner of an interest in any note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, in addition to those provided for under the indenture.

Payments of principal of and interest (including additional amounts) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of CBB, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any notes held by DTC or its nominee.

CBB expects that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including additional amounts) on a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee.

Payment to owners of beneficial interests in a global note held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable global note in accordance with the normal procedures of DTC and those procedures set forth in the indenture. Consequently, the ability to transfer interests in a global note to such persons may be limited.

Transfers of physical notes to a person who will hold through a global note will be made only in accordance with the applicable procedures.

Subject to compliance with the transfer restrictions applicable to the notes, CBB understands that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). CBB understands that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day following settlement in DTC.

CBB expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of the participant to whose interests in the applicable global notes are credited and only in respect of the aggregate principal amount of notes as to which such participant has given such direction. However, if there is an event of default under the indenture and the notes, and the holders of at least 50% of the total principal amount of the notes represented by the global note advise the trustee in writing that it is in the holders' best interests to do so, DTC will exchange the applicable global note for physical notes (as defined below), which it will distribute to participants and which will be legended to the extent set forth under "Notice to Investors."

CBB understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. CBB further understands that DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. CBB further understands that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. None of CBB, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PHYSICAL NOTES

Interests in the global notes will be exchangeable or transferable, as the case may be, for physical notes ("physical notes") if (i) DTC notifies CBB that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by CBB within 90 calendar days, (ii)
CBB, at its option, elects to terminate the book-entry system through a depositary or (iii) an event of default has occurred and is continuing with respect to the global notes, and the holders of at least 50% of the total principal amount of the notes represented by the global note advise the trustee in writing that it is in the holders' best interests to exchange the global note interests for physical notes.

REPLACEMENT, EXCHANGE AND TRANSFER OF NOTES

If a note becomes mutilated, destroyed, lost or stolen, CBB may issue, and the trustee will authenticate and deliver, a substitute note in replacement. In each case, the affected noteholder will be required to furnish to CBB, the trustee and certain other specified parties an indemnity under which it will agree to pay CBB, the trustee and certain other specified parties for any losses they may suffer relating to the note that was mutilated, destroyed, lost or stolen. CBB and the trustee may also require that the affected noteholder present other documents or proof. The affected noteholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen Note.

Under certain limited circumstances, beneficial interests in the Global note may be exchanged for physical notes. If CBB issues physical notes, a noteholder of such physical note may present its notes for exchange with notes of a different authorized denomination, together with a written request for an exchange, at the office or agency of CBB designated for such purpose in The City of New York or Luxembourg. In addition, the noteholder of any physical note may transfer such physical note, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Each new physical note issued in connection with a transfer of one or more physical notes will be available for delivery from the registrar and the Luxembourg transfer agent within five Luxembourg business days after receipt by the registrar and the Luxembourg transfer agent of the relevant original physical note or physical notes and the relevant executed instrument of assignment. Transfers of the physical notes will be effected without charge by or on behalf of CBB, the registrar or the Luxembourg transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

CBB will not charge the noteholders of notes for the costs and expenses associated with the exchange, transfer or registration of transfer of the notes. CBB may, however, charge the noteholders of notes for any tax or other governmental charges. CBB may reject any request for an exchange or registration of transfer of any note (i) made within 15 calendar days of the mailing of a notice of redemption of notes or (ii) made between any regular record date and the next interest payment date.

DESCRIPTION OF THE INSURER AND THE INSURANCE POLICY

THE FOLLOWING SUMMARY DESCRIBES CERTAIN PROVISIONS OF THE INSURANCE POLICY AND THE INSURANCE SIDE AGREEMENT (AS DEFINED HEREIN). THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE INSURANCE POLICY AND THE INSURANCE SIDE AGREEMENT. YOU MAY OBTAIN COPIES OF THE INSURANCE POLICY AND THE INSURANCE SIDE AGREEMENT UPON REQUEST TO THE TRUSTEE OR THE PAYING AGENTS AT THE ADDRESSES SET FORTH BELOW UNDER "AVAILABLE INFORMATION." THIS SUMMARY ALSO CONTAINS LIMITED INFORMATION CONCERNING THE INSURER, WHICH HAS BEEN PROVIDED TO US BY THE INSURER.

GENERAL

The trustee will be the beneficiary of an insurance policy for expropriation and currency inconvertibility issued by Steadfast Insurance Company. Subject to the terms of the insurance policy, the insurer will pay compensation to The Bank of New York in U.S. dollars in respect of payments of limited amounts of interest (payable at the initial note rate) due by CBB under the indenture and the notes (or payable by AmBev under the guaranty) (such payments being due by CBB or AmBev being the "Insured Payments") which payments CBB and AmBev, as the case may be, could not otherwise make due to an Expropriation Event or an Inconvertibility Event (as defined below) during the period from December 19, 2001 until July 15, 2012 (a date which is seven months after the expected maturity date). Under certain limited circumstances and after the satisfaction of certain conditions precedent, the trustee may, at the request of CBB, cancel the insurance policy at any time on or after the third anniversary of the closing date. See "--The Insurance Policy--Cancellation of the insurance policy." The insurance policy is not a guarantee of payment by CBB or AmBev, as the case may be, of the Insured Payments and the insurance policy only covers the risk of inconvertibility, non-transferability or expropriation of or with respect to the Insured Payments made by CBB or AmBev, as the case may be, if an Expropriation Event or an Inconvertibility Event has occurred and is continuing. The maximum amount payable by the insurer under the insurance policy is U.S.$52,500,000 which amount represents twelve months of interest on the notes at the note rate. However, after the closing date we may seek to increase the amount covered under the insurance policy to cover an additional six months of interest on the notes (for total coverage of eighteen months at the initial note rate), in which case the amounts available under the letter of credit or the reserve account will also be decreased by a corresponding amount and certain amendments will be made to the insurance policy to give effect to such increase.

All premiums payable under the insurance policy will be paid in full by CBB from the proceeds from the sale of the notes on the closing date.

THE INSURER

The insurance policy will be issued through the Steadfast Insurance Company, an insurance company chartered in the State of Delaware and a wholly-owned subsidiary of the Zurich American Insurance Company. Steadfast Insurance Company, Zurich American Insurance Company and other affiliated companies are linked through the Zurich U.S. Insurance Pool, an intercompany arrangement which aggregates the assets and liabilities of each member. The Zurich U.S. Insurance Pool, led by Zurich American Insurance Company, has been given a rating of A+ (Superior) by the A.M. Best Company. In addition, each of the Zurich American Insurance Company and Steadfast Insurance Company has been given a financial strength rating of AA by S&P.

Zurich American Insurance Company is a wholly-owned subsidiary of Zurich Holding Company of America, which is a subsidiary of Zurich Financial Services Group. Headquartered in Zurich, Switzerland, the Zurich Financial Services Group's worldwide presence builds on strong positions in its three key markets - the United States, the United Kingdom and Switzerland. It has offices in more than 60 countries reaching approximately 35 million customers and employing approximately 70,000 people. Based on consolidated figures for 2000, Zurich Financial Services Group achieved gross premiums of U.S.$50 billion. This amount includes insurance deposits as well as premiums from the Farmers P&C Group. The net income was U.S.$2.33 billion. On December 31, 2000, the Zurich Financial Services Group had U.S.$440 billion of assets under management of which U.S.$259 billion represent funds managed for third-party institutional and retail customers.

THE INSURANCE POLICY

EXPROPRIATION EVENTS AND INCONVERTIBILITY EVENTS

Under the terms of the insurance policy, the trustee will have the right to present a claim and request payments upon the occurrence and continuation of an Expropriation Event or an Inconvertibility Event (or any combination thereof which continues uninterrupted for the duration of the Waiting Period) (as such term is defined below) that begins prior to the end of the policy period and that prevents CBB, AmBev or the trustee from making all or any portion of the Insured Payments under the notes or the guaranty, as the case may be.

The following terms have the respective meanings set forth below:

"DATE OF LOSS" means the later of (i) the due date of the payments due in respect of the notes which corresponds to the Insured Payment that is the subject of a claim and (ii) the date on or before the end of the 30-day interest payment grace period on which CBB, AmBev, or the trustee, as the case may be, first attempts to convert REAIS into U.S. dollars or transfer U.S. dollars outside Brazil in order to make an Insured Payment.

"EXPROPRIATION EVENT" means any act or series of acts taken by the Brazilian government that effectively deprives CBB, AmBev or the trustee of the use and control of funds deposited (either in REAIS or U.S. dollars) by the trustee, or by CBB or AmBev for the account of the trustee, with a financial institution in Brazil, for the purpose of making an Insured Payment, causing an unfunded Insured Payment; PROVIDED that such act or acts continue for the duration of the Waiting Period.

"INCONVERTIBILITY EVENT" means:

(i) any act or series of acts by the Brazilian government that prevents CBB, AmBev or the trustee for the duration of the Waiting Period from directly or indirectly:

        A. converting REAIS into U.S. dollars in order to make an Insured Payment or a portion thereof, including the denial of such conversion in an exchange rate category as favorable as the category applicable to determine the Reference Rate of Exchange; or

        B. transferring outside of Brazil the funds as described in (A) above already converted from REAIS into U.S. dollars constituting all or any portion of an Insured Payment; or

(ii) failure by the Brazilian government to effect a conversion or transfer under (i) above on behalf of CBB, AmBev or the trustee.

"REFERENCE RATE OF EXCHANGE" means the (i) official exchange rate applied by the Central Bank for the category of remittance that is the subject of a claim or
(ii) if the central bank does not freely execute conversions of REAIS into U.S. dollars for such category of remittance, then the Reference Rate of Exchange will be the effective exchange rate obtained through the most active legal and normal channel (as such rate is agreed by both the trustee and the insurer) in Brazil for the conversion of REAIS into U.S. dollars for the category of remittance that is the subject of a claim. If no exchange rate can be determined pursuant to the above, the Reference Rate of Exchange will mean the last available official exchange rate applied by the central bank or equivalent entity in Brazil prior to the Date of Loss.

"WAITING PERIOD" means a period of 180 calendar days from the Date of Loss; PROVIDED that, for the avoidance of doubt, if the Date of Loss occurs during the policy period, the Waiting Period may expire after the expiration of the policy period.

PAYMENTS UNDER THE INSURANCE POLICY

In the event of an Expropriation Event or an Inconvertibility Event, and subject to the terms and conditions of the insurance policy, the insurer will be required to pay compensation to the trustee, in U.S. dollars, in an amount equal to the U.S. dollar equivalent (as determined by the Reference Rate of Exchange) of the Insured Payments (or other covered payments made by CBB, AmBev or the trustee) that could not either be converted from REAIS or transferred outside of Brazil by AmBev, CBB or the trustee as a result of any such Expropriation Event or Inconvertibility Event.

Payments under the insurance policy for any loss caused by an Expropriation Event or an Inconvertibility Event will be adjusted for any compensation received from the Brazilian government or any other source on account of such loss, excluding compensation received by CBB or AmBev in any currency that is not freely convertible into U.S. dollars, any currency that is not transferable outside Brazil and any amounts received from the reserve account. Payments under the insurance policy will also be adjusted for certain payments made by CBB or AmBev, following the start and continuation of an Expropriation Event or an Inconvertibility Event, in respect of notes or other similar obligations issued or incurred by CBB or AmBev that are not insured under an insurance policy issued by the insurer.

No payments under the insurance policy will be made in respect of additional amounts or any interest which has accrued at a rate in excess of the initial note rate.

In no event shall the total amount of payments to be made by the insurer under the insurance policy exceed U.S.$52,500,000, which is the maximum aggregate limit of liability under the insurance policy (equal to twelve months interest on the notes at the initial note rate), regardless of the number or amount of losses incurred by the trustee.

An acceleration, redemption or prepayment of an Insured Payment, if permitted under the indenture, will not give rise to a corresponding acceleration or prepayment of the insurer's obligations to make payments under the insurance policy to the extent that such acceleration or prepayment occurs during an Expropriation Event or Inconvertibility Event. In the case of any such acceleration, the insurer, to the extent that it is otherwise obligated to make a payment under the insurance policy, shall only be obligated to make payments under the insurance policy in accordance with the original payment schedule for the payment of principal of and interest on the notes.

EXCLUSIONS FROM PAYMENTS UNDER THE INSURANCE POLICY

The insurance policy provides that the insurer shall not make payments under the insurance policy for any loss to the extent that the Expropriation Event or Inconvertibility Event (or any combination thereof) giving rise to such loss was directly or indirectly caused by, certain events, including, but not limited to:
(i) the failure by CBB, AmBev or the trustee to comply with the laws of Brazil, or the failure by CBB or AmBev to comply with the environmental, public health or worker safety standards of the International Bank of Reconstruction and Development (otherwise known as the World Bank); (ii) the trustee's material breach of the terms of, or a material misrepresentation contained in, the insurance policy or the trustee's application for insurance under the insurance policy; (iii) CBB, AmBev or the trustee engaging in wrongful or criminal activities, or unreasonable actions which provoke the Brazilian government in some manner; (iv) certain events relating to nuclear reactions, nuclear radiation or radioactive or other toxic contamination; (v) the insolvency, bankruptcy or financial default of CBB, AmBev or the trustee; and (vi) the material breach by CBB, AmBev or the trustee of any contractual agreements with the Brazilian government or any material breach by the Brazilian government of contractual agreements with CBB, AmBev or the trustee, or the Brazilian government acting in a commercial capacity as a supplier, creditor, shareholder, director or manager of, or purchaser from, CBB or AmBev.

The insurer shall not be obligated to pay under the insurance policy as a result of any action taken by the Brazilian government which constitutes a bona fide non-discriminatory measure of general application of the type normally taken by governments in the public interest (other than in respect to an Expropriation Event or Inconvertibility Event).

The insurance policy provides that the insurer will have no liability under the insurance policy in respect of an Inconvertibility Event under certain circumstances, including, but not limited to: (i) CBB, AmBev or the trustee being unable to legally convert REAIS to U.S. dollars on the closing date; (ii) the failure by CBB, AmBev or the trustee (to the extent that any such party's attempt to convert and transfer currency to make any payment under or in respect of the indenture, the notes or the guaranty is the subject of a claim) to exercise all reasonable efforts to convert REAIS to U.S. dollars (at a rate no less favorable than the Reference Rate of Exchange) or transfer U.S. dollars from Brazil to the United States during the Waiting Period through all lawful mechanisms available in Brazil that the trustee, CBB or AmBev could have used in the absence of the coverage under the insurance policy; (iii) in the event that the trustee, CBB or AmBev fails to attempt to convert REAIS to U.S. dollars within 30 calendar days following the date that the relevant Insured Payment is due to be paid under the indenture, the notes or the guaranty, as the case may be; and (iv) solely for the devaluation or fluctuation in the REAIS/U.S. dollar exchange rate.

CLAIMS AND SUBROGATION UNDER THE INSURANCE POLICY

The insurance policy requires that the trustee notify the insurer within 30 calendar days after it has, as a result of any notification received from CBB or AmBev, knowledge of any occurrence which could reasonably be expected to give rise to a claim. The trustee must file a written claim with the insurer 90 calendar days from the Date of Loss. The trustee is required to provide any additional evidence material to the insurer's determination regarding the claim, as reasonably requested by the insurer, in order to establish the claim. Any such request by the insurer shall be made no later than 120 days after the Date of Loss. So long as the trustee provides any such additional evidence within 30 calendar days of the insurer's request, the insurer will make a determination regarding the claim and pay compensation no later than the last day of the 180-day Waiting Period. In the event that the trustee does not provide any additional information requested by the insurer with 75 calendar days of any such request, the insurer may deem the claim made under the insurance policy to be withdrawn.

As a condition to any payment of compensation by the insurer, the trustee (at the insurer's option) will either (i) assign to the insurer all of its right, title and interest in all or part of the Insured Payments that are the subject of the claim or (ii) in the case of any Inconvertibility Event, pay or cause to be paid over to the insurer the REAIS equivalent of the Insured Payment being paid by the insurer (at an exchange rate equal to the Reference Rate of Exchange).

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUSTEE, CBB AND AMBEV

The trustee has made certain representations and warranties and given certain covenants in the insurance policy. These representations, warranties and covenants include, without limitation: (i) the trustee's lack of knowledge on the closing date of any circumstance that could give rise to a loss under the insurance policy, (ii) the accuracy and completeness of information provided to the insurer in its application for the insurance policy, (iii) that it will notify the insurer of an event that could give rise to a claim under the insurance policy within 30 days of it becoming aware of any such event and (iv) that it will cooperate with the insurer in the resolution of any claim including, without limitation, the minimization of any losses and the preservation of legal remedies.

In addition to the representations, warranties and covenants of the trustee set forth above, CBB and AmBev will agree, pursuant to the insurance side agreement (as described below in "--The Insurance Side Agreement--Representations, warranties and covenants") to make substantially similar representations and warranties and give equivalent covenants as those made and given by the trustee in the insurance policy. The trustee is a party to the insurance side agreement and will also agree, pursuant to the insurance policy, to use its reasonable efforts to cooperate with the insurer in the enforcement of its and the insurer's rights under the insurance side agreement to cause CBB and AmBev to comply with their obligations thereunder.

To the extent that any of the trustee, CBB or AmBev materially breaches its obligations described above or in "--The Insurance Side Agreement--Representations, warranties and covenants" or makes a material misrepresentation with respect to any of the representations described above, the insurer may void the insurance policy, retain any premium paid to it in respect of the insurance policy and refuse to pay any claim submitted thereunder.

CANCELLATION OF THE INSURANCE POLICY

At any time on or after the third anniversary of the closing date and so long as no Default or Event of Default has occurred and is continued, the trustee, at the direction of CBB, may cancel the insurance policy upon the receipt by the trustee of confirmation from each of Moody's, S&P and Fitch that its then current rating of notes is at least "A3", "A-" and "A-", respectively, and that such ratings will not be lowered or withdrawn as a result of such cancellation. Any such cancellation that occurs after the third anniversary of the closing date shall be effective as of the immediately succeeding anniversary of the closing date provided that the conditions precedent for the cancellation of the insurance policy described above are satisfied as of such immediately succeeding anniversary of the closing date.

The involuntary cancellation or termination of the insurance policy shall be an Event of Default under the notes and the indenture unless CBB or AmBev make certain deposits in the reserve account as contemplated in clause (m) under "Description of the Notes--Events of Default."

ARBITRATION

Any dispute, controversy or claim between the trustee and the insurer arising under the insurance policy will be settled by arbitration in New York, New York, in the United States of America, according to the then prevailing International Arbitration Rules of the American Arbitration Association. In no event shall the total amount of payments under the insurance policy, if any, awarded by the arbitrator against the insurer exceed the maximum aggregate limit of liability.

CHOICE OF LAW AND JURISDICTION

The insurance policy will be governed by the laws of the State of New York.

THE INSURANCE SIDE AGREEMENT

The insurance side agreement will be an agreement entered among CBB, AmBev, the trustee and the insurer on the closing date which will require that AmBev and CBB make certain representations and take certain actions in respect of the insurance policy.

REPRESENTATIONS, WARRANTIES AND COVENANTS

CBB and AmBev will make certain representations and warranties and give certain covenants to the insurer pursuant to the insurance side agreement. These representations, warranties and covenants include, without limitation: (i) the accuracy and completeness of information provided to the insurer in its application for the insurance policy, (ii) that CBB and AmBev have obtained all licenses required by law in order for them to enter into and perform their obligations under the indenture, the notes and the guaranty, as applicable (iii) that CBB and AmBev will cooperate with the insurer in the resolution of any claim, (iv) that CBB and AmBev will take all reasonable steps to avoid or minimize a loss under the insurance policy and take all reasonable means (including legal, administrative or diplomatic means) available to it to minimize or recover any such loss and (v) that CBB and AmBev will preserve all legal remedies in respect of any claim. As described above in "Description of the Insurer and the Insurance Policy--The Insurance Policy--Representations, warranties and covenants of the trustee, CBB and AmBev" the trustee will have the obligation under the insurance policy to take reasonable efforts to cause CBB and AmBev to comply with these obligations.

DELEGATION OF DUTIES AND RESPONSIBILITIES

In addition to the representations, warranties and covenants set forth in the insurance side agreement, the trustee will delegate to each of CBB and AmBev, and each of CBB and AmBev will accept such delegation, most of the trustee's duties and responsibilities under the insurance policy.

INDEMNIFICATION

Subject to usual exclusions and limitations, CBB and AmBev agree to indemnify the trustee against certain actions and omissions of CBB and AmBev under the insurance side agreement and the insurance policy.

ARBITRATION

Any dispute, controversy or claim between any of the parties to the insurance side agreement will be settled by arbitration in New York, New York, in the United States of America, according to the then prevailing International Arbitration Rules of the American Arbitration Association.

CHOICE OF LAW AND JURISDICTION

The insurance side agreement will be governed by the laws of the State of New York.

BRAZILIAN TAX CONSIDERATIONS

THE FOLLOWING DISCUSSION IS A SUMMARY OF THE BRAZILIAN TAX CONSIDERATIONS RELATING TO AN INVESTMENT IN THE NOTES BY A NONRESIDENT OF BRAZIL. THE DISCUSSION IS BASED ON THE TAX LAWS OF BRAZIL AS IN EFFECT ON THE DATE HEREOF AND IS SUBJECT TO ANY CHANGE IN BRAZILIAN LAW THAT MAY COME INTO EFFECT AFTER SUCH DATE, WHICH CHANGE COULD APPLY RETROACTIVELY AND COULD AFFECT THE CONTINUED VALIDITY OF THE SUMMARY. THE INFORMATION SET FORTH BELOW IS INTENDED TO BE A GENERAL DISCUSSION ONLY AND DOES NOT ADDRESS ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE NOTES.

YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES OR COUPONS.

Individuals domiciled in Brazil and Brazilian companies are taxed in Brazil on the basis of their worldwide income which includes earnings of Brazilian companies' foreign subsidiaries, branches and affiliates. The earnings of branches of foreign companies and non-Brazilian residents in general are taxed in Brazil only on income derived from Brazilian sources.

Interest, fees, commissions and any other income (which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the notes and the price at which the notes are redeemed ("original discount") payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil) is subject to income withheld at source. The rate of withholding is (i) 15%, (ii) 25% in the case the beneficiary of the payments is domiciled in a tax haven jurisdiction, defined by Brazilian tax laws as a country that does not impose a tax on income or imposes such a tax at 20% or less, or (iii) such other lower rate as is provided for in an applicable tax treaty between Brazil and such other country where the recipient of the payment has its domicile. In the case mentioned in (ii) above, the withholding income tax will not be increased to 25% if the debt obligation is issued with a minimum average term of maturity of 96 months. However, if any portion of principal under any such debt obligation, as referred to in (ii) above, is repaid such that the average life of the debt obligation becomes less than 96 months from the disbursement date thereof, payments made by the obligor in respect of interest, fees, commissions and original issue discount under such instruments will be retroactively subject to a withholding tax of 25% plus an interest penalty for late payment, calculated from the disbursement date onwards.

Any payments (other than principal) made by CBB or AmBev the guarantor in respect of the notes will be subject to a withholding on account of Brazilian income tax at the rate of (i) 15% or (ii) 25% in case the beneficiary of the payments is domiciled in a tax haven jurisdiction, as defined by Brazilian tax laws. CBB also has the right to redeem the notes at par in the event that CBB is required as a result of any change in or amendment to Brazilian law which is of general application to debt obligation of all Brazilian companies, to gross up for Brazilian withholding tax at a rate in excess of 15% of the amount of the payment to which the withholding relates. See "Description of the Notes - Redemption." Under Decree No. 2,219 of May 2, 1997, the Minister of Finance is empowered to establish the applicable IOF tax rate related to the entry into Brazil of proceeds resulting from foreign loans (including the issuance of debt securities such as the notes). Pursuant to Law No. 8894 of June 21, 1994, this rate may be up to 25% of the proceeds received, when the taxable event of the IOF is an exchange transaction. However, the IOF tax is a tax assessed upon Brazilian issuers and will have no effect on the amounts received by the holders of the notes. The current regime established by Decree No. 2,219/97 and Ordinance No. 492 of December 29, 1999 issued by the Minister of Finance imposes 0% IOF for foreign-sourced loans carried out through the commercial rate foreign exchange market (including the issuance of debt securities such as the notes) that have a term greater than 90 days. In case of loans with a term of less than 90 days, the IOF is levied at a rate equal to 5% of the proceeds received.

Any earnings or capital gains made abroad as a result of a transaction between two non-residents of Brazil are not subject to tax in Brazil. Thus, the gains obtained by a non-resident in the purchase and sale of debt instruments issued by Brazilian residents are not subject to tax in Brazil, as long as such gains result from transactions carried out with non-Brazilian residents. Gains by Brazilian residents from the sale or other disposition of the notes made outside Brazil are subject to taxation in Brazil. Gains realized on the sale or other disposition of a note made in Brazil may be subject to Brazilian withholding income tax at a rate of up to 20%.

There is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the notes).

UNITED STATES TAX CONSIDERATIONS

THE FOLLOWING SUMMARY SETS FORTH CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCE OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND THE EXCHANGE OF THE NOTES FOR NOTES IDENTICAL IN ALL MATERIAL RESPECTS AND REGISTERED UNDER THE SECURITIES ACT. THIS SUMMARY IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), ITS LEGISLATIVE HISTORY, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS PROMULGATED THEREUNDER, PUBLISHED RULINGS BY THE U.S. INTERNAL REVENUE SERVICE (THE "IRS") AND COURT DECISIONS, ALL IN EFFECT AS OF THIS PROSPECTUS, ALL OF WHICH AUTHORITIES ARE SUBJECT TO CHANGE OR DIFFERING INTERPRETATIONS, WHICH CHANGES OR DIFFERING INTERPRETATIONS COULD APPLY RETROACTIVELY. THIS SUMMARY DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO PARTICULAR INVESTORS, SUCH AS FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, DEALERS OR TRADERS IN SECURITIES OR CURRENCIES, REGULATED INVESTMENT COMPANIES, TAX-EXEMPT ORGANIZATIONS, PERSONS HOLDING NOTES AS PART OF A POSITION IN A "STRADDLE" OR AS PART OF A HEDGING TRANSACTION OR "CONVERSION TRANSACTION" FOR U.S. FEDERAL INCOME TAX PURPOSES, PERSONS THAT ENTER INTO A "CONSTRUCTIVE SALE" TRANSACTION WITH RESPECT TO THE NOTES OR U.S. HOLDERS (AS DEFINED BELOW) WHOSE FUNCTIONAL CURRENCY AS DEFINED IN
SECTION 985 OF THE CODE IS NOT THE U.S. DOLLAR. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS ANY FOREIGN, STATE OR LOCAL TAX CONSIDERATIONS. THIS SUMMARY ONLY APPLIES TO ORIGINAL PURCHASERS OF NOTES WHO PURCHASED NOTES AT THE ORIGINAL ISSUE PRICE AND HOLD THE NOTES AS "CAPITAL ASSETS" (GENERALLY, PROPERTY HELD FOR INVESTMENT) WITHIN THE MEANING OF SECTION 1221 THE CODE.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF INVESTING IN THE NOTES, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

As used herein, the term "U.S. person" includes (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions, or a trust that has made a valid election under U.S. Treasury Regulations to be treated as a domestic trust and (v) a partnership to the extent the interests therein are held by any of the foregoing. The terms "U.S." and "United States" mean the United States of America (including the states and the District of Columbia), its possessions, territories and other areas subject to its jurisdiction. A "U.S. holder" is a beneficial owner of a note that is a U.S. person. A "non-U.S. holder" is a beneficial owner of a note that is not a U.S. person. A "U.S.-controlled person" includes (i) a controlled foreign corporation for United States tax purposes,
(ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, (iii) a foreign partnership that is engaged in a U.S. trade or business or more than 50% of whose income or capital interests are held by U.S. persons and (iv) a U.S. branch of a foreign insurance company or foreign bank.

In the case of a holder of notes that is a partnership for U.S. federal income tax purposes, each partner will take into account its allocable share of income or loss from the notes, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

U.S. HOLDERS

EXCHANGE OFFER

The exchange of notes for new notes registered with the Securities and Exchange Commission, having the same terms and conditions as the existing notes, pursuant to this Exchange Offer should not be a taxable exchange for U.S. federal income tax purposes. As a result, a U.S. holder should not recognize taxable income upon exchanging existing notes for new notes pursuant to this Exchange Offer.

PAYMENTS OF INTEREST

Payments of interest on a note (including additional amounts, if any) will generally be taxable to a U.S. holder as ordinary interest income when such interest is accrued or received, in accordance with the U.S. holder's regular method of tax accounting. Thus, to the extent that amounts are withheld and additional amounts are paid on the notes, a U.S. holder will be required to report income in an amount greater than the cash received on the payments.

Interest income from the notes will constitute foreign source income for U.S. federal income tax purposes and, with certain exceptions, will be treated separately, together with other items of "passive income" or, in the case of certain holders, "financial services income" for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. If any withholding taxes are paid in respect of payments to a U.S. holder on the notes and the withholding tax rate is at least 5%, interest income from the notes will be treated separately as "high withholding tax interest" for purposes of computing that holder's foreign tax credit. A U.S. holder may be eligible, subject to a number of limitations, for a foreign tax credit or deduction against such U.S. holder's U.S. federal income tax liability for taxes withheld on the notes.

SALE, EXCHANGE OR DISPOSITION OF NOTES

A U.S. holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other disposition of a note in an amount equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition (other than amounts attributable to accrued interest, which will be taxed as such) and such U.S. holder's tax basis in the note. A U.S. holder's tax basis in the note will generally equal the U.S. holder's cost for the note. In the case of a U.S. holder that is an individual, estate or trust, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate for ordinary income if the U.S. holder's holding period for the note exceeds one year. Gain or loss realized by a U.S. holder on the sale, exchange, retirement or other disposition of a note will generally be U.S. source gain or loss for U.S. federal income tax purposes.

NON-U.S. HOLDERS

Subject to the discussion of "backup" withholding below, interest on the notes is currently exempt from U.S. federal income taxes, including withholding taxes, if paid to a non-U.S. holder unless (i) the non-U.S. holder is an insurance company carrying on a U.S. insurance business to which the interest is attributable (within the meaning of the Code) or (ii) the non-U.S. holder is an individual or corporation that has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States or is received by a corporation the principal business of which is trading in stock or securities for its own account and certain other conditions exist.

In addition, (i) subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to United States federal income tax on any gain realized on the sale or exchange of a notes, provided that such gain is not effectively connected with the conduct by the holder of a United States trade or business and, in the case of a non-U.S. holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and certain other conditions are met and (ii) the notes will be deemed to be situated outside the United States for purposes of the United States federal estate tax and will not be includible in the gross estate for purposes of such tax in the case of a non-resident of the United States who is not a citizen of the United States at the time of death.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, payments made on a note within the United States to a non-corporate U.S. holder will be subject to information reporting requirements and will also be subject to backup withholding tax if (i) the payee fails to provide an accurate taxpayer identification number, (ii) the payor has been notified by the IRS that the recipient has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns or (iii) in certain circumstances, the payee fails to comply with applicable certification requirements. Payments to non-U.S. holders generally will not be subject to information reporting and backup withholding, but those holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN.

Backup withholding will not apply to payments made outside the United States by CBB or a paying agent on a note, unless the payor has actual knowledge that the beneficial owner thereof is a U.S. person. In addition, if payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a note, that custodian, nominee or other agent will not be required to deduct backup withholding from payments made to that beneficial owner unless the custodian, nominee or other agent has actual knowledge that the beneficial owner thereof is a U.S. person. Payments by a custodian, nominee, or other agent that is a U.S. person or U.S.-controlled person will be subject to information reporting unless that custodian, nominee or other agent has documentary evidence in its files of the beneficial owner's foreign status and has no actual knowledge to the contrary.

Payment of the proceeds from the sale of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the beneficial owner thereof certifies it is not a U.S. person on an IRS Form W-8 BEN under penalty of perjury or otherwise establishes an exemption from information reporting and backup withholding. Payment of the proceeds from the sale of a note effected outside the United States to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that, if the broker is a U.S. person or U.S.-controlled person, information reporting will apply to those payments unless the broker has documentary evidence in its files that the beneficial owner is not a U.S. person and has no actual knowledge to the contrary, or the beneficial owner otherwise establishes an exemption, and backup withholding will apply if the broker has actual knowledge that the beneficial owner is a U.S. person.

Generally, a holder may obtain a refund of any amount withheld under the backup withholding rules that exceed the holder's income tax liability by filing a refund claim with the IRS.

EUROPEAN UNION WITHHOLDING TAX

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

THE ABOVE INFORMATION IS SET FORTH IN SUMMARY FORM ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE NOTES.

ERISA AND CERTAIN OTHER CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA plans") and on those persons who are fiduciaries with respect to ERISA plans. Investments by ERISA plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan's investments be made in accordance with the documents governing the ERISA plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of an ERISA plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA plans, "plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any notes are acquired by a plan with respect to which CBB, AmBev or the initial purchasers or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of plan fiduciary making the decision to acquire notes and the circumstances under which such decision is made. There can be no assurance that any exemption will be available with respect to any particular transaction involving the notes, or, if available, that any particular exemption will cover all possible prohibited transactions. By its purchase of any notes, the purchaser thereof will be deemed to have represented and agreed either that (a) it is not and for so long as it holds notes will not be an ERISA plan or other plan, an entity whose underlying assets include the assets of any such ERISA plan or other plan, or another employee benefit plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or
Section 4975 of the Code or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of another employee benefit plan, any substantially similar federal, state, local or foreign law) for which an exemption is not available. Similarly, each transferee of any notes, by virtue of the transfer of such notes to such transferee, will be deemed to have represented and agreed either that (a) it is not and for so long as it holds notes will not be an ERISA plan or other plan, an entity whose underlying assets include the assets of any such ERISA plan or other plan, or another employee benefit plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of another employee benefit plan, any substantially similar federal, state, local or foreign law) for which an exemption is not available.

Governmental plans and certain church and other plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to other federal, state, local or foreign laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any notes.

The foregoing discussion is general in nature and not intended to be all inclusive. Any plan fiduciary who proposes to cause a plan to purchase any notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

The sale of notes to a plan is in no respect a representation by AmBev, CBB or the initial purchasers that such an investment meets all relevant requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of the new notes, other than any holder that is a broker-dealer that acquired existing notes:

     -    as a result of market-making activities or other trading activities;

     - or directly from us for resale pursuant to Rule 144A, Regulation S or another available exemption under the Securities Act,

who exchange their existing notes for new notes pursuant to this exchange offer may offer for resale and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are:

     -    acquired in the ordinary course of the holders' business;

     - the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

     - the holders are not our "affiliates," within the meaning of Rule 405 under the Securities Act.

The staff of the SEC has not considered this exchange offer in the context of a no-action letter and we can give no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer. Accordingly, any holder of existing note using this exchange offer to participate in a distribution of the new notes to be acquired in this exchange offer:

     - cannot rely on the position of the staff of the SEC stated in Exxon Capital Holdings Corporation (avail. April 13, 1989) or similar letters; and

     - must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Each broker-dealer who holds existing notes acquired for its own account as a result of market-making activities or other trading activities and who receives new notes in exchange for the existing notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes.

By tendering existing notes in exchange for new pass through trust certificates, you will represent to us, among other things, that:

     (1) you are acquiring the new notes in the ordinary course of your business;

     (2) at the time of the commencement of this exchange offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes you will receive in this exchange offer;

     (3) you are not our "affiliate," within the meaning of Rule 405 under the Securities Act, or if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     (4) you have full power and authority to tender, exchange, sell, assign and transfer the tender existing notes;

     (5) we will acquire good, marketable and unencumbered title to the tendered existing notes free and clear of all liens, restrictions, charges and encumbrances; and

     (6) the existing notes tendered for exchange are not subject to any adverse claims or proxies.

If you are not a broker-dealer, by tendering existing pass through trust certificates and executing a letter of transmittal, you represent and agree that you are not engaged in, and do not intend to engage in, distribution of the new notes within the meaning of the Securities Act.

A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business on the 120th day following the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers that receive new notes for their own account pursuant to this exchange offer may resell the new notes from time to time in one or more transactions:

     -    in the over-the-counter market;

     -    in negotiated transactions;

     -    through the writing of options on the new notes; or

     - a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that it receives for its own account in this exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivers a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

AmBev and CBB have agreed to pay all registration expenses incident to this exchange offer other than the expenses of counsel to the underwriters or holders of the existing notes as well as underwriting discounts and commissions and transfer taxes, if any. AmBev and CBB have also agreed to jointly and severally indemnify the holders of the existing notes.

VALIDITY OF SECURITIES

The validity and issuance of the new notes and the guaranty under New York law will be passed upon for CBB and AmBev by Clifford Chance US LLP, New York,
New York, United States counsel to CBB and AmBev.

The validity of the issuance of the new notes and the guaranty and certain matters of Brazilian law relating to the new notes, the indenture and the guaranty will also be passed upon for CBB and AmBev by Mr. Eduardo Muzzi, Brazilian general counsel to CBB and AmBev, and by Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB and AmBev.

INDEPENDENT ACCOUNTANTS

The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which are included in this prospectus have been so in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given the authority of such firm as experts in auditing and accounting.

With respect to our unaudited financial information prepared in accordance with Brazilian Corporate Law for the six-month periods ended June
30, 2002 and 2001 and for the three-month periods ended March 31, 2002 and 2001, incorporated by reference into this prospectus, PricewaterhouseCoopers Auditores Independentes reported that they have applied limited procedures in accordance with Brazilian auditing standards for a review of such information. However, their separate reports dated July 29, 2002 and May 2, 2002 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited condensed financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited condensed financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes within the meaning of Sections 7 and 11 of the Securities Act.

GENERAL INFORMATION

The issue and terms of the new notes have been authorized by CBB pursuant to resolutions of its board of directors adopted on November 20, 2001 and the execution of the guaranty has been authorized by AmBev pursuant to a resolution of its board of directors adopted November 20, 2001.

The new notes will be listed on the Luxembourg Stock Exchange. In connection with and prior to application to list the new notes on the Luxembourg Stock Exchange, a legal notice relating to the issue of the new notes and copies of constitutional documents of each of CBB and AmBev have been deposited with the Chief Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG) where such documents may be examined and copies obtained.

Copies of AmBev's and CBB's bylaws (ESTATUTO SOCIAL) (together with certified English translations thereof), the indenture (containing the forms of the new notes) and the guaranty will be available for inspection during the term of the new notes in the City of Luxembourg at the office of Deutsche Bank Luxembourg S.A., the listing agent for the new notes on the Luxembourg Stock Exchange and the Luxembourg paying agent. In addition, copies of the most recent audited annual and interim financial statements of AmBev (in English or an English translation thereof), if any, may be obtained at that office during the term of the notes. CBB does not currently publish annual or interim financial statements.

The audited consolidated financial statements of AmBev as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included herein, have been prepared in accordance with Brazilian Corporate Law. Since December 31, 2001, the date of our latest audited financial statements included herein, and except as disclosed herein, there has been no material adverse change in our financial condition or results of operations and our subsidiaries taken as a whole which is material in the context of the issuance of the notes.

We prepare annual consolidated and unconsolidated financial statements in accordance with the accounting principles set forth in Brazilian Corporate Law. We also prepare interim quarterly unaudited consolidated and unconsolidated financial statements in accordance with accounting principles set forth in Brazilian Corporate Law. In addition to the consolidated and unconsolidated financial statements we prepare in accordance with accounting principles set forth in Brazilian Corporate Law, we prepare annual audited consolidated financial statements with a reconciliation of shareholders' equity and net income (loss) to U.S. GAAP, among other information prepared in accordance with U.S. GAAP. Copies of all such financial statements (in
English or an English translation thereof) may be obtained from the offices of the Luxembourg Paying Agent.

Also, as at December 31, 2001 and for the year then ended, we prepared consolidated financial statements for AmBev using the U.S. dollar as the reporting currency and in accordance with U.S. GAAP. However, since that time we have changed the format of the financial statements to follow Brazilian Corporate Law and to include in those financial statements a reconciliation to U.S. GAAP. The consolidated financial statements of AmBev using the U.S. dollar as the reporting currency and in accordance with U.S. GAAP as at December 31, 2000 and for the three years then ended and its unaudited interim consolidated financial statements as at June 30, 2001 and for the six month periods ended June 30, 2001 and 2000 were included in the offering memorandum, dated December 12, 2001, for the US$500,000,000 10 1/2% notes due 2001 dated 2011. We do not intend, however, to continue to file such U.S. GAAP statements using the U.S. dollar as the reporting currency.

According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, no transaction made on the Luxembourg Stock Exchange in respect of the new notes shall be cancelled.

The guaranty, the new notes, the indenture, the insurance policy and the insurance side agreement are governed by the laws of the State of New York.

There are no pending actions, suits or proceedings against or affecting CBB which, if determined adversely to CBB or AmBev, would, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise or on our earnings, operations, business affairs or business prospects or of our subsidiaries, taken as a whole, or be material in the context of the issuance of the notes and the listing of the notes, and to our best knowledge, no such actions, suits or proceedings are threatened or contemplated.

In addition to being mailed to holders, copies of all notices to holders of the new notes will be published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the LUXEMBURGER WORT.

Index to Consolidated Financial Statements

Report of Independent Accountants..........................................................................F-3

Consolidated Balance Sheet.................................................................................F-4

Consolidated Statement of Operations.......................................................................F-6

Statements of Changes in Shareholders' Equity..............................................................F-8

Consolidated Statement of Changes in Financial Position....................................................F-10

Consolidated Statement of Cash Flows.......................................................................F-12

Notes to Financial Statements..............................................................................F-14

COMPANHIA DE BEBIDAS
DAS AMERICAS - AMBEV
CONSOLIDATED FINANCIAL STATEMENTS UNDER
BRAZILIAN CORPORATE LAW RECONCILED
TO US GAAP AT DECEMBER 31, 2001
AND 2000, AND FOR EACH OF THE THREE YEARS
IN THE PERIOD ENDED DECEMBER 31, 2001
AND REPORT OF INDEPENDENT ACCOUNTANTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Companhia de Bebidas das Americas - AmBev

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of changes in financial position present fairly, in all material respects, the financial position of Companhia de Bebidas das Americas - AmBev and its subsidiaries at December 31, 2001 and 2000, and their results of operations and their changes in financial position for the two years ended December 31, 2001 and the results of operations, of changes in shareholders' equity and changes in financial position of Companhia Cervejaria Brahma (column labeled "Predecessor -Brahma") for the year ended December 31, 1999, all expressed in Brazilian REAIS, in conformity with accounting principles prescribed by Brazilian Corporate law. These financial statements are the responsibility of company management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in Brazil and in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audit was performed for the purpose of issuing an opinion on the financial statements referred to in the first paragraph, prepared in conformity with accounting principles determined by Brazilian Corporate law. The statement of cash flows which provides supplemental information about the Company and its subsidiaries is not a required component of the financial statements. We also applied the audit procedures described in the previous paragraph to the statement of cash flows and, in our opinion, it is fairly stated in all material respects in relation to the financial statements taken as a whole.

Accounting principles prescribed by Brazilian Corporate Law vary in certain important respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated results of operations, expressed in Brazilian REAIS, for each of the three years in the period ended December 31, 2001 and the determination of shareholders' equity, also expressed in Brazilian REAIS, at December 31, 2001 and 2000, to the extent summarized in
Note 18 to the consolidated financial statements.

PricewaterhouseCoopers                  February 1, 2002, except as to Note 20,
Auditores Independentes                 as to which the dated is August 23, 2002
                                        Sao Paulo, Brazil

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

CONSOLIDATED BALANCE SHEET AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS
-------------------------------------------------------------------------------

ASSETS                                                                                                   2001            2000
                                                                                                -------------- ---------------
Current assets
    Cash and cash equivalents                                                                       2,412,105         575,446
    Trading securities                                                                                126,927         452,886
    Trade accounts receivable, net                                                                    802,555         684,448
    Taxes recoverable                                                                                 336,037         246,972
    Inventories                                                                                       806,679         591,122
    Other                                                                                             200,641         136,766
                                                                                                -------------- ---------------

                                                                                                    4,684,944       2,687,640
                                                                                                -------------- ---------------

Long-term assets
    Receivables from affiliated companies                                                              35,075          47,984
    Deferred income tax                                                                             1,160,274         996,088
    Other taxes recoverable                                                                           332,984         287,980
    Prepaid pension benefit cost                                                                       20,792
    Restricted deposits for legal proceedings                                                         183,611         102,671
    Tax incentive investments and deposits                                                             74,695          89,633
    Assets held for sale                                                                              104,524          26,265
    Advances to employees for purchase of shares                                                      215,248         165,151
    Other                                                                                             107,530          71,279
                                                                                                -------------- ---------------

                                                                                                    2,234,733       1,787,051
                                                                                                -------------- ---------------

Permanent assets
    Investments
       Goodwill and negative goodwill (Note 10)                                                       617,574         614,754
       Other                                                                                           45,026          44,810
                                                                                                -------------- ---------------

                                                                                                      662,600         659,564
    Property, plant and equipment (Note 11)                                                         3,143,635       3,204,259
    Deferred charges                                                                                  302,900         301,138
                                                                                                -------------- ---------------

                                                                                                    4,109,135       4,164,961
                                                                                                -------------- ---------------

TOTAL ASSETS                                                                                       11,028,812       8,639,652
                                                                                                ============== ===============

LIABILITIES AND SHAREHOLDERS' EQUITY                                                                     2001            2000
                                                                                                -------------- ---------------
Current liabilities
    Suppliers                                                                                         571,169         579,200
    Payroll and related charges                                                                       141,889         115,769
    Loans and financing (Note 12)                                                                   1,719,989       1,265,334
    Taxes on income payable                                                                            72,251          26,436
    Other taxes payable                                                                               601,160         456,215
    Dividends and interest attributed to shareholders' equity payable                                 182,593         159,350
    Other                                                                                             122,952          97,318
                                                                                                -------------- ---------------

                                                                                                    3,412,003       2,699,622
                                                                                                -------------- ---------------

Long-term liabilities
    Loans and financing (Note 12)                                                                   2,849,353         927,574
    Accrued liability for contingencies (Note 17)                                                     815,487         877,969
    Sales tax deferrals                                                                               346,965         470,010
    Post-retirement benefits (Note 16)                                                                112,545
    Deferred income tax                                                                                31,579          53,202
    Other                                                                                               8,517          21,853
                                                                                                -------------- ---------------

                                                                                                    4,164,446       2,350,608
                                                                                                -------------- ---------------

Minority interest                                                                                      88,926         512,477
                                                                                                -------------- ---------------

Commitments and contingencies (Note 17)

Shareholders' equity
    Subscribed and paid-up capital                                                                  2,944,288       2,565,249
    Capital reserve                                                                                     4,867               1
    Revenue reserves                                                                                  913,723         522,222
    Treasury stock                                                                                   (499,441)        (10,527)
                                                                                                -------------- ---------------

                                                                                                    3,363,437       3,076,945
                                                                                                -------------- ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                         11,028,812       8,639,652
                                                                                                ============== ===============

The accompanying notes are an integral part of these consolidated financial statements.

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

CONSOLIDATED STATEMENT OF OPERATIONS
EXPRESSED IN THOUSANDS OF REAIS
--------------------------------------------------------------------------------

                                                                                            YEARS ENDED DECEMBER 31
                                                                        ------------------------------------------------------
                                                                                  2001               2000                1999
                                                                        ------------------------------------------------------
                                                                                              (SUCCESSOR-        (PREDECESSOR-
                                                                                               AMBEV)               BRAHMA)
                                                                        ------------------------------------------------------
GROSS REVENUE                                                               13,130,961         11,282,452           6,846,479
Value-added and other taxes, discounts and returns                          (6,605,376)        (6,032,107)         (3,598,205)
                                                                        ------------------------------------------------------

NET SALES                                                                    6,525,585          5,250,345           3,248,274

Cost of sales                                                               (3,366,225)        (2,843,749)         (1,905,053)
                                                                        ------------------------------------------------------

GROSS PROFIT                                                                 3,159,360          2,406,596           1,343,221
                                                                        ------------------------------------------------------

OPERATING INCOME (EXPENSES)
    Selling and marketing                                                     (707,754)          (578,469)           (350,700)
    Direct distribution                                                       (467,827)          (337,002)           (225,536)
    General and administrative                                                (351,497)          (373,023)           (206,940)
    Depreciation and amortization of deferred charges                         (256,492)          (202,288)            (95,408)
    Provision for contingencies and other                                      (33,907)          (269,154)            (51,203)
    Other operating income, net                                                 47,225              3,917              66,307
    Financial income                                                           358,376            373,981             675,118
    Financial expenses                                                        (861,491)          (697,970)           (804,426)
                                                                        ------------------------------------------------------

                                                                            (2,273,367)        (2,080,008)           (992,788)
                                                                        ------------------------------------------------------

OPERATING INCOME                                                               885,993            326,588             350,433

NON-OPERATING INCOME/(EXPENSES), NET                                           107,332             57,786             (19,876)
                                                                        ------------------------------------------------------

INCOME BEFORE INCOME TAXES, STATUTORY DISTRIBUTIONS AND
    CONTRIBUTIONS AND MINORITY INTEREST                                        993,325            384,374             330,557
                                                                        ------------------------------------------------------

INCOME TAX BENEFIT (EXPENSE)
    Current                                                                   (197,988)          (207,888)             29,594
    Deferred                                                                   146,014            613,301             (12,009)
                                                                        ------------------------------------------------------

                                                                               (51,974)           405,413              17,585
                                                                        ------------------------------------------------------

INCOME BEFORE STATUTORY DISTRIBUTION AND
    CONTRIBUTION AND MINORITY INTEREST (CARRIED FORWARD)                       941,351            789,787             348,142
                                                                        ------------------------------------------------------

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

CONSOLIDATED STATEMENT OF OPERATIONS
EXPRESSED IN THOUSANDS OF REAIS                                      (CONTINUED)
-------------------------------------------------------------------------------

                                                                                                      YEARS ENDED DECEMBER 31
                                                                              ------------------------------------------------

                                                                                        2001            2000             1999
                                                                              --------------- --------------- ----------------

                                                                                                  (SUCCESSOR   (PREDECESSOR -
                                                                                                      -AMBEV)          BRAHMA)
                                                                              ------------------------------- ----------------

INCOME BEFORE STATUTORY DISTRIBUTION AND
    CONTRIBUTIONS AND MINORITY INTEREST (BROUGHT FORWARD)                            941,351         789,787          348,142

    Employee profit sharing                                                          (61,257)        (47,018)         (29,468)
    Management profit sharing                                                        (20,041)         (6,700)         (10,398)
    Contributions to Zerrenner Foundation (Note 16)                                  (75,777)
                                                                              --------------- --------------- ----------------

INCOME BEFORE MINORITY INTEREST                                                      784,276         736,069          308,276
    Minority interest                                                                    292        (265,887)          14,019
                                                                              --------------- --------------- ----------------

NET INCOME FOR THE YEAR                                                              784,568         470,182          322,295
                                                                              =============== =============== ================

Number of shares outstanding at year-end (thousands)                              38,420,450      38,562,858        6,907,611

EARNINGS PER THOUSAND SHARES AT YEAR END - (WHOLE REAIS ) - R$                         20.42           12.19            46.66


The accompanying notes are an integral part of these consolidated financial statements.

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
EXPRESSED IN THOUSANDS REAIS
-------------------------------------------------------------------------------


                                                                              REVENUE RESERVES
                                                                ------------------------------

                                          SUBSCRIBED                                    FUTURE            ACCUMULATED
                                         AND PAID-UP   CAPITAL                         CAPITAL  TREASURY     RETAINED
                                             CAPITAL   RESERVE    LEGAL  INVESTMENTS  INCREASE    SHARES     EARNINGS       TOTAL
                                         ------------ --------- -------- ----------- --------- ---------- ------------ ----------

At January 1, 1999                           975,029    43,616  121,063                542,031  (253,323)               1,428,416
  Capital increase                            15,298                                                                       15,298
  Tax incentives                                        24,554                                                             24,554
  Cancellation of treasury shares                                                     (252,711)  252,711
  Repurchase of own shares for treasury                                                           (6,019)                  (6,019)
  Net income for the year                                                                                     322,295     322,295
  Appropriation of net income
     Legal reserve                                               16,115                                       (16,115)
     Statutory reserves                                                                128,011               (128,011)
     Interest attributed to
       shareholders' equity                                                                                  (178,169)   (178,169)
                                         ------------ --------- -------- ----------- --------- ---------- ------------ -----------

  At December 31, 1999 (Predecessor -
    Brahma)
  (Note 15(h))                               990,327    68,170  137,178                417,331    (6,631)               1,606,375
                                         ------------ --------- -------- ----------- --------- ---------- ------------ -----------

==================================================================================================================================

At January 1, 2000 (Successor - AmBev)
(Note 15(h))                               1,717,471         1                                               (310,682)  1,406,790
  Repurchase of own shares for treasury                                                          (10,527)                 (10,527)
  Reduction of capital to absorb:
    Accumulated deficit                     (310,682)                                                         310,682
    Loss for the period ended August 31,
      2000                                  (232,058)                                                         232,058
  Return of capital                         (111,838)                                                                    (111,838)
  Rollup of minorities converting from
    Brahma into AmBev shares               1,502,356                                                                    1,502,356
  Net income for the year                                                                                     470,182     470,182
  Appropriation of net income:
    Legal reserve                                                23,509                                       (23,509)
    Statutory reserves                                                        13,333   485,380               (498,713)
    Dividends and interest attributed
      to shareholders' equity                                                                                (180,018)   (180,018)
                                         ------------ --------- -------- ----------- --------- ---------- ------------ -----------

At December 31, 2000                       2,565,249         1   23,509       13,333   485,380   (10,527)               3,076,945
                                         ============ ========= ======== =========== ========= ========== ============ ===========

                                                                                REVENUE RESERVES
                                                                 -------------------------------

                                           SUBSCRIBED                                    FUTURE             ACCUMULATED
                                          AND PAID-UP   CAPITAL                         CAPITAL   TREASURY     RETAINED
                                              CAPITAL   RESERVE    LEGAL  INVESTMENTS  INCREASE      STOCK     EARNINGS       TOTAL
                                          ------------ --------- -------- ------------ ---------- --------- ------------ -----------
At December 31, 2000                        2,565,249         1   23,509       13,333   485,380    (10,527)               3,076,945
  Prior period adjustment - change in
    accounting principle for pensions
    and benefits (Note 2(k))                                                                                    (56,458)    (56,458)
  Capital increase through:
    Issue of stocks to IBANN minority
       shareholders net of repurchases
       from dissenting shareholders
       (Note 15(d))                           298,265                                             (242,246)                  56,019
    Stock options exercised                    80,774                                                                        80,774
  Repurchase of own shares for treasury                                                           (246,668)                (246,668)
  Premium received on sale of stock option                4,866                                                               4,866
  Net income                                                                                                    784,568     784,568
  Appropriation of net income:
    Legal reserve                                                 39,228                                        (39,228)
    Statutory reserves                                                         39,228   313,045                (352,273)
    Dividends and interest attributed
      to shareholders' equity                                                                                  (336,609)   (336,609)
                                          ------------ --------- -------- ------------ ---------- --------- ------------ -----------

At December 31, 2001                        2,944,288     4,867   62,737       52,561   798,425   (499,441)               3,363,437
                                          ============ ========= ======== ============ ========== ========= ============ ===========

The accompanying notes are an integral part of these financial statements.

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
EXPRESSED IN THOUSANDS OF REAIS
-------------------------------------------------------------------------------

                                                                                                      YEARS ENDED DECEMBER 31
                                                                       -------------------------------------------------------

                                                                                   2001                 2000             1999
                                                                       -----------------  ------------------- ----------------
                                                                                                  (SUCCESSOR-     (PREDECESSOR
                                                                                                       AMBEV)         -BRAHMA)
                                                                       -------------------------------------- ----------------

FINANCIAL RESOURCES WERE PROVIDED BY
    From operations:
      Net income for the year                                                   784,568              470,182          322,295
      Expenses (income) not affecting working capital
           Deferred income tax and social contribution                         (146,014)           (613,301)           12,009
           Provision for loss on investments                                                                            1,854
           Amortization of goodwill                                              94,151               86,971            2,810
           Depreciation and amortization of deferred charges                    613,872              589,182          438,069
           Accrued liability for contingencies and other                        (67,090)             214,862           14,712
           Interest expense on legal proceedings provisions                       1,238               19,452           18,688
           Financial charges on long-term loans                                  (5,246)              65,790
           Foreign exchange variation on long-term loans                        (46,140)              (3,070)         128,714
           Gain arising from changes in holdings in subsidiaries                (16,153)
           Minority interest                                                       (292)             265,887          (14,019)
       Book value of property, plant and equipment and investment
       disposals                                                                 40,665              205,318          107,611
                                                                       -----------------  ------------------- ----------------
                                                                              1,253,559            1,301,273        1,032,743

    From shareholders:
      Capital increase - stock options exercised                                 80,774                                15,298
      Capital increase of minority interest in subsidiaries                      (2,363)             139,686           20,769
      Premium on the placement of options to repurchase own shares                4,866
    From third-parties:
      Increase (decrease) in long-term liabilities
         Loans                                                                1,900,643             (276,662)        (171,220)
         Investment subsidy                                                                                            24,554
         Sales tax deferrals                                                   (123,045)               6,340          148,057
                                                                       -----------------  ------------------- ----------------

TOTAL FUNDS PROVIDED                                                          3,114,434            1,170,637        1,070,201
                                                                       -----------------  ------------------- ----------------

                                                                                                      YEARS ENDED DECEMBER 31
                                                                              ------------------------------------------------

                                                                                      2001             2000              1999
                                                                              -------------    ------------- -----------------

                                                                                                 (SUCCESSOR      (PREDECESSOR
                                                                                                      AMBEV)           BRAHMA)
                                                                              ------------------------------ -----------------

FINANCIAL RESOURCES WERE USED FOR
    Increase (decrease) in long-term assets
       Restricted deposits for legal proceedings                                    79,645           25,507             9,076
       Advances to employees for purchase of shares                                 50,097           76,113            12,203
       Receivables from companies proportionally consolidated                       30,635          (33,421)           58,110
       Taxes recoverable                                                            27,493          (37,400)           (2,886)
       Other                                                                        24,974          (32,913)           23,537
    Permanent assets
       Investments                                                                 247,963           22,310             2,364
       Property, plant and equipment                                               446,829          295,008           295,693
       Deferred charges                                                             82,607           28,796            36,702
    Return of capital                                                                               111,838
    Repurchase of own shares for treasury                                          246,668           10,527             6,019
    Payment of appraisal rights to former IBANN shareholders (Note 15(d))          242,246
    Proposed and declared distributions in the form of interest attributed
       to shareholders' equity and dividends                                       336,609          180,018           178,169
    Other decrease (increase) in long-term liabilities                              13,745           15,334             3,311
                                                                              -------------    ------------- -----------------

TOTAL FUNDS USED                                                                 1,829,511          661,717           622,298
                                                                              -------------    ------------- -----------------

INCREASE IN WORKING CAPITAL                                                      1,284,923          508,920           447,903
                                                                              =============    ============= =================

CHANGES IN WORKING CAPITAL

CURRENT ASSETS
    At end of year                                                               4,684,944        2,687,640         2,723,110
    At beginning of year                                                         2,687,640        3,218,018         1,959,203
                                                                              -------------    ------------- -----------------

                                                                                 1,997,304         (530,378)          763,907
                                                                              -------------    ------------- -----------------
CURRENT LIABILITIES
    At end of year                                                               3,412,003        2,699,622         1,889,123
    At beginning of year                                                         2,699,622        3,738,920         1,573,119
                                                                              -------------    ------------- -----------------

                                                                                   712,381       (1,039,298)          316,004
                                                                              -------------    ------------- -----------------

INCREASE IN WORKING CAPITAL                                                      1,284,923          508,920           447,903
                                                                              =============    ============= =================


The accompanying notes are an integral part of these consolidated financial statements.

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

SUPPLEMENTAL INFORMATION

CONSOLIDATED STATEMENT OF CASH FLOWS
EXPRESSED IN THOUSANDS OF REAIS
-------------------------------------------------------------------------------

                                                                                                      YEARS ENDED DECEMBER 31
                                                                              ------------------------------------------------

                                                                                        2001            2000             1999
                                                                              --------------- --------------- ----------------

                                                                                                 (SUCCESSOR-    (PREDECESSOR-
                                                                                                       AMBEV)          BRAHMA)
                                                                              ------------------------------- ----------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year                                                              784,568         470,182          322,295
  Expenses (income) not affecting cash and cash equivalents
    Deferred income tax and social contribution                                     (146,014)       (613,301)          12,009
    Amortization of goodwill                                                          94,151          86,971            2,810
    Depreciation and amortization of deferred charges                                613,872         589,182          438,069
    Interest expense on accrued liability for contingencies                            1,238          19,452           18,688
    Interest and foreign exchange losses on loans, net                               281,678         492,854          128,714
    (Gain) loss on disposal of property, plant and equipment, net                     (1,497)        (40,050)          45,265
    Gain arising from changes in holdings in subsidiaries                            (16,153)
    Foreign exchange gains on subsidiaries abroad not affecting cash, net            (13,955)         (5,378)
    Unrealized (gain) loss on swap and forward activities, net                        44,297         (22,357)
    Minority interest                                                                   (292)        265,887          (14,019)
 Decrease (increase) in assets
    Trading securities                                                               325,959        (171,754)
    Trade accounts receivable, net                                                   (91,504)       (325,928)          10,785
    Taxes recoverable                                                               (114,590)         81,955          (87,991)
    Inventories                                                                     (149,113)         (6,167)         (10,648)
    Receivables from affiliated companies                                            (30,635)         33,421          (57,568)
    Other                                                                            (42,130)         61,576          (62,313)
Increase(decrease) in liabilities
    Suppliers                                                                         (7,705)        153,714           60,681
    Payroll and related charges                                                       25,595           1,060           38,006
    Taxes on income payable                                                           45,815         (43,148)          13,181
    Other taxes payable                                                               21,900          76,806          231,004
    Accrued liability for contingencies, net of restricted deposits                  (61,768)        214,862           51,203
    Other                                                                            (82,211)         (7,202)         (37,213)
                                                                              --------------- --------------- ----------------

Net cash provided by operating activities                                          1,481,506       1,312,637        1,102,958
                                                                              --------------- --------------- ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Restricted deposits for legal proceedings                                          (79,645)        (25,507)        (10,108)
  Investments in affiliates and subsidiaries, net of cash acquired                  (220,118)        (22,310)
  Payment of appraisal rights to former IBANN shareholders (Note 15(d))             (242,246)
  Acquisitions of property, plant and equipment                                     (446,829)       (295,008)       (312,383)
  Proceeds from disposal of property, plant and equipment                             42,162         245,368           59,989
  Expenditures on deferred charges                                                   (82,607)        (28,796)        (36,702)
                                                                              --------------- --------------- ----------------

Net cash used in investing activities                                             (1,029,283)       (126,253)        (299,204)
                                                                              --------------- --------------- ----------------

                                                                                                      YEARS ENDED DECEMBER 31
                                                                              ------------------------------------------------

                                                                                        2001            2000             1999
                                                                              --------------- --------------- ----------------

                                                                                                  (SUCCESSOR)    (PREDECESSOR)
                                                                              ------------------------------- ----------------

CASH FLOWS FROM FINANCING ACTIVITIES

Loans and financing
    Issuance                                                                       3,255,167         813,390        1,335,806
    Repayments, including interest                                                (1,343,877)     (2,726,530)      (1,362,847)
  Capital subscriptions                                                               80,774                           15,298
  Repurchase of own shares for treasury                                             (246,668)        (10,527)          (6,019)
  Premium received on sale of stock option                                             4,866
  Capital increase of minority interests in subsidiaries                              (2,363)        139,686           20,769
  Return of capital                                                                                 (111,838)
  Dividends and interest attributed to shareholders' equity paid                    (313,366)       (109,324)        (178,169)
  Advances to employees for purchase of shares                                       (50,097)        (76,113)         (12,203)
                                                                              --------------- --------------- ----------------

Net cash provided by (used in) financing activities                                1,384,436      (2,081,256)        (187,365)
                                                                              --------------- --------------- ----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               1,836,659        (894,872)         616,389

Cash and cash equivalents, at beginning of year                                      575,446       1,470,318        1,081,026
                                                                              --------------- --------------- ----------------

  CASH AND CASH EQUIVALENTS AT END OF YEAR                                         2,412,105         575,446        1,697,415
                                                                              =============== =============== ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
  Interest, net of capitalized interest                                              260,501         265,818          250,125
  Taxes on income                                                                     29,434          58,128           17,986
Non-cash transactions:
    Issuance of shares related to IBANN
       transaction, net of repurchases (Note 15(a)(i))                                56,019

The accompanying notes are an integral part of these consolidated financial statements.

         COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         AT DECEMBER 31
         EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
         -----------------------------------------------------------------------


1        OUR GROUP AND OPERATIONS

(a)      OUR BUSINESS

         Companhia de Bebidas das Americas ("the Company", "AmBev" or "we") is a Brazilian limited liability company. AmBev and its subsidiaries, including Companhia Brasileira de Bebidas ("CBB") - formerly comprising Companhia Cervejaria Brahma ("Brahma") and Companhia Antarctica Paulista - Industria Brasileira de Bebidas e Conexos ("Antarctica"), produce, distribute and sell beer, soft drinks and other non-carbonated beverages, such as isotonic sport drinks, fruit juices, iced tea and water, in Brazil and in other South American countries.

         In July 1999, the controlling shareholders of Brahma and the controlling shareholders of Antarctica announced a business combination. The combination involved the contribution to Aditus Participacoes S.A., a holding company which changed its name to AmBev, of the shares of Brahma and Antarctica. The combination of Brahma and Antarctica was accounted for as a merger of entities ("INCORPORACAO DE ACOES") at book value and the assets and liabilities were combined under a new share structure. Adjustments to the net carrying value of Antarctica assets resulted in the allocation of certain assets to goodwill. In April 2001, Brahma and Antarctica were merged to become CBB. As at December 31, 2001, AmBev held 100% of the voting shares and 99.7% of the total shares of CBB.

         The completion of the combination required the approval of Brazilian antitrust authorities, which was obtained in April 2000, in the interim, restrictions were imposed by the antitrust authorities. The antitrust authorities approved the combination and imposed certain requirements during a five year period which AmBev agreed to fulfill. These are summarized as follows: (i) mandatory sale of the Bavaria brand, together with one beer plant in each of the five different Brazilian regions and the sharing of AmBev's distribution network for a a period of four years; (ii) mandatory sharing of its distribution network with one competitor beer brand; and (iii) restrictions on the sale of plants, maintenance of employment levels or employee relocation requirements. The Bavaria brand was sold in December 2000 (Note 11(b)).

2        SUMMARY OF OUR SIGNIFICANT ACCOUNTING POLICIES

(a)      BASIS OF PRESENTATION OF OUR FINANCIAL STATEMENTS

         The financial statements were prepared in accordance with accounting principles determined by the Brazilian Corporate law (Law 6404, as amended) ("Corporate law") and additional regulations of the "COMISSAO DE VALORES MOBILIARIOS", the Brazilian Securities Commission (the "CVM").

         These financial statements have been prepared in the Brazilian REAL (plural, REAIS) and differ from the Corporate law financial statements previously issued due to the number of periods presented, the presentation of Brahma as the predecessor of AmBev, certain reclassifications and changes in terminology, and additional explanatory notes added to conform more closely to reporting practices in the United States. The statement of cash flows conforms with International Accounting Standard No. 7, "Cash Flow Statements".

         Prior to July 1, 1999, the date of the controlling shareholders' contribution to form the combination of interests between Brahma and Antarctica, AmBev had no material assets, liabilities or operations. The financial statements for the year ended December 31, 1999 are those of Brahma, the predecessor of AmBev. The financial statements as at and for the year ended December 31, 2000 include the consolidation of AmBev, Brahma and Antarctica for the year, to reflect the results of the merger which was effected as from July 1, 1999.

         Certain accounting practices applied by the Company and its subsidiaries that conform with Corporate law may not conform with accounting principles generally accepted in the United States of America ("US GAAP") (Note 18).

(b)      CONSOLIDATION PRINCIPLES

         The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which the Company directly or indirectly controls more than 50% of the voting share capital. The consolidated financial statements include also part of the assets, liabilities, revenues and costs of investees governed by shareholder agreements, which have been consolidated based on the proportion of the equity interest the Company holds to the total capital of the investee. All significant intercompany accounts and transactions are eliminated upon consolidation. The interests of minority shareholders in the consolidated subsidiaries of the Company are separately disclosed.

(c)      FOREIGN CURRENCY TRANSLATION

         The financial statements of our subsidiaries operating outside Brazil in stable economic environments are translated using the current exchange rate. Financial information of subsidiaries operating in weak currency environments has been adjusted for the effects of inflation prior to translation. Gains and losses from foreign currency transactions and from the translation of the balance sheets are recognized in income.

         In the cases of Malteria Pampa ("Pampa"), Malteria Uruguay S.A. and Cerveceria y Malteria Paysandu S.A. ("Cympay"), as their prices and cash flows are primary based on the US dollar, this currency is considered to be the currency of their economic environment. The following translation methodology was applied for these companies which adopt the US dollar as the functional currency: (i) inventories, property, plant and equipment, accumulated depreciation and shareholders' equity accounts were remeasured into US dollars at historical exchange rates and translated into REAIS at current rates; (ii) monetary assets and liabilities were translated at current rates; (iii) depreciation was determined based on the US dollar value of the assets, (iv) other income accounts were converted at the average exchange rates in the period; and (v) translation gains and losses are included in the Company's income for the period.

(d)      CASH AND CASH EQUIVALENTS

         Cash equivalents consist primarily of time deposits and government securities held through private mutual funds denominated in Brazilian REAIS, having a ready market and an original maturity of 90 days or less, or which have insignificant early withdrawal penalty clauses. We also invest in money market instruments and private mutual funds denominated in U.S. dollars through our off-shore subsidiaries.

(e)      TRADING SECURITIES

         We buy and sell debt and equity securities with the objective of selling in the short term. These securities are measured at fair market value at the balance sheet dates and unrealized gains/losses are included in financial income/expense. The securities primarily comprise fixed-term investments and Brazilian Government bonds held through private funds.

(f)      TRADE ACCOUNTS RECEIVABLE

         Accounts receivable are stated at cost. Allowances are provided, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts.

(g)      INVENTORIES

         Inventories are stated at the average cost of purchases or production, adjusted by a provision for reduction to realizable (market) values when necessary.

(h)      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost, indexed for inflation through December 31, 1995 and depreciated using the straight-line method over their estimated useful lives (Note 11).

         As from 1996, pursuant to CVM Instruction No. 193, "Capitalized Interest on Financing of Construction in Process", the Company started capitalizing, as part of property, plant and equipment, interest costs incurred when an asset is under construction until such time as the asset is placed in service. Interest capitalized is limited to interest expense on loans raised to finance construction-in-progress. Interest on construction-period borrowings denominated in foreign currencies is capitalized using contractual interest rates. Expenditures for maintenance and repairs are charged to expense when incurred. Certain costs incurred in connection with developing or obtaining internal-use software are capitalized, and certain other costs are expensed.

         Management reviews long-lived assets, primarily buildings and equipment to be held and used in the business, for the purpose of determining and measuring impairment on a recurring basis or when events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable through operating activities. Write-down of the carrying value of assets or groups of assets is made if and when appropriate.

         Returnable bottles are classified as property, plant and equipment and are depreciated normally and written-off when breakage occurs. We maintain a small amount of bottles for sale to distributors to replace bottles broken in the distribution network. These bottles are recorded in inventory and are not used during our day-to-day operations. They are not subject to depreciation.

         Assets held for sale include land and buildings and are reported at the lower of their carrying amounts or their fair values less cost to sell.

(i)      DEFERRED CHARGES

         The Company defers certain charges relate primarily to (i) acquisition and implementation of software; (ii) payments made to former distributors and (iii) pre-operating expenses incurred in the construction or expansion of a new facility until the facility begins operations. Deferred charges are amortized over a period of five to ten years.

(j)      BUSINESS COMBINATIONS

         The purchase accounting method is based on book values. Goodwill or negative goodwill recorded on the acquisition of a company is computed as the difference between the cost of acquisition and the underlying book value (usually the tax basis) of the investment acquired. In the case of the Brahma and Antarctica merger, which was effected at book value, adjustments made to the book value of the Antarctica net assets at the time of the merger resulted in the allocation of certain assets to goodwill, which is being amortized over the period expected to be benefited (Note 10). Goodwill is allocated between the write-up of tangible assets at market value and estimated future profitability; each component is amortized using the straight-line method, respectively, over the remaining lives of the tangible assets or the period of the projected profitability, generally ten years. Negative goodwill is only amortized upon realization of the related asset through sale or disposal. Generally, goodwill is not tax deductible until the assets are sold or measures are taken to restructure the assets.

(k)      PENSION AND OTHER POST-RETIREMENT BENEFITS

         The Brazilian Institute of Independent Auditors of Brazil ("IBRACON") issued NPC Standard No. 26, "Accounting for Employee Benefits," which was later approved by CVM Instruction No. 371 in December 2000. The Standard requires the recognition of net actuarial obligations relative to benefits payable to retired employees. Although transitional measures were put in place at December 31, 2001, NPC Standard No. 26 only becomes fully effective for the year ending December 31, 2002. The Company elected to record the net effect (transitional obligation or net asset) arising from the prepaid pension cost (asset) and post-retirement benefits (liability) as a direct charge to shareholders' equity as of December 31, 2001 (Note 16).

         The cash contributions made by the Company to the pension and employee welfare foundations (Note 16) prior to December 31, 2001 were determined by independent actuaries and treated as operating expenses, although the actuarial obligation was not accrued.

(l)      COMPENSATED ABSENCES

         The liability for future compensation for employee vacations is fully accrued as earned.

(m)      DEFERRED INCOME TAXES

         Brazilian taxes on income consist of federal income and social contribution taxes, the latter being a federally mandated tax based on income. There are no taxes levied by state or local authorities on income in Brazil. The Company is subject to taxes from its operations in foreign jurisdictions.

         All tax effects of net operating loss carryforwards expected to be recovered through offset are recorded as deferred tax assets. In the event realization of deferred tax assets is not considered probable, no such assets are recorded.

         A deferred tax liability arises in the case of an excess of net assets shown for financial reporting purposes determined in accordance with accounting principles prescribed by Corporate law over the tax basis of these net assets.

         Current and non-current deferred tax assets and liabilities are presented separately.

(n)      STOCK OWNERSHIP PLAN AND ADVANCES TO EMPLOYEES FOR PURCHASE OF SHARES

         AmBev operates a stock ownership plan. As the options are exercised, the purchase consideration paid by the employees is recorded as an increase in capital stock. Stock options granted to employees or directors under stock ownership plans do not generate a charge to income.

         The Company may finance the purchase of shares in accordance with the stock ownership plan and records this advance as an asset. These financing arrangements are normally for periods not exceeding four years and accrue interest of 8% per year over a designated general price index; both elements are recognized as financial income.

(o)      WARRANTS AND STOCK OPTIONS PREMIUMS

         The net premiums received on the placement of options and warrants are recognized in a capital reserve in shareholders' equity upon receipt.

(p)      TREASURY SHARES

         We acquire our own shares to be held in treasury as a temporary investment and record them using the cost method, as a deduction from shareholders' equity. As authorized by the CONSELHO DE ADMINISTRACAO ("Board of Directors"), we have repurchased preferred shares, which are expected to be cancelled.

         Cancellations of treasury shares are recorded as a reduction of treasury against revenue reserves.

(q)      INTEREST ATTRIBUTED TO SHAREHOLDERS' EQUITY

         Brazilian corporations are permitted to deduct, for tax purposes, interest attributed to shareholders' equity, which is paid in the form of a dividend. For financial reporting purposes, interest attributed to shareholders' equity is recorded as a deduction from unappropriated retained earnings. As required by law, we pay the related withholding tax on behalf of our shareholders (Note 15(f)).

(r)      REVENUES AND EXPENSES

         Sales revenues and related cost of sales are recognized in income when products are delivered to customers. No reserve for expected returns is recorded, as such amounts are insignificant. Other expenses and costs are recognized on the accrual basis.

         Selling and marketing expenses include costs of advertising and other marketing activities. Advertising and marketing costs are not deferred at year-end and are charged to expense ratably in relation to sales over the year in which they are incurred. Advertising expenses (including promotional materials) were R$ 375,843, R$ 275,946 and R$ 220,382, for the years ended December 31, 2001, 2000, and 1999, respectively.

         In addition to our third-party distribution networks, we operate a direct distribution system which distributes our products directly to points of sale. Direct distribution expenses include product delivery charges and the cost of sales and delivery personnel required to distribute our products.

         Expenditures relating to ongoing environmental programs are charged to income as incurred. Ongoing programs are designed to minimize the environmental impact of our operations and to manage any potential environmental risks of our activities. Provisions with respect to such costs are recorded at the time the obligation is considered to be probable and reasonably estimable.

(s)      PAYROLL, PROFIT SHARING AND RELATED CHARGES

         Our by-laws provide for the distribution to employees of up to 10% of consolidated net income, determined in accordance with the Corporate law. Executive officers are entitled to profit sharing in an amount not to exceed their annual remuneration or a pro rata share of 5% of net income of the Company, whichever is lower. The bonus system operates on a three-tier performance-based structure in which the corporate efficiency targets as approved by our board of Directors must first be achieved, followed by targets for the business units and finally individual performance targets. Only the top ranked 50% of employees are then eligible to receive bonuses. The year-end provision is an estimate made by our management as the final determination of the amount payable is not available at the date of preparation of the financial statements. Amounts paid with respect to the program may differ from the liability accrued.

(t)      EARNINGS PER SHARE

         Earnings per share were calculated based on the number of shares outstanding at the end of each year, net of treasury shares.

(u)      USE OF ESTIMATES

         The preparation of consolidated financial statements requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

(v)      FINANCIAL INSTRUMENTS AND DERIVATIVES

         The Company enters into currency, interest rate and commodity derivatives comprised of swaps, forward and future contracts to mitigate the effects of exchange rate variations on its consolidated exposure to variations in foreign currencies, interest rates and prices of commodities and raw materials, especially aluminum.

         We monitor and evaluate our derivative positions on a regular basis and adjust our strategy in response to market conditions. We also periodically review the credit limits and creditworthiness of our counter-parties in these transactions. In view of the policies and practices established for derivatives, management considers the occurrence of non-measurable risk situations as unlikely.

         The book value of the Company's financial instruments reflect their market prices, obtained through the specific market quotations or the calculation of their present value, taking into account market interest rates for instruments of similar periods and risk. Any changes in the fair value of those instruments are recognized as incurred through financial income and financial expense.

(w)      TAX INCENTIVES

         Certain states in Brazil provide indirect tax incentives in the form of deferrable tax payments and partial or complete tax abatements for periods ranging from one to 20 years to promote investments in their regions, as explained in Note13. The recognition of these benefits occurs only when the gain is assured and all conditions have been met and is recognized against other operating income (when generated by consolidated subsidiaries) (Note 4) or through a credit to the capital reserve in the shareholders' equity (when generated by the parent company). The benefits granted are not subject to clawback provisions in the event we do not meet the program target; however, future benefits may be withdrawn.

3        FINANCIAL INCOME AND EXPENSE

                                                                                2001             2000                1999
                                                                      ---------------  --------------- -------------------

                                                                                           (SUCCESSOR)       (PREDECESSOR)
                                                                      -------------------------------- -------------------

         FINANCIAL INCOME
             Financial income on cash equivalents                           156,418          207,293              207,879
             Foreign exchange rate variation on investments                 100,182           76,351               60,287
             Interest charges on asset balances                               7,065            4,290                4,022
             Interest on taxes, contributions and deposits in court          47,282           16,079
             Results of derivative instruments                                                14,079              373,230
             Other                                                           47,429           55,889               29,700
                                                                     ---------------  --------------- -------------------

                                                                            358,376          373,981              675,118
                                                                     ---------------  --------------- -------------------

         FINANCIAL EXPENSES
             Results of derivative instruments                             (193,965)         (76,956)            (111,685)
             Foreign exchange rate variation on loans                      (188,508)        (126,999)            (401,815)
             Interest on loans                                             (263,742)        (325,937)            (151,492)
             Tax on financial transactions                                  (99,485)         (68,407)             (24,527)
             Interest on contingencies and other                            (69,595)         (50,049)             (18,688)
             Other                                                          (46,196)         (49,622)             (96,219)
                                                                     ---------------  --------------- -------------------

                                                                           (861,491)        (697,970)            (804,426)
                                                                     ---------------  --------------- -------------------


4        OTHER OPERATING INCOME, NET

                                                                               2001             2000                 1999
                                                                     ---------------  --------------- --------------------

                                                                                          (SUCCESSOR)        (PREDECESSOR)
                                                                     -------------------------------- --------------------

         Foreign exchange gain on subsidiaries abroad, net (Note 2(c))        35,000          12,557               57,265
         Gain on tax incentives programs at subsidiaries                      95,983          92,851
         Goodwill amortization                                               (94,151)        (86,971)              (2,810)
         Other                                                                10,393         (14,520)              11,852
                                                                     ---------------  -------------- --------------------

                                                                              47,225           3,917               66,307
                                                                     ===============  ============== ====================

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


5   OTHER NON OPERATING INCOME, NET

                                                                          2001             2000                1999
                                                               ---------------  ---------------   -----------------

                                                                                    (SUCCESSOR)       (PREDECESSOR)
                                                               --------------------------------   -----------------
    Recovery and reversal of taxes and contributions (i)               105,006            5,107              37,594
    Gain (loss) on disposal of property, plant and equipment
      and divestments, net                                               1,497           40,050             (45,265)
    Gain arising from IBANN transaction (Note 15(a)(i))                 18,269
    Other                                                              (17,440)          12,629             (12,205)
                                                               ---------------  ---------------   -----------------

                                                                       107,332           57,786             (19,876)
                                                               ===============  ===============   =================

(i) Relates primarily to a claim for tax overpayment (Tax on Net Income - ILL ) paid in previous years which has since been declared unconstitutional.


6   INCOME TAXES

(a) TAX RATES

    Income taxes in Brazil comprise federal income tax and social contribution (which is an additional federal income tax). The statutory rates applicable for federal income tax and social contribution are presented as follows:

                                                                        2001                 2000                 1999
                                                            ----------------   ------------------   ------------------
S>

    Federal income tax rate                                              25%                  25%                  25%
    Social contribution (*)                                               9%             9 to 12%             8 to 12%
                                                            ----------------   ------------------   ------------------

    Composite tax rate                                                   34%            34 to 37%            33 to 37%
                                                            ================   ==================   ==================

    (*) Pursuant to a Provisional Measure, the social contribution rate was increased to 12% for the period May 1, 1999 to January 31, 2000 and was reduced to 9% for the period February 1, 2000 to December 31, 2002. The social contribution rate will return to the base rate of 8% again effective January 1, 2003.

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


(b) INCOME TAX RECONCILIATION

                                                                                2001            2000             1999
                                                                      --------------  --------------  ---------------

                                                                         (Successor)     (Successor)    (Predecessor)
                                                                      --------------  --------------  ---------------
    Income before income taxes, statutory distributions and
        contributions and minority interest                                  993,325         384,374          330,557

    Profit sharing and contributions                                        (157,075)        (53,718)         (39,866)
                                                                      --------------  --------------  ---------------

    Income before taxes on income                                            836,250         330,656          290,691
                                                                      ==============  ==============  ===============

    Tax expense at statutory rates - 34% (2000 - 34%,
        1999 - 37%)                                                         (284,325)       (112,423)        (107,556)

    Adjustments to derive effective benefit (expense):
        Tax restructuring (1)                                                                162,673
        Foreign earnings not subject to tax (2)                              151,472         267,611
        Adjustment of social contribution on income of foreign
           subsidiaries                                                                                        61,084
        Benefit from deductibility of interest attributed
           to shareholders' equity                                            96,767          61,206           65,922
        Non-taxable gains from tax incentives
           in subsidiaries (3)                                                32,634          31,569
        Valuation allowance against losses in certain subsidiaries                                            (56,877)
        Re-filing of prior years tax returns (4)                                                               49,078
        Non taxable gains on restructuring                                   (41,053)
        Other permanent differences                                           (7,469)         (5,223)           5,934
                                                                      --------------  --------------  ---------------

    Tax benefit (expense) per statement of operations                        (51,974)        405,413           17,585
                                                                      ==============  ==============  ===============

    (1) We restructured our operating companies, optimizing our tax position and allowing the release of valuation allowances from both the Brahma and Antarctica subsidiaries upon their merger into CBB in April 2001.

    (2) Following implementation of a tax restructuring plan in October 2000, we reversed the deferred tax liability on the earnings generated by off-shore companies. Based on the advice of external counsel, we concluded that these earnings are only taxable on remittance to Brazil. At that time, we did not intend to remit these earnings to Brazil in the foreseeable future, and instead took the position that we would be able to plan effectively for their eventual remittance without incurring a respective tax liability when such remittance became foreseeable. The Brazilian fiscal authorities introduced new legislation in the third quarter of 2001 to subject offshore earnings to income tax in Brazil from December 31, 2002, regardless of whether earnings have been remitted to Brazil, and to restrict tax planning measures that had been available to companies in Brazil, and that we have made use of in the past. We are confident that prudent, feasible and cost-effective tax planning strategies will ensure that no tax will be payable upon repatriation or distribution from off-shore earnings.

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------

    (3) AmBev has entered into various ICMS tax incentive programs which have resulted in non-taxable gains. These tax incentives are mainly in the states of Rio de Janeiro, Rio Grande do Sul and in the Northeastern states of Brazil.

    (4) A review performed by external tax consultants identified additional tax losses. Due to a change in tax legislation in 1993, an interest charge on a loan to a subsidiary was deemed to be tax deductible.

    The major components of the deferred tax asset and liability accounts are as follows:

                                                                                            2001                 2000
                                                                               -----------------    -----------------
    DEFERRED INCOME TAX ASSETS
      Tax loss carryforwards, net                                                        765,065              607,439
      Temporary differences
        Accrued liability for contingencies                                              277,266              334,514
        Employees' profit sharing                                                         16,625               18,199
        Allowance for doubtful accounts                                                   25,463               21,103
        Other                                                                             75,855               14,833
                                                                               -----------------    -----------------

                                                                                       1,160,274              996,088
                                                                               =================    =================

    DEFERRED INCOME TAX LIABILITIES
      Temporary differences
        Accelerated depreciation                                                          28,833               27,802
        Equity in the earnings of foreign subsidiaries                                                          2,075
        Unrealized gains from certain offshore operations                                                      23,325
        Other                                                                              2,746
                                                                               -----------------    -----------------

                                                                                          31,579               53,202
                                                                               =================    =================

(c) NET OPERATING LOSS CARRYFORWARDS

    Net deferred income tax assets include Brazilian net operating losses, which have no expiration dates, available for offset against future taxable income. Brazilian carryforward losses are available to offset up to 30% of annual income before tax in any year. Tax losses are not inflation-indexed. Net operating loss carryforwards arising from our operations in Argentina and Venezuela have not been recognized as assets as recovery is uncertain The change in the deferred tax asset (including off-book assets) arising from Brazilian net operating loss carryforwards is as follows:

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------

                                                                                            2001                 2000
                                                                               -----------------    -----------------
    At beginning of year                                                                 607,439              303,454
        Current net operating losses                                                     171,012              336,055
        Net operating losses utilized to settle taxes                                    (13,386)             (32,070)
                                                                                ----------------    -----------------

    At end of year                                                                       765,065              607,439
                                                                               =================    =================

    Analysis of balance:
        Brazilian entities                                                               758,273              600,899
        Foreign jurisdictions                                                              6,792                6,540
                                                                               -----------------    -----------------

    At end of year                                                                       765,065              607,439
                                                                               =================    =================

    The foreign tax losses available for offset at December 31, 2001 expire as follows:


                                                                                     TAX LOSS    POTENTIAL DEFERRED
    COUNTRY                                   EXPIRY DATE                       CARRYFORWARDS            TAX EFFECT
    ---------------------------------         -------------------------   -------------------   -------------------
    Argentina (off-book)                      By December 2002                         43,976                10,994
                                              By December 2005                         28,819                 7,205
    Venezuela (off-book)                      By December 2002                         14,152                 3,539
                                              By December 2004                         13,642                 3,409
    Uruguay                                   By December 2003                         19,422                 4,854
                                              By December 2006                          7,745                 1,938
                                                                          -------------------   -------------------

                                                                                      127,757                31,939
                                                                          ===================   ===================

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


    We acquired Pepsi-Cola Engarrafadora Ltda. ("Pepsi") in October 1997 as part of our franchise agreement with PepsiCo International Inc. ("PepsiCo"). At the date of purchase, Pepsi and its affiliate had net operating tax losses available for offset. Pursuant to the purchase agreement, in the event we use such tax loss carryforwards within a five-year period from the date of purchase in October 1997, we will be required to reimburse 80% of these amounts to the seller. This potential tax asset, in addition to further losses incurred in the Pepsi business, was not recognized as we were not confident that realization of this asset was probable. Following a major corporate restructuring in order to utilize these credits, as 20% of the losses were not subject to the provisions of the purchase agreement, we recorded 20% of this asset (amounting to a benefit of R$ 62,604) at December 31, 1997, as recoverability was deemed to be probable. Assets considered as contingent (80% of original amount) correspond to a potential tax benefit of R$ 250,413 at December 31, 2001.

7   TRADE ACCOUNTS RECEIVABLE

    Trade accounts receivable relate primarily to sales to domestic customers. Credit risk is minimized by the large customer base and control procedures by which we monitor the creditworthiness of customers. Changes in the allowance for doubtful accounts are as follows:

                                                                              2001              2000             1999
                                                                    --------------    --------------   --------------

                                                                                         (Successor)    (Predecessor)
                                                                    --------------    --------------   --------------
    At beginning of year                                                   109,040            66,955           29,548
      New allowances                                                        41,931           133,613           34,300
      Recoveries, net of write-offs                                       (19,403)          (91,528)         (35,249)
                                                                    --------------    --------------   --------------

    At end of year                                                         131,568           109,040           28,599
                                                                    ==============    ==============   ==============

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


8   INVENTORIES

                                                                                            2001                 2000
                                                                               -----------------    -----------------
    Finished products                                                                    158,681              122,817
    Work in process                                                                       50,085               44,022
    Raw materials                                                                        379,043              254,139
    Production materials                                                                 109,939               68,873
    Bottles and crates                                                                    26,506               13,600
    Maintenance materials and others                                                      82,425               87,671
                                                                               -----------------    -----------------

                                                                                         806,679              591,122
                                                                               =================    =================

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


9        INVESTMENTS - SIGNIFICANT DIRECT AND INDIRECT SUBSIDIARIES

                                                                      PERCENTAGE INTEREST (TOTAL SHARES)
                                                                 -------------------------  -----------
FULLY CONSOLIDATED                                                      2001          2000         1999
---------------------------------------------------------------  -----------  ------------  -----------
Brahma                                                                              100.00
BSA Bebidas Ltda. (formerly Miller Brewing do Brasil Ltda.)           100.00         50.00        50.00
C.A. Cervecera Nacional                                                50.20         50.20
CBB (formerly Antarctica)                                              99.70        100.00
Companhia Cervejaria Brahma Argentina  ("CCBA")                        70.00         70.00
Companhia Cervejaria Brahma Paraguay  ("CCBP")                        100.00        100.00        99.90
CRBS S.A. (CRBS)                                                       99.80         99.80        94.76
Cerveceria y Malteria Paysandu S.A ("Cympay")                          95.40
Eagle Distribuidora de Bebidas S.A ("Eagle")                          100.00        100.00        99.94
Hohneck                                                               100.00        100.00       100.00
Industria de Bebidas Antarctica do Sudeste S.A. ("IBA Sudeste")        98.80         98.80
Industria de Bebidas Antarctica Norte-Nordeste ("IBANN")                             61.80
Jalua S.A.                                                            100.00        100.00        41.26
Malteria Pampa S.A. ("Malteria Pampa")                                100.00        100.00        60.00
Monthiers                                                             100.00
Pilcomayo Participacoes S.A ("Pilcomayo")                             100.00
Pepsi                                                                 100.00        100.00        99.28
Industria de Bebidas Antarctica Polar S.A ("Polar")                    15.10         15.10

PROPORTIONALLY CONSOLIDATED COMPANIES
-------------------------------------------------------

Agrega                                                                 50.00
Cervejaria Astra S.A. ("Astra")                                        65.50         43.20        43.20
Miranda Correa                                                         60.76         60.76        60.76
Pilcomayo                                                                            50.00        50.00


                                                                                  SHAREHOLDERS' EQUITY
                                                                                (UNSECURED LIABILITIES)
                                                                 --------------------------------------
FULLY CONSOLIDATED                                                      2001          2000         1999
---------------------------------------------------------------  -----------  ------------  -----------
Brahma                                                                           2,545,624
BSA Bebidas Ltda. (formerly Miller Brewing do Brasil Ltda.)           11,669       (15,940)     (13,272)
C.A. Cervecera Nacional                                               73,447        66,494
CBB (formerly Antarctica)                                          2,396,755       245,969
Companhia Cervejaria Brahma Argentina  ("CCBA")                       74,215       106,888
Companhia Cervejaria Brahma Paraguay  ("CCBP")                        35,146         2,733        1,107
CRBS S.A. (CRBS)                                                     427,312       645,212      562,928
Cerveceria y Malteria Paysandu S.A ("Cympay")                         23,059
Eagle Distribuidora de Bebidas S.A ("Eagle")                       1,290,831       502,172      206,163
Hohneck                                                             (147,570)     (119,518)     (73,828)
Industria de Bebidas Antarctica do Sudeste S.A. ("IBA Sudeste")      358,115       368,637
Industria de Bebidas Antarctica Norte-Nordeste ("IBANN")                           887,569
Jalua S.A.                                                         2,524,445     2,024,346    1,681,266
Malteria Pampa S.A. ("Malteria Pampa")                                91,718        70,732       54,770
Monthiers                                                          2,399,806
Pilcomayo Participacoes S.A ("Pilcomayo")                           (42,643)
Pepsi                                                                 61,363       182,053       97,769
Industria de Bebidas Antarctica Polar S.A ("Polar")                  335,319       317,573

PROPORTIONALLY CONSOLIDATED COMPANIES
-------------------------------------------------------

Agrega                                                                   817
Cervejaria Astra S.A. ("Astra")                                      100,853       117,257           88
Miranda Correa                                                        (7,975)      (11,534)      (9,322)
Pilcomayo                                                                          (39,014)     (57,003)


                                                                                      NET INCOME (LOSS)
                                                                 --------------------------------------
FULLY CONSOLIDATED                                                      2001         2000          1999
---------------------------------------------------------------  -----------  ------------  -----------
Brahma                                                                             967,243
BSA Bebidas Ltda. (formerly Miller Brewing do Brasil Ltda.)            9,444        (1,334)      (4,525)
C.A. Cervecera Nacional                                               (3,657)      (11,306)
CBB (formerly Antarctica)                                            615,868       (93,847)
Companhia Cervejaria Brahma Argentina  ("CCBA")                      (21,682)       (4,608)
Companhia Cervejaria Brahma Paraguay  ("CCBP")                         1,148         1,538          631
CRBS S.A. (CRBS)                                                     (57,113)       99,351       67,435
Cerveceria y Malteria Paysandu S.A ("Cympay")                           (176)
Eagle Distribuidora de Bebidas S.A ("Eagle")                         441,658       294,505       (6,695)
Hohneck                                                              (28,052)      (45,690)     (73,828)
Industria de Bebidas Antarctica do Sudeste S.A. ("IBA Sudeste")        2,634      (145,749)
Industria de Bebidas Antarctica Norte-Nordeste ("IBANN")              20,332        16,374
Jalua S.A.                                                           500,036       343,080      545,724
Malteria Pampa S.A. ("Malteria Pampa")                                 7,866        11,289      (15,916)
Monthiers                                                           (333,857)
Pilcomayo Participacoes S.A ("Pilcomayo")                             26,957
Pepsi                                                                  1,534        83,336     (101,010)
Industria de Bebidas Antarctica Polar S.A ("Polar")                   47,657         7,960

PROPORTIONALLY CONSOLIDATED COMPANIES
-------------------------------------------------------

Agrega                                                                (1,883)
Cervejaria Astra S.A. ("Astra")                                       16,054        20,822        7,320
Miranda Correa                                                          (967)       (1,344)      (9,339)
Pilcomayo                                                                            8,994      (20,545)


The prorated balances of these proportionally consolidated companies were: total assets - R$ 178,551 at December 31, 2001 (2000 - R$ 161,397); working capital - R$ 58,942 (2000-negative working capital of R$ 5,017) and cash and cash equivalents of R$ 96,524 (2000 - R$ 29,489). The prorated net revenues from these investees included in the consolidated financial statements totaled R$ 13,204 (2000 - R$ 79,337).

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


10  GOODWILL AND NEGATIVE GOODWILL

                                                                                                2001              2000
                                                                                      --------------   ---------------
    GOODWILL
      Antarctica                                                                             847,339           847,339
      Pilcomayo                                                                               50,813
      Cympay                                                                                  34,177
      Astra                                                                                   28,940
      Malteria Pampa                                                                          28,101            28,101
      Salus                                                                                   19,001            21,117
                                                                                      --------------   ---------------

                                                                                           1,008,371           896,557
    Accumulated amortization                                                                (226,008)         (131,857)
                                                                                      --------------   ---------------

    Total goodwill, net                                                                      782,363           764,700
                                                                                      --------------   ---------------

     NEGATIVE GOODWILL
      Brahma minority conversion (roll-up)                                                  (149,946)         (149,946)
      Polar                                                                                  (14,843)
                                                                                      --------------   ---------------

    Total negative goodwill                                                                 (164,789)         (149,946)
                                                                                      --------------   ---------------

    GOODWILL, NET                                                                            617,574           614,754
                                                                                      ==============   ===============

    Changes in the goodwill and negative goodwill, net are as follows:

                                                                                              2001               2000
                                                                                ------------------  -----------------
        At beginning of year, net                                                          614,754            798,772
           Goodwill on new acquisitions                                                    113,930             52,899
           Negative goodwill on new acquisitions                                           (14,843)          (149,946)
           Adjustment of goodwill from Salus                                                (2,116)
           Amortization                                                                    (94,151)           (86,971)
                                                                                ------------------  -----------------

        At end of year, net                                                                617,574            614,754
                                                                                ==================  =================

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------


(a) COMBINATION OF BRAHMA AND ANTARCTICA

    On July 1, 1999, the controlling shareholders of Brahma and the controlling shareholders of Antarctica announced a business combination. The combination involved the formation of AmBev, a holding company to which the controlling shareholders contributed their shares of Brahma and Antarctica.

    The combination of Brahma and Antarctica was accounted for as a merger, whereby the controlling shareholders of Brahma and Antarctica each contributed their shares to Aditus Participacoes S.A. (a dormant company with no significant assets which later changed its name to AmBev) at the Brazilian Corporate law book values of their corresponding net assets. Goodwill can arise on a merger in the event adjustments are made to harmonize accounting policies or the net carrying value of the assets and liabilities. The goodwill on the combination represented such adjustments recorded in Antarctica, which were further complemented by `hindsight' adjustments in the first semester of 2000. The adjustments which generated the goodwill, net of the tax effects and of the minority shareholdings in Antarctica's subsidiaries, are summarized as follows:

    Net equity of Antarctica at July 1, 1999, per Corporate Law books                    1,402,438
                                                                                     -------------

          Reversal of the deferral of the exchange losses arising from the
               devaluation of the REAL during the first quarter of 1999                   (263,415)
          Provision against contingent gains recognized from tax claims                   (177,159)
          Reversal of the revaluation increment, net of taxes                             (101,816)
          Reversal of deferred restructuring and other expenses                            (84,134)
          Provision for unrecognized contingencies                                         (39,959)
          Goodwill impairment provision                                                    (39,176)
          Allowance for doubtful receivables and other assets                              (34,148)
          Equalization of depreciation rates                                               (22,800)
          Provision for loss on decommissioning of plants                                  (20,100)
          Other adjustments                                                                (32,850)
                                                                                     -------------

    Net equity of Antarctica per Corporate Law books at July 1, 1999, after
          harmonization adjustments                                                        586,881
                                                                                     =============

    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

    NOTES TO THE CONSOLIDATED FINANICAL STATEMENTS
    AT DECEMBER 31
    EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
    ---------------------------------------------------------------------------

    For purposes of future amortization, the total goodwill at July 1, 1999 of R$ 815,557 was attributed to property, plant and equipment in the amount to R$ 144,579 (R$ 137,350, net of amortization on December 31, 1999) and the balance of R$ 670,978 (R$ 637,464, net of amortization on December 31, 1999) attributed to generation of future profits. Amounts allocated to property, plant and equipment will be amortized over the useful lives of the assets and the remaining (goodwill attributed to future profitability) will be amortized over 10 years. During 2000, the Company recognized hindsight adjustments relating to dividends due to Antarctica shareholders for the six-month period prior to the combination on July 1, 1999. This adjustment amounted to R$ 31,782, increasing total goodwill from the combination to R$ 847,339. During the years ended December 31, 2001 and 2000, the amortization of the Antarctica goodwill was R$ 84,737 and R$ 83,457 and is recorded in Other operating expenses. The net book value of goodwill after amortization at December 31, 2001 is R$ 606,620.

    For the purposes of these financial statements, the financial statements of the predecessor company, Brahma, have been included as of and for the year ended December 31, 1999.

(b) BRAZILIAN ACQUISITIONS

    During 2001, we acquired 11,328 thousand preferred shares of Astra, a Brazilian soft drinks and beer producer, increasing our interest by 22.2% to 65.5%, for a total consideration of R$ 57,931, giving rise to goodwill of R$28,940.

    In May 2001, we acquired, directly and indirectly (through Pati do Alferes Participacoes S.A.), 50.0% of the voting and total capital stock of Pilcomayo, increasing our interest to 100%. The consideration paid for this tranche was R$ 30,530, and we recognized goodwill of R$50,813.

    In April 2001, the Company acquired at public auction a further 33,728 thousand shares of the Antarctica subsidiary, Polar, a Brazilian beer and soft drink producer. The holding was further increased in a series of additional acquisitions from minorities during 2001, which increased AmBev's direct and indirect holding to 97.4% of the voting capital and 96.2% of the total capital of Polar. The total amount paid for these interests acquired during 2001 was R$98,392, generating negative goodwill of R$14,843.

    In September 2000, Brahma common shareholders approved a merger by which all outstanding shares of Brahma not yet exchanged for AmBev shares were converted (rolled-up) into shares of the same type and class of AmBev. The share of results of operations, which had been up until that time recorded as minority interests, were thereafter included within the results of AmBev. Although AmBev had agreed to convert at a value equivalent to the shareholders' equity held by the minorities in Brahma, negative goodwill totaling R$ 149,946 arose as a result of a variation in equity before the close of the transaction.

(c)      INTERNATIONAL ACQUISITIONS

         In February 2001, we exercised our option to acquire 95.4% of the total and voting capital of Cympay, which produces, markets and distributes malt and beer in Uruguay, for a total consideration of R$ 56,700 (not including debt assumed), generating goodwill of R$ 34,177.

         In October 2000, we acquired a 15.1% stake in the total and voting capital of Salus, a brewer in Uruguay. The acquisition of a non-controlling interest was made through a joint venture vehicle with the Danone Group. We paid total consideration of R$ 22,310, giving rise to goodwill of R$ 21,117, which was adjusted on a hindsight basis to R$ 19,001 in 2001.

11       PROPERTY, PLANT AND EQUIPMENT

                                                                                                                    ANNUAL
                                                                                                              DEPRECIATION
                                                                          2001                  2000             RATES - %
                                                                 -------------        --------------    ------------------
         COST
           Land                                                        154,360               189,278
           Buildings                                                 1,887,088             1,686,501                     4
           Machinery and equipment                                   3,655,179             3,618,066              10 to 20
           Vehicles                                                     50,103                55,984                    20
           Equipment with third parties                                601,898               530,492              10 to 20
           Computer systems                                             74,429                76,051                    20
           Other intangible assets                                      62,338                51,188              10 to 20
           Construction in progress                                    227,207               117,042
           Timberlands                                                   2,291                 2,231                     4
                                                     -------------------------        --------------

                                                                     6,714,893             6,326,833
         ACCUMULATED DEPRECIATION                                   (3,571,258)           (3,122,574)
                                                     -------------------------        --------------

                                                                     3,143,635             3,204,259
                                                     =========================        ==============

(a)      NON-OPERATING ASSETS

         The Company owns certain plants which are no longer operating, the assets of which, net of accumulated depreciation, amount to R$ 220,855 at December 31, 2001 (2000- R$ 186,401). Part of these assets, amounting to R$ 148,416 (2000 -R$ 67,508) is accounted for as a long-term asset, less a provision for loss on the estimated sale of those assets of R$ 43,892 (2000 - R$ 41,243).

         Additionally, in 2001 the Company booked a provision for impairment of non-operating assets classified as property, plant and equipment of R$ 15,842.

(b)      SALE OF THE BAVARIA BRAND

         Under the CADE ruling, we were required to dispose of five plants, one of which was owned by our affiliate Miranda Correa. On October 1, 2000 we incorporated Bavaria S.A. ("Bavaria") to which we contributed the plants. On November 6, 2000, we agreed to sell Bavaria to Molson Inc. ("Molson"), a Canadian corporation, pursuant to Distribution and Stock Purchase Agreements. These agreements became effective five days after CADE's approval of the sale, which was granted on December 20, 2000.

         The purchase consideration was R$ 191,443, which was paid by Molson on December 22, 2000. A contingent consideration would be payable by Molson in the event the BAVARIA brand had attained specified market share levels, as measured by an independent market research firm. A minimum market share of 6.5%, in addition to intermediary targets, must be attained by 2005 to assure receipt of the full contingent price of R$ 224,652, which we have not recorded in the financial statements.

12       LOANS AND FINANCING

                                                        INDEX/             ANNUAL INTEREST                 2001             2000
         DESCRIPTION                                 CURRENCY (*)                   RATE %
         -----------------------------------       -----------------      ----------------    ----------------- ----------------
         BRAZILIAN REAIS
          BNDES expansion loan                       TJLP                3.0%                          597,327          640,865
          ICMS tax incentives                       various              2.5%                          260,339          180,571
          Acquisition of equipment                   TJLP                2.8%                          155,158          177,312
          Raw materials                                                  8.8%                           19,494
          Others                                                                                         9,637           19,878

         U.S. DOLLAR - DENOMINATED
          Raw materials                            US dollar             5.7%                        1,178,452          634,606
         Working capital
          Bond issuance                            US dollar            10.5%                        1,164,579
          Syndicated loan                         Yen/ LIBOR             2.4%                          694,726
          Other                                    US dollar             8.0%                          294,788          390,497
         Acquisition of equipment                  US dollar             9.0%                          194,842          149,179
                                                                                              ----------------- ----------------

                                                                                                     4,569,342        2,192,908
         Less current portion
              (including short term debt)                                                           (1,719,989)      (1,265,334)
                                                                                              ----------------- ----------------

         Long-term portion                                                                           2,849,353          927,574
                                                                                              ================= ================

         (*)   BNDES            Brazilian Economic and Social Development Bank.
               TJLP             Long-term interest rate fixed by government on
                                quarterly basis: 2001 - 10.0%; 2000 - 9.7%.
               LIBOR            London Interbank Rate six-month benchmark
                                annual rate: 2001- 19.8%; 2000-6.1%

(a)      PRINCIPAL LOAN CONTRACTS AND PROGRAMS

         (i)      BNDES

         In July 1997, we entered into a line of credit agreement with BNDES to finance our capital expenditures program to expand and modernize our industrial facilities and acquire machinery and equipment. The line of credit is payable in monthly installments with final maturity in July 2005. The original line of credit has been fully drawn down.

         In May 2001 we consummated a further line of credit agreement with BNDES totaling R$ 216,482 of which R$ 168,231 was received in 2001; the balance will be drawn down in 2002. The line of credit becomes payable after one year in monthly installments with final maturity in December 2008.

(ii)     ICMS tax incentive programs

         The loans relate to programs offered by certain States through which a percentage of the monthly ICMS due is financed by the State's financial agent, generally over five years as from the tax due date (Note 13).

(iii)   Issuance of bonds

        In December 2001, CBB issued US$ 500,000,000 10.5% Notes due 2011 ("Notes"), with a full and unconditional guarantee offered by AmBev. The bond was issued at a price equivalent to 98.56% of the nominal principal amount, with an interest rate of 12.3% (including 15% of withholding tax) per annum, payable every six-months, final maturity in December 2011.

        We are obligated to consummate an exchange offer registered with the US Securities and Exchange Commission ("SEC") to cause the Notes to generally become freely transferable, no later than December 15, 2002. Should this requirement not be met, then the annual interest rate on the Notes will increase 0.5% above the initial note rate, until the exchange offer is consummated. These Notes contain certain covenants and events of default which, if triggered, cause accelerated amortization.

(iv)     Syndicated loan

         On August 1, 2001, we raised the equivalent on that date of R$ 315,000,000 through a Japanese Yen-denominated syndicated loan. The loan has a three-year maturity and an interest rate of Yen LIBOR plus 2.4% per annum. We have contracted cross-currency and interest rate swaps and forward contracts to mitigate our currency and interest rate risks, swapping the currency to the U.S. dollar and fixing our interest rate at LIBOR at 5.7% per annum. This exposure was simultaneously swapped to REAIS at a floating rate of interest consistent with our treasury policies.

         This loan is jointly guaranteed by AmBev and subsidiaries and is subject to indebtedness and liquidity ratios.

(v)      Raw materials

         Raw material import finance terms are normally for payment in a single installment on the 360th day, and are primarily to finance importation of malt and hops. The buyer credit financing are mostly obtained through international financial institutions.

(b)      COLLATERAL

         Loans and funding obtained from IFC and BNDES for expansion, construction of plants and purchase of equipment are covered by mortgages on land and buildings and liens on equipment. Certain loans for the purchase of raw materials and the bonds are jointly guaranteed by the Company and its subsidiaries. Promissory notes are provided for most raw material financing. The loans from the Brazilian Governmental Program Funds for Financing the Acquisition of Industrial Machinery and Equipment (FINAME), which are principally long-term, are secured by liens on equipment and machinery in the amount of R$ 159,010. The loans from the BNDES and IFC are secured by mortgages on certain of the plants of Brahma and CCBA S.A. in the amount of R$ 660,915. The short-term financing of the raw materials, principally malt, is supported by promissory notes.

(c)      MATURITIES

         At December 31, 2001, the Company's long-term loans, by maturity year, are the following:

        2003                                                                                                      420,914
        2004                                                                                                      915,001
        2005                                                                                                      114,694
        2006                                                                                                       39,936
        Subsequent years through 2012                                                                           1,358,808
                                                                                                       ------------------

Total                                                                                                           2,849,353
                                                                                                       ==================


13       SALES TAX DEFERRALS AND OTHER TAX CREDITS

         We currently participate in programs whereby a percentage of payments of value added taxes ("ICMS"), due from sales generated by specific production facilities, are deferrable for periods of generally five years from their original due date. Percentages deferrable usually range from 100% to 40% over the life of the program. Amounts deferrable under these programs are unlimited, except in certain states with which we have special agreements. Balances deferred generally accrue interest and are only partially inflation-indexed, with such adjustment being linked, in the majority of cases, from between 60% to 80% of a local general price index. The amount deferred at December 31, 2001 includes R$ 399,480 which will become payable through 2004 and R$ 347,328 thereafter.

         DESCRIPTION                                                                             2001                 2000
         ---------------------------------------------------------                  ------------------   ------------------
         Short and long term balances
            Loans (Note 12)                                                                    260,339              180,571
            Sales taxes deferrals                                                              486,469              470,010
                                                                                    ------------------   ------------------

                                                                                               746,808              650,581
                                                                                    ==================   ==================

14       FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a)      CONCENTRATION OF CREDIT RISK

         Our sales are to distributors and directly to customers. Credit risk is minimized by the large customer base and ongoing control procedures, which monitor the creditworthiness of customers. Historically, we have not experienced significant losses on trade receivables. In order to minimize credit risk from investments, we have adopted policies restricting cash and/or investments that may be allocated among financial institutions, which take into consideration monetary limits and financial institution credit ratings.

(b)      DERIVATIVE FINANCIAL INSTRUMENTS

         Volatility of interest rates, exchange rates and commodity prices are the principal market risks to which we are exposed and which we manage through derivative instruments to mitigate exposure to risk. We do not use derivatives for speculative purposes.

         We monitor and evaluate our derivative positions on a regular basis and adjust our strategy in response to market conditions. We also periodically review the credit limits and creditworthiness of our counter-parties in these transactions. In view of the policies and practices established for derivatives, management considers the occurrence of non-measurable risk situations as unlikely.

         The notional outstanding amounts do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure through use of derivatives. The amounts exchanged during the term of the derivatives are calculated on the basis of the notional amounts and the other contractual conditions of the derivatives, which relate to interest rates and foreign currency exchange rates. The derivative instruments outstanding at December 31, 2001, held for purposes other than trading, were as follows:

                                                                       2001                              2000
                                                   -------------------------  -----------------------------------------

                                                              CURRENT      UNREALIZED          CURRENT       UNREALIZED
                                                              NOMINAL       GAINS AND          NOMINAL        GAINS AND
         FINANCIAL INSTRUMENT                                  AMOUNT          LOSSES           AMOUNT           LOSSES
         ----------------------------------------  ------------------ ---------------  ---------------   --------------
         FOREIGN CURRENCY
           Yen/R$                                             327,935         (18,115)
           USD/R$                                           1,199,063         (14,244)         217,612            7,414
           Pesos/USD                                          100,000          18,025          220,000           (2,768)

         INTEREST RATE
           Floating LIBOR/ fixed LIBOR                        403,702            (208)

         COMMODITY
           Aluminum                                            90,672            (685)
                                                                      ---------------  ---------------   --------------

         Total                                                                (15,227)         437,612            4,646
                                                                      ===============  ===============   ==============

(c)      INTEREST RATE, COMMODITY AND FOREIGN EXCHANGE RATE RISK MANAGEMENT

         Interest rate risks mainly relate to that part of the debt borrowed at floating rates. The foreign currency debt is largely subject to fluctuations in the London Interbank Offered Rate (LIBOR). The portion of local currency denominated debt that is subject to floating rates is linked to the Long Term Interest Rate (TJLP), set quarterly by the Brazilian Central Bank. We use derivative instruments to mitigate the effects of volatility in the LIBOR rate.

         We enter into commodity swap agreements (principally for aluminum), interest rate swap agreements, foreign currency (principally for U.S. dollars) forward and future exchange contracts, which are marked-to-market, and the realized and unrealized gains and losses are reported in the statement of operations

         We enter into foreign currency forward, swap and future contract agreements (principally for U.S. dollars) to mitigate foreign exchange risk on U.S. dollar-denominated debt, financing of imports and payables to foreign suppliers. All of these agreements are marked-to-market and the realized and unrealized gains and losses on these financial instruments used to manage of foreign currency cash flow exposures are reported in the statement of operations and included in the amounts reported in "Financial income" and "Financial expenses".

(d)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company considers that the carrying amount of its financial instruments generally approximates fair market value. Fair value have been determined as follows:

         Cash and cash equivalents - The carrying amounts reported in the balance sheet approximate their fair values due to their nature and frequent repricing.

         Trading securities - The fair value of investments are estimated based on quoted market prices. For investments which there are no quoted market prices, fair values are derived from available yield curves for investments of similar quality and terms.

         Short-term debt and long-term debt - interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value, which approximates the carrying value at December 31, 2001 and 2000.

         The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value.

15       SHAREHOLDERS' EQUITY

(a)      CAPITAL AND SHAREHOLDERS' RIGHTS

(i)      Capital

         The Company's capital stock at December 31, 2001 amounts to R$ 2,944,288 (2000 -R$ 2,565,249), represented by 39,741,398 thousand nominative shares with no par value (2000 - 38,646,080 thousand), comprised of 16,073,049 thousand common shares (2000 - 15,976,336 thousand) and 23,668,349 thousand preferred shares (2000 - 22,669,744 thousand).

         At the Extraordinary Shareholders' Meetings held in January and April 2000, the shareholders approved the reduction of R$ 330,411 in the capital stock, without any reduction in the number of shares. This reduction was made to absorb the accumulated deficit at December 31, 1999 of R$ 310,682; and the balance of R$ 19,729, which was the equivalent to the interest attributed to shareholders' equity received from Brahma, was returned to the shareholders.

         At the Extraordinary Shareholders' Meeting held in September 2000, the shareholders approved a further reduction in the Company's stock, in the amount of R$ 324,167, comprising R$ 232,058 to absorb the accumulated deficit in the period ended August 31, 2000 and R$ 92,109 to be returned to the shareholders, also without any reduction in the number of shares.The same meeting approved a capital increase in the amount of R$ 1,502,356, through the roll up, by AmBev, of all shares representing the capital stock of Brahma held by the minority shareholders, totaling 1,176,536 thousand common shares and 4,452,258 thousand preferred shares, at a price of R$ 266.90 per thousand common and preferred shares, whereupon Brahma became a wholly-owned subsidiary of AmBev. Each Brahma shareholder received one share in AmBev for each share held in Brahma.

         In March 2001, a capital increase was effected in the amount of R$ 80,774 under the Stock ownership Plan for Company officers and employees, with the issuance of 569,108 thousand preferred shares.

         In November 2001, the Company issued 96,713 thousand common and 429,498 thousand preferred shares to the minority shareholders of IBANN in the amount of R$ 298,265 based on an independent fair value appraisal. This transaction generated a gain on change in ownership interest in the amount of R$ 18,269, recognized in Other non-operating income. Certain shares issued were repurchased from the minority shareholders (Note 15(d)).

(ii)     Stock split

         On October 20, 2000, an Extraordinary Shareholders' Meeting approved a five-for-one stock split of common and preferred shares of AmBev, increasing the number of shares to 15,976,336 thousand common and 22,669,744 thousand preferred shares. No retroactive split has been applied in the Corporate law financial statements, except for information provided for stock option plans ((g) below)

(iii)  Share rights

Our preferred shares are non-voting but have priority in the return of capital in the event of liquidation. Our common shares have the right to vote at shareholder meetings. Under its by-laws, AmBev is required to distribute to shareholders as a mandatory dividend in respect of each fiscal year ending on December 31 an amount not less than 27.5% of its net income determined under Corporate law, as adjusted in accordance with such law, unless payment of such amount would be incompatible with AmBev's financial situation. The mandatory dividend includes amounts paid as interest attributed to shareholders' equity (Note 15(f)). Preferred shares are entitled to a dividend premium of 10% over that received by the common shareholders.

(iv)   Share activity (in thousand of shares)

                                                                              YEARS ENDED DECEMBER 31
                                               ------------------------------------------------------
                                                                                         (PREDECESSOR
                                                              (SUCCESSOR - AMBEV)             BRAHMA)
                                               ----------------------------------     ---------------
                                                          2001               2000                1999
                                               ---------------    ---------------     ---------------
PREFERRED SHARES
    At beginning of year                            22,669,744             81,691           4,614,949
      Capital increase
       Exercise of stock options                       569,107                                 39,327
       IBANN transaction (Note 15(a)(i))               429,498
       Roll-up of Brahma minorities                                     4,452,258
       Stock split                                                     18,135,795
       Cancellation of shares                                                                (364,371)
                                               ---------------    ---------------     ---------------

    At end of year                                  23,668,349         22,669,744           4,289,905
                                               ===============    ===============     ===============

COMMON SHARES
    At beginning of year                            15,976,336          2,018,731           2,667,456
      Capital increase
       IBANN transaction (Note 15(a)(i))                96,713
       Roll-up of Brahma minorities                                     1,176,536
       Stock split                                                     12,781,069
       Cancellation of shares                                                                 (31,777)
                                               ---------------    ---------------     ---------------

    At end of year                                  16,073,049         15,976,336           2,635,679
                                               ===============    ===============     ===============

(b)  CAPITAL RESERVE

     In February 1996, Brahma's Board of Directors approved the private placement of 404,931 thousand subscription warrants, at R$ 50 per lot of 1,000 warrants, convertible on a one-to-one basis in April 2003 at a subscription price of R$ 1 per thousand shares of Brahma, of which 262,891 thousand were for subscription of preferred shares, and 142,039 thousand were for subscription of common shares. The subscription price for each of the warrants is adjusted pursuant to the IGP-M ( a general price inflation index), reduced by dividends paid, and accrues interest at the rate of 12% per year. The right of each warrant to subscribe for shares will be adjusted proportionately should there be any stock splits, reverse splits, distributions of stock dividends or similar events. On September 15, 2000 the Brahma warrants were exchanged for AmBev warrants, which entitle the holders to the same terms as under the Brahma agreements. On October 20, 2000, the Extraordinary Shareholder's Meeting approved a five-for-one stock split adjustment of the warrants. Accordingly, the warrants are now convertible on a one-to-five basis.

     The Company issued in December 2001 options for the purchase of 188,380 thousand preferred shares. The net premium received on the placement of the options was R$ 4,866, recorded as a capital reserve in shareholders' equity. The average exercise price of the options was R$ 477.76 per thousand preferred shares, which can be exercised in the months of February and March 2002.

(c)  REVENUE RESERVES

     (i)   Legal

     Under Corporate law, AmBev , together with our Brazilian subsidiaries, are required to appropriate an amount not less than 5% of net income after absorbing accumulated losses, to a statutory (legal) reserve. The reserve may be used to increase capital or absorb losses, but may not be distributed as dividends.

     (ii)  Investments

     Our by-laws require that we appropriate at least 5% of statutory adjusted net income to a reserve for investments; such appropriation cannot exceed 68.9% of net income.

(d)  TREASURY SHARES

     As of December 31, 2001 the Company holds in treasury 321,572 thousand common shares and 999,376 thousand preferred shares in the total amount of R$ 499,441.

     The Board of Directors has successively approved the repurchase of shares, and the Company is authorized, during renewable periods of up to 90 days, to acquire shares within certain limits.

     On November 7, 2001, the Company announced a buyback program totaling R$ 300 million (equivalent to US$ 129,288 at the December 31, 2001 exchange rate) valid for 60 days. All shares to be purchased will be cancelled.

     Additionally as part of our buyback program, our Board of Directors authorized the issue of put options for the repurchase of 188,380 thousand preferred shares of our own stock. The net premium received on sale of stock option amounted to R$ 4,866, recognized as capital reserve in shareholders' equity. The average exercise price of those options was set as R$ 477.76 per thousand shares, with an exercisable period in the months of February and March 2002.

(e)  DIVIDENDS AND CONTRIBUTIONS

     Dividends are payable in Brazilian REAIS and may be converted into other foreign currencies and remitted to shareholders abroad provided that the non-resident shareholders' capital is registered with the Brazilian Central Bank.

     (i)   Proposed and declared dividends

     The determination of the dividend approved by the Board of Directors was as follows:

                                                                                                        YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                              2001
                                                                                                ------------------
Net income for the year                                                                                    784,568
Legal reserve (5%)                                                                                         (39,228)
                                                                                                ------------------

Dividend basis                                                                                             745,340
                                                                                                ==================


Proposed and approved dividends
    Prepaid interim distribution (in August and December 2001)
       as interest attributed to shareholders' equity                                                     284,609
    Supplemental, to be paid in February 2002,
       approved in December 2001                                                                           52,000
                                                                                                ------------------

Withholding tax
    interest attributed to shareholders' equity (generally 15%)                                           (42,691)
                                                                                                ------------------

Total dividends, net of withholding tax                                                                   293,918
                                                                                                ==================

Percentage of dividends to dividend basis                                                                   39.43 %
                                                                                                ==================

Proposed and approved dividends per thousand shares outstanding at year-end -
    (in whole REAIS) - R$
        Common                                                                                               7.17
                                                                                                ==================
        Preferred                                                                                            7.89
                                                                                                ==================

     (ii) Contribution to the Fundacao Antonio e Helena Zerrenner Instituicao Nacional de Beneficencia ("FAHZ")

     The FAHZ, one of our shareholders and the former controlling shareholder of Antarctica, provides medical, dental, educational and social assistance to current and retired employees of AmBev and their beneficiaries and covered dependents.

     At our option, we may contribute up to 10% of our Brazilian Corporate Law consolidated net income to support the FAHZ.

(f)  INTEREST ATTRIBUTED TO SHAREHOLDERS' EQUITY

     Brazilian companies are permitted to pay limited amounts of interest on capital to shareholders and treat such payments as an expense for Brazilian income and social contribution tax purposes. This notional interest distribution is treated for accounting purposes as a deduction from shareholders' equity in a manner similar to a dividend. A 15% tax is withheld and paid by AmBev upon credit of the interest. Interest attributed to shareholders' equity is treated as a dividend for purposes of the mandatory dividend payable by AmBev.

(g)  STOCK OWNERSHIP PLAN

     The stock ownership plan for the purchase of Company shares (the
     "Plan") is administered by a committee comprised of non-executive members of our Board of Directors. This committee periodically creates stock ownership programs and sets the terms, vesting requirements and employees to be included and establishes the price at which the preferred and common shares are to be issued. This price cannot be less than 90% of the average price of the shares traded on the Sao Paulo Stock Exchange (BOVESPA) in the previous three business days, inflation-indexed through the date the option is granted. The number of shares which may be granted each year under the Plan cannot exceed 5% of the total number of shares outstanding of each type of shares at that date. When share options are exercised, we either issue new shares or transfer treasury shares to the option holder. The share options granted to date do not specify a final date by which they must be exercised. If an employee leaves us any unexercised options are forfeited and AmBev may repurchase shares acquired on exercise of the options, as its option, at a price equal to the (i) inflation-indexed price paid by such employee, if they leave us during the first thirty months after the exercise of such option, (ii) 50% of the inflation-indexed price paid and 50% of the prevailing market price, if the employee leaves after thirty months but before the sixtieth month after the exercise of such option, and (iii) the market price thereafter. The terms of the Plan determine the amount of shares to be granted but do not determine a fixed price. The strike price defined on the grant date is adjusted by
     (i) dividends paid to preferred shares until the option is exercised and
     (ii) by the inflation-indexed price measured by INDICE GERAL DE PRECOS A MERCADO ("IGP-M") from the date of grant until the date the options are exercised.

     The Company finances the purchase of shares (Note 2(n)); at December 31, 2001 the outstanding balance of those loans amounts to R$ 215,248 (2000 - R$ 165,151).

     All references to the number of preferred and common shares and per share amounts in the tables below have been restated to give retroactive effect to the stock split for all periods presented ((a)(ii) above). The summary of changes in stock options for the years ended December 31, 2001 and 2000 is the following:

                                                                                         2001                2000
                                                                             ----------------    ----------------
OUTSTANDING (IN THOUSANDS OF SHARES)
At beginning of year                                                                1,241,355           2,168,655
    Granted                                                                           499,750              66,500
    Exercised                                                                        (569,108)           (879,671)
    Forfeited                                                                        (140,776)           (114,129)
                                                                             ----------------    ----------------

At year end - outstanding and exercisable                                           1,031,221           1,241,355
                                                                             ----------------    ----------------

Shares available at end of each year for options
       that may be granted in the subsequent year                                   1,987,070           1,932,304
                                                                             ================    ================

   IN WHOLE REAIS PER THOUSAND SHARES -

Range of exercise prices for outstanding options                              69.34 to 381.38     53.28 to 341.67
                                                                             ----------------    ----------------

Weighted average market price per share
    (based on quoted market value at date granted)
       for options granted during the year                                             417.08              399.80

Weighted average exercise price of options granted in the year                         381.38              341.67
                                                                             ----------------    ----------------

  Weighted average grant-date intrinsic value of options granted during
       year (difference between quoted market price and exercise price)                 35.70               58.13
                                                                             ================    ================

WEIGHTED-AVERAGE EXERCISE PRICES
At beginning of year                                                                   110.18              108.00
    Granted                                                                            381.38              341.67
    Exercised                                                                          141.93              105.03
    Forfeited                                                                          210.98               72.77
                                                                             ----------------    ----------------

At end of year                                                                         256.02              110.18
                                                                             ================    ================

OUTSTANDING AND EXERCISABLE:

                                                                                               WEIGHTED - AVERAGE
                                           NUMBER OF SHARES (THOUSANDS)                       EXERCISE PRICES (*)
RANGE OF                        ---------------------------------------    --------------------------------------
EXERCISE PRICES (*)                          2001                  2000                 2001                 2000
----------------------          -----------------     -----------------    -----------------    -----------------
53.29 - 69.34                               3,482                31,202                69.34                63.12
69.35 - 103.44                             65,113               224,810               101.96                94.36
103.45 - 159.18                           153,724               465,080               150.41               138.88
159.19 - 176.90                           274,150               453,763               176.90               161.90
176.91 - 381.38                           534,752                66,500               380.12               341.67
                                -----------------     -----------------    -----------------    -----------------
                                        1,031,221             1,241,355               273.24               148.19
                                =================     =================    =================    =================

(*) Expressed in whole REAIS.


(h)  RECONCILIATION BETWEEN SHAREHOLDERS EQUITY OF BRAHMA AND AMBEV

     Prior to July 1, 1999, AmBev had no material assets, liabilities or operations. Brahma is presented in these financial statements as the predecessor of AmBev for the entire year of 1999. As a result, the financial statements presented for the year ended December 31, 1999 are those of Brahma (Note 2(a).)

     The reconciliation below presents the differences in relation to Brahma's and AmBev's shareholders' equity as at December 31, 1999.

                                                                                                   DECEMBER 31,
                                                                                                           1999
                                                                                             ------------------
BRAHMA (PREDECESSOR) SHAREHOLDERS' EQUITY                                                             1,606,375
    Antarctica shareholders' equity                                                                     362,084
    Goodwill on Antarctica transaction                                                                  774,814
    Minorities of Brahma not yet converted (rolled-up)                                               (1,266,454)
    Consolidation of Hohneck                                                                            (73,828)
    Consolidation of AmBev stand alone                                                                    3,799
                                                                                             ------------------

AMBEV (SUCCESSOR) SHAREHOLDERS' EQUITY                                                                1,406,790
                                                                                             ==================

16   EMPLOYEE BENEFITS

(a)  AMBEV PENSION BENEFITS

     AmBev sponsors a defined-benefit pension plan and a defined-contribution plan, which supplements benefits that the Brazilian government social security system provides to our employees and those of our Brazilian subsidiaries. These plans are administered by the AmBev Pension Fund, INSTITUTO AMBEV DE PREVIDENCIA PRIVADA, which is the successor of the Brahma Pension Fund , INSTITUTO BRAHMA DE SEGURIDADE SOCIAL, as from December 8, 2000. In the year ended December 31, 2001, the Company contributed R$ 805 (2000 - R$ 2,816) to the AmBev Pension Fund.

     The AmBev Pension Fund was established solely for the benefit of our employees, and its assets are held independently. We nominate the three directors to the AmBev Pension Fund. Currently, we have 5,181 participants in our plan (2000 -5,332), of which 4,115 (2000 - 2,389)
     participate in the defined benefit plan.

     Prior to May 1998, when a defined contribution plan was launched, there was only a defined benefit plan. The defined benefit plan was closed to new participants as of that date. At the time of adoption of the defined contribution plan, active participants were given the option either to remain in the old plan or transfer their accumulated benefits to the defined contribution plan. The defined contribution plan covers substantially all new employees in Brazil. Contributions by AmBev under the plan are determined based on a percentage of participant salaries.

     Based on the independent actuary reports, the funded status of AmBev's plans at December 31, 2001 is determined as follows:


     Fair value of assets                                                                                      417,545
     Less - valuation allowance over assets (*)                                                               (123,966)
     Present value of actuarial liability                                                                     (272,787)
                                                                                                     -----------------

     Funded status                                                                                              20,792
                                                                                                     =================

     (*) This valuation allowance was considered because, under the current law, any excess of assets over liabilities cannot be returned to the Company. Therefore, the net asset balance was limited to the present value of the estimated future reduction in contributions, in the amount of R$ 20,792.

     In accordance with NPC Standard No. 26 (Note 2(k)), this Prepaid pension benefit cost was recognized at December 31, 2001 as a credit to shareholders' equity ((d) below).

(b)  HEALTH CARE AND OTHER BENEFITS DIRECTLY PROVIDED BY AMBEV

     AmBev directly provides health care benefits, reimbursement of medication costs and other benefits to retirees from the subsidiaries IBANN, Polar and IBA Sudeste, through its subsidiary CBB.

(c)  WELFARE FOUNDATION - THE FAHZ

     The employees and retirees of the Company receive health care and dental assistance from the FAHZ, one of our shareholders.

     In accordance with NPC No. 26, the Company recognized the actuarial liability related to the obligation for the benefits provided directly, but not for benefits provided by the FAHZ. The assumption is that this obligation will not be legally imputed to the Company and will be covered by the contributions made annually (up to 10% of the net income of each year), which are recognized through the statement of operations. In 2001 an independent actuarial appraisal of the benefit obligations undertaken by the FAHZ was concluded, which identified the funds from sponsoring companies required to make the FAHZ self-sufficient. Part of the necessary funds, in the amount of R$ 75,777, was paid by the Company in 2001 and recognized under "Expenses with profit sharing and contributions."

     In October 2000, the Brahma Welfare Foundation ("BWF") and the FAHZ were legally merged, standardizing the benefits granted according to standards adopted by Brahma. At the same time the benefits, substantially health and dental care, were extended to the employees of all subsidiaries of AmBev in Brazil, whereas in the past Antarctica's subsidiaries supported such expenses directly.

(d)  RECOGNITION OF THE EFFECTS OF NPC STANDARD NO. 26 AT DECEMBER 31, 2001

     NPC No. 26, "Recording of Employee Benefits," established the mandatory recognition of actuarial liabilities, as well as certain actuarial assets, relative to benefits provided to employees (Note 2(k)).

     As a consequence, the Company recorded directly in its shareholders' equity, at December 31, 2001, a provision for benefits in the amount of R$ 56,458 as follows:


Funded status - AmBev Pension Fund                                                                     20,792
                                                                                              ---------------
Provision for health care benefits and other
    Provided directly by AmBev                                                                        (55,558)
    Additional funding of FAHZ                                                                        (61,487)
Deferred taxes on the provision for benefits                                                           39,795
                                                                                              ---------------

    Provision for benefits, net of deferred taxes                                                     (77,250)
                                                                                              ---------------

Adjustment, net of deferred taxes                                                                     (56,458)
                                                                                              ===============

The assumptions used in the calculation of the actuarial liability were the following:

                                                                                                       ANNUAL
                                                                                                   PERCENTAGE
                                                                                              ---------------
Discount rate                                                                                            8.12
Expected rate of return on assets                                                                        8.12
Increase in the compensation factor                                                                      5.10
Increase in health care costs                                                                            7.10


17   COMMITMENTS AND CONTINGENCIES

(a)  TAX AND LEGAL CLAIMS

     We are contesting the payment of certain taxes and contributions and have made court escrow deposits ("Restricted deposits for legal proceedings") of equivalent or lesser amounts pending final legal decisions. Our management believes that the accrued liability for contingencies, including interest, is sufficient to meet probable and reasonably estimable losses in the event of unfavorable rulings.

Changes in the Accrued liabilities for contingencies are as follows:

                                                                                        2001                 2000
                                                                         -------------------  -------------------
At beginning of year                                                                 877,969              643,655
    New provisions                                                                   185,658              323,890
    Payments                                                                         (95,675)             (54,292)
    Interest                                                                          13,103              (20,191)
    Reversals                                                                       (165,568)             (15,093)
                                                                         -------------------  -------------------

At end of year                                                                       815,487              877,969
                                                                         ===================  ===================

The following probable losses have been identified based on the advice of outside legal counsel and have been provided as liabilities in our financial statements.

                                                                                        2001                 2000
                                                                         -------------------  -------------------
ICMS and IPI (i)                                                                     472,917              478,211
PIS and COFINS (i)                                                                   119,700              184,032
Labor claims (ii)                                                                    108,298              100,087
Claims from distributors (iii)                                                        30,012               31,382
Income tax and social contribution (iv)                                               40,769               36,110
Others                                                                                43,791               48,147
                                                                         -------------------  -------------------

Total accrued liabilities for contingencies                                          815,487              877,969
                                                                         ===================  ===================

AmBev may be exposed to additional possible risks, based on the opinion of the legal counsel, estimated at R$ 1,000,000 (2000 - R$ 930,000) which have not been provisioned. Although there can be no assurance that AmBev will prevail in every case, management does not believe that the ultimate disposition of these legal contingencies will have a material effect on AmBev's financial condition or results of operations.

      (i)      Indirect taxes

      During 1999, we obtained an injunction permitting us to suspend payment of PIS and COFINS (taxes on revenues) on interest income. Although we have filed a claim against the tax authorities to support our view that this tax is unconstitutional, we have recognized the legal obligation for PIS and COFINS until such time we receive a final ruling or the law itself is struck down. The charge to recognize the obligation in 2001 was R$ 37,418 recorded as "Value-added and other excise taxes on sales" (2000 - R$ 43,570; 1999 - R$ 23,592). As of
      December 31, 2000 the provision amounts to R$ 103,348.

      In common with other Brazilian taxpayers, we are prosecuting claims to be able to exclude for the period from 1988 to 1995 the indexation for inflation of certain PIS taxes. The taxpayers argue that Complementary Law 7/70 does not require indexation of the calculation basis, and the provision in the Decree-Laws, which created indexation of the calculation basis, was overturned by the Federal Supreme Court and the Senate. Until recently, decisions at the appellate court level had been inconsistent. On May 29, 2001 (ruling published on June 11,
      2001), an arbitration session of the appellate court ruled in favor of the taxpayer. In the administrative judicial system, the decisions have been favorable to the taxpayers, and the tax authorities are no longer issuing new infraction notices regarding this issue. Although the issue has not yet received a final unappealable ruling, the probability of the taxpayers' position not prevailing is considered to be remote. On October 15, 2001, we concluded the preliminary determination of the credits arising in the five-year prescriptive period prior to the date of our claim. The liability, including interest and charges, totaling R$ 138,739 was reversed to income ("Value-added and other taxes") during 2001. The amounts will be recovered by offsetting other Federal taxes due.

       We have also filed claims against the tax authorities to support our view that certain taxes levied are unconstitutional, however we have been required by law to pay these amounts, deposited the amounts into court legal escrow accounts and/or made provisions for amounts legally due.

      (ii)     Labor claims

      We are involved in approximately 8,000 legal proceedings with former and current employees, mainly relating to dismissals, severance, health and safety premiums, supplementary retirement benefits and other matters. We have established provisions in connection with all proceedings for which we believe there is a probable chance of loss. Escrow deposits ("Restricted deposits for legal proceedings"), principally for labor claims, totaled R$ 53,566 at December 31, 2001 (2000 - R$ 35,776). At December 31, 2001 none of these claims individually amounted to more than R$ 1,200.

      (iii)    Claims from distributors

      We have several claims filed against us by former distributors whose contracts were terminated due to low sales volumes, failure of distributors to meet our guidelines and a general restructuring of the distribution network. Most of these claims were originally filed from 1996 through 2000. We have provisions for probable losses of R$ 30,012, based on advice of outside legal counsel.

      (iv)     Income tax and social contribution

      During 1999, we reversed R$ 56,130 of contingent liabilities to "Income tax benefit " relating to unasserted income tax exposures which were eliminated upon expiry of the applicable statutes of limitations. The most significant amount, amounting R$ 39,298, related to the methodology for price-level restatement of equity accounting adjustments in monthly balance sheets for tax purposes. Through to the date of expiration of the statute of limitations, the level of uncertainty was such that management considered the liability to be probable and estimable.

      (v)     Other tax matters

      These legal proceedings include claims for taxes on income, ICMS value-added taxes and IPI excise taxes, among others. We are prosecuting claims against the tax authorities to assure we effectively benefit from IPI tax exemptions on certain inputs. Currently the "exemption" becomes a mere tax deferral at the time of sale. As these and other claims are contingent upon obtaining favorable, non-appealable judicial rulings, the corresponding assets, which might arise in the future, are only recognized once realization is assured.

      (b)      ENVIRONMENTAL ISSUES

      We are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of air emissions and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance.

      We provide for remediation costs and penalties when a loss is probable and the amount is reasonably determinable. It is not presently possible to estimate the amount of all remediation costs that might be incurred or penalties that may be imposed. Our management does not presently anticipate that such costs and penalties, to the extent not previously provided for, will have a material adverse effect on our consolidated financial condition, statement of operations or liquidity.

      At present there are no unasserted environmental claims or assessments. We have made substantial capital expenditures to bring existing facilities into compliance with various environmental laws.

      Recent expenditures are as follows:

      YEAR ENDED                                                   PROPERTY, PLANT             WASTE
      DECEMBER 31,                                                   AND EQUIPMENT         TREATMENT              TOTAL
      ---------------------                                ------------------------  ----------------   ---------------
      2001                                                                   5,134            51,798             56,932
      2000                                                                   1,600            32,076             33,676
      1999                                                                   2,482            12,626             15,108

      Budgeted expenditures for the five-year period ending December 31, 2006 total approximately R$ 238,000 (unaudited).

18       SUMMARY OF PRINCIPAL DIFFERENCES BETWEEN BRAZILIAN CORPORATE LAW AND
US GAAP

18.1     DESCRIPTION OF THE GAAP DIFFERENCES

      The Company's accounting policies comply with, and its consolidated financial statements are prepared in accordance with, accounting principles set forth in Brazilian Corporate law. The Company has elected to use its Corporate law financial statements as its primary financial statements for the three years in the period ended December 31, 2001.

      The Company had previously prepared and published its financial statements in accordance with accounting principles generally accepted in the United States of America ("US GAAP") using the U.S. dollar as the reporting currency under Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." The Company has modified its form of presentation of its financial information by providing a reconciliation of its financial statements prepared in accordance with Corporate law to key balances and condensed financial statements and supplementary notes prepared in accordance with US GAAP in REAIS.

      The accompanying Brazilian Corporate law financial statements for the year ended December 31, 1999 are those of Brahma and do not include Brahma's merger with Antarctica. The combination did not qualify for treatment as a pooling-of-interests under US GAAP and accordingly was treated as a purchase by Brahma of Antarctica. Under US GAAP, Brahma is therefore the predecessor to AmBev and is presented in 1999 for comparative purposes. The amounts presented under US GAAP for 1999 are those of AmBev and, accordingly, include the effects of Brahma's purchase of Antarctica and results in the earnings of Antarctica for the six- month period ended December 31, 1999 ((d) below).

      A summary of the Company's principal accounting policies that differ significantly from US GAAP is set forth below.

(a)      SUPPLEMENTARY INFLATION RESTATEMENT IN 1996 AND 1997 FOR U.S. GAAP

      Corporate law discontinued inflation accounting effective January 1, 1996. Prior to that date, Corporate law statements included indexation adjustments which partially accounted for the effect of inflation on property, plant and equipment, investments, deferred charges (together denominated `Permanent assets') and shareholders' equity, which reported the net charge or credit in the statement of operations. However, under US GAAP, Brazil ceased to be treated as a highly inflationary economy only as from January 1, 1998. Therefore the financial information for purposes of US GAAP for the two-year period ended December 31, 1997 include additional inflation restatement adjustments made by applying a general price index (the INDICE GERAL DE PRECOS - MERCADO, or IGP-M ) to permanent assets and shareholders' equity. The IGP- M index increased by 9.2% in 1996 and 7.7% in 1997.

      Shareholders' equity under U.S. GAAP was increased by R$ 130,628, R$ 156,837 and R$ 187,998 respectively, at December 31, 2001, 2000 and 1999 due to the additional inflation restatement adjustments. These amounts generate differences in depreciation charges.

(b)      PROPERTY, PLANT AND EQUIPMENT

      (i)     Capitalized interest

      Under Corporate law, prior to January 1, 1997 there was no accounting standard requiring capitalization of interest as part of the cost of the related assets. Under US GAAP, capitalization of the financial costs of borrowed funds, excluding foreign exchange losses, during construction of major facilities is recognized as part of the cost of the related assets.

      For purposes of the reconciliation, additional capitalized interest, net of amortization effects was recorded, amounting to R$ 10,468 in 2001, R$ 12,871 in 2000 and R$ 15,273 in 1999.

      (ii)     Impairment

      Under Corporate law, companies are required to determine if operating income is sufficient to absorb the depreciation or amortization of long-lived assets in order to assess potential asset impairment. In the event such operating income is insufficient to recover the depreciation, the assets, or groups of assets, are written-down to recoverable values, preferably, based on the projected discounted cash flows of future operations. In the event of a planned substitution of assets prior to the end of the original estimated useful life of the asset, depreciation of such asset is accelerated to assure the asset becomes fully depreciated at the estimated date of substitution.

      Under US GAAP, SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", requires companies periodically to evaluate the carrying value of long-lived assets, including goodwill, to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets or discounted cash flows generated by the assets.

      No differences from impairment provisioning criteria were recorded for the years presented.

(c)      DEFERRED CHARGES

      Corporate law permits deferral of acquisition and implementation of software, payments made to former distributors and pre-operating expenses incurred in the construction or expansion of a new facility until the facility begins operations.

      For US GAAP reconciliation purposes, amounts deferred related to pre-operating expenses incurred in the construction or expansion of a new facility do not meet the conditions established for deferral and accordingly have been charged to income. Amounts related to software costs and payments made to former distributors (accumulated balances:
      2001- R$ 110,048 ; 2000 - R$ 108,669) were transferred either to intangible assets or to property, plant and equipment.

      For purposes of the reconciliation, additional deferred charges were recognized under US GAAP, net of amortization effects, totaling R$ 192,852 in 2001, R$ 192,469 in 2000 and R$ 58,340 in 1999.

(d)      BUSINESS COMBINATIONS

      Under Corporate law, goodwill arises from the difference between the amount paid and the Corporate law book value (normally also the tax basis) of the net assets acquired. This goodwill is normally attributed to the market value of assets acquired or justified based on expectation of future profitability and is amortized over the remaining useful lives of the assets or up to 10 years. Negative goodwill arises under Corporate law when the book value of assets acquired exceeds the purchase consideration; negative goodwill is not generally amortized.

      Under US GAAP, fair values are assigned to acquired assets and liabilities in business combinations, including intangible assets and unallocated goodwill, in accordance with US practices applicable to each specific transaction. The differences in relation to Corporate law arise principally from the measurement of the consideration paid under US GAAP using the fair value of shares issued, and the effects of future amortization resulting from different lives as a consequence of the allocation of the excess purchase price.

      For Corporate law purposes, the net balance of goodwill at December 31, 2001 is R$ 782,363 (2000 - R$ 764,700), which is being amortized to income over a period of up to 10 years; negative goodwill at December 31, 2001 is R$164,789 (2000 -R$149,946).

      For US GAAP purposes, the net balance of goodwill at December 31, 2001 is R$ 147,975 (2000 - R$ 109,319) which is being amortized to income over a period of 10 to 40 years.

      The following significant business combinations have generated differences in accounting between Corporate law and US GAAP:


                                                                                   AS AT AND FOR THE YEARS ENDED DECEMBER 31,
                                                                               -----------------------------------------------

                                                                                           2001          2000            1999
                                                                               ------------------  -----------  --------------
                                                                                          AMBEV         AMBEV          BRAHMA
                                                                               ------------------  -----------  --------------
DIFFERENCES IN NET INCOME
o   The Antarctica transaction (difference in consideration)
    o    Amortization of goodwill                                                        80,915        63,789
    o    Depreciation of US GAAP excess purchase price                                   19,138        13,288
    o    Amortization of US GAAP intangibles                                            (14,996)      (10,148)
    o    Disposal of intangibles and excess purchase price
           related to Bavaria transaction (Note 11(b))                                                (43,076)
    o    Other                                                                                        (57,477)
                                                                               ------------------  -----------

                                                                                         85,057       (33,624)

o   Roll up of Brahma minority shareholders                                                           293,457
o   IBANN transaction                                                                   (18,269)
o   Other acquisitions                                                                   10,883         2,247           1,722
                                                                               ------------------  -----------  --------------

    Business combinations adjustments (Note 18.2 (a))                                    77,671       262,080           1,722
                                                                               ==================  ===========  ==============

DIFFERENCES ON SHAREHOLDERS' EQUITY
o   The Antarctica transaction
    o    Goodwill                                                                      (609,742)     (690,657)
    o    Excess purchase price under US GAAP                                           (178,407)     (197,545)
    o    Intangibles under US GAAP                                                      332,421       347,417
                                                                               ------------------  -----------

                                                                                       (455,728)     (540,785)

o   Roll up of Brahma minority shareholders                                             149,946       149,946
o   IBANN transaction                                                                   (29,484)
o   Other acquisitions                                                                   14,985         4,102           1,856
                                                                               ------------------  -----------  --------------

    Business combinations adjustments (Note 18.2 (b))                                  (320,281)     (386,737)          1,856
                                                                               ==================  ===========  ==============

      (i)     The Antarctica transaction

      Under Corporate law, the transaction was treated as a merger (similar to a pooling-of-interests under US GAAP) whereby the controlling shareholders of Brahma and Antarctica each contributed their shares to Aditus Participacoes S.A.(a dormant company which had no significant assets and simultaneously changed its name to AmBev), at the Brazilian Corporate law book values of their corresponding net assets.

      Under Corporate Law, the net assets of Antarctica were adjusted to be consistent with the accounting principles of Brahma, resulting in goodwill on the combination (Note 10). These adjustments totaled R$ 815,557 and resulted in an adjusted book value of the net assets of Antarctica at the date of the combination of R$ 586,881. Subsequent hindsight adjustments in 2000 increased the goodwill to R$ 847,339 (Note 10). This goodwill was attributed to property, plant and equipment (R$ 144,579) and future profitability (R$ 670,978) and will be amortized over the useful lives of the property, plant and equipment and 10 years, respectively.

      Under US GAAP, the combination of Brahma and Antarctica was accounted for using the purchase method as defined by U.S. Accounting Principles Board Opinion (APB) No. 16, "Business Combinations," in which Brahma was the accounting acquirer. An acquisition date as defined by APB No.16 for US GAAP purposes was not obtained until April 7, 2000, the date that the antitrust authority approved the Controlling Shareholders' Contribution and the interim restrictions ceased to apply, allowing the two companies to proceed with their integration. For the same reasons, AmBev did not have a controlling financial interest in Antarctica as defined by SFAS No. 94, "Consolidation of all Majority-Owned Subsidiaries" until April 7, 2000. Although we did exercise significant influence over Antarctica, we believed that the restrictions in place through April 7, 2000 were sufficient to preclude consolidation. However, because we exercised significant influence over Antarctica, under US GAAP we accounted for our 100% interest in Antarctica under the equity method for the period between July 1, 1999 and March 31, 2000 ((v.i) below).

      Differences arise in 1999 between the effect on net income and shareholders' equity in the Brazilian Corporate law consolidation and the information presented under US GAAP on the equity basis of accounting due to the purchase accounting adjustments.

      The excess purchase consideration over the historical US GAAP book value of the net assets acquired and liabilities assumed was as follows:

                                                                                                    JULY 1,1999
                                                                                              ------------------
      Purchase consideration (represented by the market value of Brahma shares
            equivalent to the AmBev's shares issued)                                                     501,915
      Less: Antarctica's shareholders' equity under US GAAP                                              (91,193)
                                                                                              ------------------

      Excess purchase consideration                                                                      410,722
                                                                                              ==================

      The excess purchase price was allocated based on independent fair value appraisals to complement tangible assets (US$ 130,126) and the remainder to trademarks, distribution networks, software and others. The fair value allocated to tangible assets is being depreciated over an estimated average useful life of 10 years, the fair value allocated to trademarks is being depreciated over 40 years, the distributors network over 30 years and the software over 5 years.

      The tax basis of Antarctica's net assets at the date of acquisition was equivalent to its shareholders' equity under Corporate law (Note 10
      (a)). The adjustments arising from the harmonization of accounting principles and practices used by Antarctica with those adopted by the Company and by Brahma resulted in part of the tax basis being denominated as goodwill. The realization of this goodwill for tax deductibility purposes is dependent on future restructuring of the net assets and other tax planning measures. Accordingly, the tax effect of the difference between the assigned asset values and the tax bases of the assets and liabilities recognized in the business combination was not considered as a deferred tax asset. Effectively, a valuation allowance of R$ 279,622 was imputed against the tax assets at the date of the combination and which at December 31, 2001 totals R$ 262,907 (2000 - R$ 269,686). Non-recognition of this tax asset, the realization of which is contingent upon future action and then current regulations, permitted part of the excess purchase price to be allocated to intangible assets for like amounts.

      (ii)     Roll up of Brahma minorities

      At Brahma's Extraordinary Shareholders' meeting on September 14, 2000, Brahma's common shareholders approved the combination by which all outstanding shares of Brahma not yet exchanged for AmBev shares were converted (rolled-up) into shares of the same type and class of AmBev.

      The reintegration of the Brahma shareholders, who exchanged their shares for AmBev shares, occurred on September 14, 2000. Under Corporate law, once the share exchange occurred, the share of the results of operations which, until the roll-up, had been recorded as minority interests were from that time onwards recorded as part of AmBev's results of operations and shareholders' equity. Under US GAAP, the share of results was allocated to AmBev retrospectively to January 1, 2000.

      For purposes of the US GAAP reconciliation, additional net income of R$ 293,457 was recognized under US GAAP in the year ended December 31, 2000. The adjustment of R$ 149,946 to shareholders' equity relates to the reversal of the negative goodwill under the Corporate law (Note
      10).

      (iii)    IBANN transaction

      Under Corporate law, a capital gain of R$ 18,269 was recorded in income to reflect the difference between the net book value of assets pertaining to minority shareholders acquired and the appraised book value which had occurred three months earlier. This amount was reversed for US GAAP purposes. An additional adjustment of R$ 11,215 is made to shareholders' equity for the consideration paid under US GAAP.

      (iv)     Other acquisitions

      A number of acquisitions in prior years were treated differently under Corporate law compared to US GAAP. These differences arose primarily from bases for determining purchase considerations, fair values, allocation of excess purchase prices, goodwill, amortization periods and cases of step-acquisition accounting.

      For purposes of the US GAAP reconciliation, additional credits of R$ 7,527 were recognized in net income under US GAAP in the year ended December 31, 2001 (2000- R$ 2,247; 1999 - R$1,722).

      (v)      The sale of the Bavaria brand

      The difference between the Corporate law basis and the US GAAP basis of the assets included in the Bavaria transaction sale resulted in a difference in the determination of the gain / loss on disposition.

      The results of the sale under US GAAP generated an additional charge of R$ 43,076.

      (vi) Equity in the losses of Antarctica for the six-month period ended December 31, 1999

      Under US GAAP, AmBev's consolidated financial information reflects our interest in Antarctica and the related purchase accounting adjustments associated with the purchase of Antarctica as of July 1, 1999. Antarctica was accounted for as 100% equity investment until the completion of the CADE review in April 2000. Thereafter, Antarctica has been fully consolidated and became CBB as of April 1, 2001. Under US GAAP, in AmBev, we recognized losses from this equity investment in the six months ended December 31, 1999 of R$ 451,433 and in the three months prior to the CADE approval and consolidation on April 1, 2000 of R$ 80,667 (equivalent amount under Corporate law amounted to R$ 86,412).

      (e)      CONSOLIDATION OF FAHZ

      The FAHZ is a legally distinct entity for the purposes of Brazilian Corporate law. Under Corporate law, AmBev does not consolidate the assets and liabilities of the FAHZ within its financial statements. This was consistent with the accounting treatment adopted for The BWF in the financial statements of the predecessor company, Brahma. On October 27, 2000, our employee benefit programs were restructured, the FAHZ was legally merged with the Brahma Welfare, and the latter ceased to exist. The FAHZ, the successor welfare foundations is also one of the three controlling shareholders of AmBev under a shareholders agreement.

      Under Corporate law, as from December 31, 2001, AmBev accounts for benefit obligations in accordance with NPC Standard No. 26, which applies to all benefits provided to retirees, including those in relation to the FAHZ. At December 31, 2001, AmBev recorded the accumulated obligation for the actuarial liability representing the contributions fund to the FAHZ of R$ 77,250 (Note 16 (d)). Prior to the implementation of NPC Standard No. 26, AmBev, Brahma and Antarctica expensed all pension and post-retirement contributions, including those made to the FAHZ, on a monthly accrual basis. Under US GAAP, from October 27, 2000, the fair value of the net assets, excluding the actuarial liability, detailed below, held by the FAHZ (and by its predecessor, the BWF) and its operating expenses from that date, were consolidated in our US GAAP consolidated balance sheet and statement of operations. The contribution expense recorded by AmBev in the year ended December 31, 2001 for amounts paid to FAHZ is eliminated on consolidation.

         We concluded that in substance AmBev exerted significant influence over our shareholder FAHZ, for the following principal reasons: (i) the assets of the FAHZ are not independently controlled outside the environment of AmBev controlling shareholders; (ii) the assets of FAHZ are substantially for the benefit of the employees of AmBev, although FAHZ is permitted to make payments on behalf of third parties, in practice few such donations are made; (iii) the council of trustees is self-appointed and draws on AmBev officers and employees; (iv) FAHZ is party to the shareholder agreement (on the combination of Brahma and Antarctica) providing it with the right to appoint four out of the eight directors of AmBev; (v) the former Brahma shareholders are entitled to appoint two of the seven directors of the FAHZ; (vi) currently five directors of AmBev are the same as five directors of the FAHZ; (vii) AmBev controlling shareholders are able to significantly influence the investment decisions of the FAHZ; and (viii) the statutes of AmBev permits contributions to be made up to 10% of their net income to FAHZ.

         Additionally, we consider that, under SEC guidance in Topic D-14, the FAHZ is a special purpose entity, as the activities are performed virtually exclusively on AmBev's behalf, AmBev makes the majority of the capital investment in the FAHZ, and the risks and rewards of the assets lie directly with AmBev, as it is this vehicle which provides benefits to AmBev's current and former employees.

         As the assets of the FAHZ are not segregated and restricted between active and retired employees, they are not considered to be plan assets as defined by SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions", and therefore consolidated on a gross basis rather than offsetting AmBev's post-retirement liability. The cash and cash equivalents of the FAHZ are presented as restricted assets in the condensed consolidated US GAAP balance sheet. A substantial part of the assets are represented by shares in AmBev and have been reflected as treasury shares thereby reducing the number of outstanding shares and affecting the determination of earnings per share.

         Prior to the Antarctica Combination, the FAHZ owned 88.1% of the voting shares of Antarctica and 87.9% of the total shares of Antarctica. After the combination was concluded, the FAHZ owned 14.4% of the voting shares and 6.6% of the total shares of AmBev. Following the merger of the BWF into the FAHZ, the latter's ownership in AmBev increased to 22.7% of the voting shares and 10.6% of the total shares of AmBev.

         The consolidated net assets and results of operations of the FAHZ as at and for the years ended December 31, 2001 and 2000 were:


                                                                                               2001                   2000
                                                                                --------------------   --------------------
         Current assets
             Restricted cash                                                                131,312                 67,757
             Others                                                                          22,880                 12,509
         Property and equipment                                                              49,093                 46,759
         Others assets                                                                        1,135                  1,347
         Current liabilities                                                                (2,600)                (4,290)
         Non-current liabilities                                                            (8,868)                (6,236)
                                                                                --------------------   --------------------

         Net assets                                                                         192,952                117,846
                                                                                ====================   ====================


         Operating expenses                                                                (15,372)                (6,992)
                                                                                ====================   ====================
         Operating income (loss)                                                            (9,871)                (5,834)
                                                                                ====================   ====================
         Net income (loss)                                                                   81,442                (5,834)
                                                                                ====================   ====================


(f)      RECOGNITION OF COSTS INCURRED BY SHAREHOLDER ON BEHALF OF AMBEV

         Under US GAAP, pursuant to SEC Staff Accounting Bulletin ("SAB") Topic 5-T, AmBev has recognized in its own operating expenses the costs incurred by the FAHZ on its behalf in respect of the provision of educational and social assistance to current employees of Antarctica and in respect of current employees of the FAHZ involved directly in the provision of assistance to Antarctica employees. An offsetting credit to shareholders' equity, representing a contribution to capital by the FAHZ, has been recognized for an amount equal to this expense. Amounts paid as employee benefits by the FAHZ to former employees and their beneficiaries and covered dependents are recognized as a reduction of the corresponding actuarial liability. A credit to shareholders' equity, representing a contribution to capital by the FAHZ, has also been recognized for an amount equal to the post retirement benefits paid by the FAHZ to such employees.

         No such concept exists under Corporate law.

         For purposes of the reconciliation, additional charges were recognized under US GAAP of R$22,193 in 2000.

(g)      PENSION AND OTHER POST-RETIREMENT BENEFITS

         In determining the pension and other post-retirement benefit obligations for Corporate law purposes, NPC No. 26 is effective for financial statements ended December 31, 2001. As permitted by the Standard, the transitional gain (being the difference between the plan net assets and the projected benefit obligation ("PBO") at that date was fully recognized as a direct credit to retained earnings.

         Under US GAAP, SFAS No. 87 ,"Employer's Accounting for Pensions," and SFAS No. 106 are effective for fiscal years beginning after 1988 and 1992, respectively. As from such dates, when an initial transition obligation determined based on an actuarial valuation was booked, actuarial gains and losses, as well as unexpected variations in plan assets and the ("PBO") and the effects of amendments, settlements and other events, have been recognized in accordance with these standards and therefore results in deferral differences. Through 1997, these amounts were treated as non-monetary and were indexed for inflation.

         Furthermore, under Corporate law, the Company does not consider the liability related to medical, dental, educational and social assistance provided by the FAHZ, as they are considered legally separate entities. Under US GAAP those liabilities are consolidated and included as post retirement benefits. The FAHZ provides such benefits to current and retired employees of AmBev and their beneficiaries and covered dependents approximately 40,000 beneficiaries and dependents at December 31, 2001 and 30,180 at December 31, 2000). Additionally, contributions made by the Company (up to 10% of Corporate law net income) to support the FAHZ were accounted for as an expense or as part of the transitional obligation in Corporate law, whereas they were eliminated on the consolidation for US GAAP purposes.

         Based on the report of our independent actuary, the funded status and amounts recorded in our US GAAP condensed balance sheet and statement of operations as at and for the years ended December 31, 2001 and 2000 for our pension and welfare obligations to retirees in accordance with SFAS No. 132, "Employer's Disclosures about Pensions and other "Post-retirement Benefits," are as follows:


                                                                     PENSION BENEFITS          BENEFITS OTHER THAN PENSION
                                                   -----------------------------------  -----------------------------------

                                                              2001               2000               2001              2000
                                                   ----------------   ----------------  -----------------  ----------------
         CHANGE IN BENEFIT OBLIGATION

         Net projected benefit obligation at
           beginning of year                               237,665            166,049            185,604            55,002
         Service cost                                        3,138              4,831
         Interest cost                                      18,489             15,605             14,576            23,840
         Plan amendments                                                       44,684
         Actuarial gain/loss                                35,021             10,417             24,416          (127,747)
         Consolidation of Antarctica                                           32,708                              251,323
         Curtailments                                                          (9,711)
         Settlements                                                          (10,885)
         Gross benefits paid                               (21,526)           (16,033)           (13,594)          (16,814)
                                                   ----------------   ----------------  -----------------  ----------------

         Net projected benefit obligation at
           end of year                                     272,787            237,665            211,002           185,604
                                                   ================   ================  =================  ================

         CHANGE IN PLAN ASSETS

         Fair value of plan assets
           at beginning of year                            276,589            268,835
         Actual return on plan assets                       32,973             32,291
         Employer contributions                              4,490                571
         Employee contributions                              1,053              1,810
         Settlements                                                          (10,885)
         Gross benefits paid                               (21,526)           (16,033)
                                                   ----------------   ----------------
         Fair value of plan assets at
           end of year                                     293,579            276,589
                                                   ================   ================


                                                                     PENSION BENEFITS          BENEFITS OTHER THAN PENSION
                                                   -----------------------------------  -----------------------------------

                                                              2001               2000               2001              2000
                                                   ----------------   ----------------  -----------------  ----------------
         Funded status at end of year                       20,792             38,924           (211,002)         (185,604)
         Unrecognized net
           actuarial (gain)loss                            (21,979)           (48,299)            59,759            36,474
         Unrecognized prior service cost                    39,779             44,684
         Unrecognized net transition
           obligation (asset)                                1,065              1,503             17,605            19,098
                                                   ----------------   ----------------  -----------------  ----------------
         Net amount recognized
           at end of year (US GAAP)                         39,657             36,812           (133,638)         (130,032)
                                                   ================   ================  =================  ================

         Current position                                                                         (9,839)          (12,820)
         Long-term position                                 39,657             36,812           (123,799)         (117,212)


         Included within the fair value of the AmBev Pension Fund's plan assets as of December 31, 2001 are 9,595 thousand of our preferred shares and 88,665 thousand of our common shares with a total fair value in 2001 of R$ 42,516(2000 - R$ 46,182 ).


                                                                        PENSION BENEFITS       BENEFITS OTHER THAN PENSION
                                                        --------------------------------- ---------------------------------

                                                                   2001             2000             2001             2000
                                                        ---------------- ---------------- ----------------- ---------------
         WEIGHTED-AVERAGE ASSUMPTIONS
             AS OF DECEMBER 31
         Discount rate                                            8.12%            8.12%            8.12%            8.12%
         Expected return on plan assets                           8.12%            8.12%            8.12%            8.12%
         Rate of compensation increase                            5.10%            5.10%
         Health care cost trend on covered charges                                                  7.10%            7.10%


         The charge in the statement of operations is comprised as follows:


                                                                  PENSION BENEFITS            BENEFITS OTHER THAN PENSION
                                            --------------------------------------  --------------------------------------

                                                    2001         2000         1999         2001         2000         1999
                                            ------------  -----------  -----------  -----------   ----------   ----------
         COMPONENTS OF NET PERIODIC
           BENEFIT COST
         Service cost                              3,138        4,831        7,044                     1,599
         Interest cost                            18,489       15,605       12,714       14,576       23,840        4,015
         Expected return on assets               (21,866)     (21,501)     (18,789)
         Amortization of:
           Transition obligation (asset)             578          713          713        1,056        1,056        1,056
           Prior service cost                      4,905
           Actuarial (gain) loss                  (2,555)      (5,053)      (4,707)       1,569        1,406        1,335
         Employee contributions                   (1,193)      (3,241)      (5,029)
                                            ------------  -----------  -----------  -----------   ----------   ----------
         Total net periodic benefit cost/
         (benefit) (US GAAP)                       1,496       (8,646)      (8,054)      17,201       27,901        6,406
                                            ============  ===========  ===========  ===========   ==========   ==========

         Assumed health care cost trend rates have a significant effect on the amounts reported for the welfare plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (all other assumptions have been held constant):


                                                       ONE-PERCENTAGE-POINT INCREASE        ONE-PERCENTAGE-POINT DECREASE
                                                ------------------------------------- ------------------------------------

                                                       2001         2000        1999         2001        2000        1999
                                                ------------ ------------ ----------- ------------ ----------- -----------
         SENSITIVITY OF RETIREE WELFARE RESULTS
         On total service and interest cost
             components                                (729)        (575)       (467)        (611)       (496)       (402)
         On post-retirement benefit
             obligation                              (8,975)      (7,081)     (5,758)      (7,256)     (6,110)     (4,949)

         For purposes of the reconciliation, additional liability related to other post retirement benefits was recognized, under US GAAP, of R$ 21,093 in 2001, R$ 130,331 in 2000 and R$ 12,044 in 1999.

         Regarding pension costs, under US GAAP we recognized an additional asset of R$ 18,865 in 2001, R$ 37,965 in 2000 and R$ 39,498 in 1999.

(h)      EARNINGS PER SHARE

         Under Corporate law, net income per share is calculated on the number of shares outstanding at the balance sheet date. Information is disclosed per lot of one thousand shares, because generally this is the minimum number of shares that can be traded on the Brazilian stock exchanges. The 10% premium to which preferred shareholders are entitled on distributed earnings is not allocated on calculating EPS under Corporate law.

         Under US GAAP, since the preferred and common shareholders have different voting and liquidation rights, Basic and Diluted earnings per share have been calculated using the "two-class" method, pursuant to SFAS No. 128, "Earnings per Share" which provides computation, presentation and disclosure requirements for earnings per share. The "two-class" method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company's by-laws and participation rights in undistributed earnings. Basic earnings per common share is computed by dividing net income by the weighted-average number of common and preferred shares outstanding during the period.

         The tables below present the determination of net income (loss) available to common and preferred shareholders and weighted average common and preferred shares outstanding used to calculate basic and diluted earnings (losses) per share for each of the years presented.

         Purchases of shares by the BWF and the consolidation of the FAHZ and the BWF have had the effect of reducing the number of outstanding shares.

         For purposes of computing diluted earnings per share, stock options are assumed to be converted into preferred or common shares as of the date of issuance of the security using the treasury stock method.

         All references to the number of preferred and common shares and per share amounts have been restated to give retroactive effect to the stock split (Note 15 (a)(ii)) for all periods presented.


UNDER US GAAP
                                             ---------------------------------------------------------------------------------------

                                                                             2001                                 2000
                                             ------------------------------------- ------------------------------------ ------------

                                               PREFERRED      COMMON        TOTAL   PREFERRED       COMMON       TOTAL    PREFERRED
                                             ------------ ----------- ------------ ----------- ------------ ----------- ------------
BASIC NUMERATOR
 Actual dividends declared                       166,991      83,494      250,485     113,106       66,912     180,018      130,410
 Basic allocated undistributed earnings
   (losses)                                      393,073     196,535      589,608     439,311      259,917     699,228     (241,443)
                                             ------------ ----------- ------------ ----------- ------------ ----------- ------------
 Allocated net income (loss) available for
   common and preferred shareholders             560,064     280,029      840,093     552,417      326,829     879,246     (111,033)
                                             ============ =========== ============ =========== ============ =========== ============

BASIC DENOMINATOR (IN THOUSAND OF SHARES)
Weighted average shares - AmBev               22,762,796  15,886,560   38,649,356  22,175,969   15,971,955  38,147,924   21,344,617
Weighted average shares held by FAHZ/ BWF       (471,675) (3,626,607)  (4,098,282)   (256,245)  (1,706,632) (1,962,877)    (171,052)
                                             ------------ ----------- ------------ ----------- ------------ ----------- ------------
 Weighted average outstanding shares, net     22,291,121  12,259,953   34,551,074  21,919,724   14,265,323  36,185,047    21,173,565
                                             ============ =========== ============ =========== ============ =========== ============

 Basic earnings (losses) per thousand
  shares - US GAAP (*) - (whole REAIS ) - R$       25.12       22.84                    25.20        22.91                    (5.24)
                                             ============ ===========              =========== ============             ============

DILUTED NUMERATOR
 Actual dividends declared                       168,064      82,421      250,485     114,668       65,350     180,018      131,919
 Diluted allocated undistributed earnings
   (losses)                                      395,601     194,007      589,608     445,396      253,832     699,228     (244,320)
                                             ------------ ----------- ------------ ----------- ------------ ----------- ------------
 Allocated net income (loss) available for
   common and preferred shareholders             563,665     276,428      840,093     560,064      319,182     879,246     (112,401)
                                             ============ =========== ============ =========== ============ =========== ============

DILUTED DENOMINATOR
 Stock options                                   435,511                              784,006                               737,065
 Warrants                                                                             386,795      209,948                  473,515
                                             ------------ -----------              ----------- ------------             ------------

Diluted weighted average shares (in
  thousands)                                  22,726,632  12,259,953   34,986,585  23,090,525   14,475,271  37,565,796   22,384,145
                                             ============ =========== ============ =========== ============ =========== ============

Diluted earnings (losses) per thousand
  shares - US GAAP (*) - (whole REAIS ) - R$       24.80       22.55                    24.26        22.05                    (5.02)
                                             ============ ===========              =========== ============             ============



UNDER US GAAP                                                  AMBEV
                                             ------------------------

                                                                1999
                                             ------------------------

                                                  COMMON       TOTAL
                                              ----------- -----------
BASIC NUMERATOR
 Actual dividends declared                        66,906     197,316
 Basic allocated undistributed earnings
   (losses)                                     (129,569)   (371,012)
                                              ----------- -----------
 Allocated net income (loss) available for
   common and preferred shareholders             (62,663)   (173,696)
                                              =========== ===========

BASIC DENOMINATOR (IN THOUSAND OF SHARES)
Weighted average shares - AmBev               13,273,064  34,617,681
Weighted average shares held by FAHZ/ BWF     (1,323,697) (1,494,749)
                                              ----------- -----------
 Weighted average outstanding shares, net     11,949,367  33,122,932
                                              =========== ===========

 Basic earnings (losses) per thousand
   shares - US GAAP (*) - (whole REAIS ) - R$     (5.24)
                                              ===========

DILUTED NUMERATOR
 Actual dividends declared                        65,397     197,316
 Diluted allocated undistributed earnings
   (losses)                                     (126,692)  (371,012)
                                              ----------- -----------
 Allocated net income (loss) available for
   common and preferred shareholders             (61,295)  (173,696)
                                              =========== ===========

DILUTED DENOMINATOR
 Stock options
 Warrants                                        257,025
                                              -----------

Diluted weighted average shares (in
  thousands)                                  12,206,392  34,590,537
                                              =========== ===========

Diluted earnings (losses) per thousand
  shares - US GAAP (*) - (whole REAIS ) - R$       (5.02)
                                              ===========


(*) Preferred shareholders are entitled to receive per share dividends of at least 10% greater than the per share dividends paid to common shareholders. Undistributed earnings, therefore, have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weighted average number of shares outstanding during the period to total shares (allocation percentage). Common and preferred shareholders share equally in undistributed losses.

(i)      COMPREHENSIVE INCOME

         Under Corporate law, the concept of comprehensive income is not recognized.

         Under US GAAP, SFAS No. 130, "Reporting Comprehensive Income," requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and "other comprehensive income" that include charges or credits directly to equity which are not the result of transactions with owners. For AmBev, the only component of the comprehensive income is the adjustment related to the gains and losses arising on the translation to REAIS of the financial statements of foreign subsidiaries upon consolidation. Under Corporate law, these gains and losses are recorded directly in AmBev's statements of operations.


                                                                                           YEAR ENDED DECEMBER 31
                                                        ----------------------------------------------------------

                                                                   2001                 2000                 1999
                                                        ----------------     ----------------     ----------------
         Net income (loss)                                      840,093              879,246            (173,696)
         Foreign exchange gain/(loss) from
            translation of foreign subsidiaries                  35,001               12,557               57,265
                                                        ----------------     ----------------     ----------------

         Comprehensive income (loss)                            875,094              891,803            (116,431)
                                                        ================     ================     ================

(j)      INCOME TAXES

         Under Corporate law, the Company fully accrues for deferred income taxes on temporary differences between the Corporate law and tax records. Deferred tax assets must be recognized if it is probable that sufficient taxable profit will be available against which the temporary differences can be utilized.

         Under US GAAP, a deferred tax asset is recognized in full, but is then reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

         We use different tax rates to calculate deferred taxes for Corporate law and US GAAP. In Brazil, the tax law is sometimes significantly altered by provisional measures ("MEDIDAS PROVISORIAS") announced by Presidential decree. These measures remained in force for 30 days and expired automatically if they were not extended for an additional period. When calculating the effect of tax changes or other changes on deferred income taxes in Brazil, the provisional measures are substantively considered as enacted law. US GAAP only allows for enacted tax rates in determining deferred taxes; however, the provisional measure, to the extent it has not lapsed, is used for determining the amount of current tax payable. As from October 2001, as a result of a change in law approved by the Brazilian Congress, pre-existing provisional measures no longer expire and have been treated as enacted for deferred tax calculation purposes. Therefore, no differences between Corporate law and US GAAP remain in this regard.

         For purposes of the reconciliation, additional charges were recognized in the income statement under US GAAP of R$ 19,720 in 2000 and R$ 7,280 in 1999.

(k)      PROVISION FOR DIVIDENDS AND NOTIONAL INTEREST ATTRIBUTABLE TO OWN
         CAPITAL

         Under Corporate law, at each year-end, management is required to propose a dividend distribution from earnings and accrue for this in the financial statements. Under Corporate law, companies are permitted to distribute or capitalize an amount of interest, subject to certain limitations, calculated based on a government interest rate, on shareholders' equity. Such amounts are deductible for tax purposes and are presented as a deduction from shareholders' equity.

         Under US GAAP, since proposed dividends may be ratified or modified at the annual Shareholders' Meeting, such dividends would not be considered as declared at the balance sheet date and would therefore not be accrued. However, interim dividends paid or interest credited to shareholders as capital remuneration under Brazilian legislation would be considered as declared for US GAAP purposes.

         For purposes of the reconciliation, the December 31, 2001 provision of R$ 52,000 for proposed dividends was reversed under US GAAP.

(l)      STOCK OWNERSHIP PLANS

         Under Corporate law, stock options granted do not result in any expense being recorded. As the options are exercised, the purchase of the stock by the employees is recorded as an increase in capital stock for the amount of the purchase price.

         Under US GAAP, in accordance with APB 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", the employee stock option is deemed to give rise to compensation expense to the extent of the excess market price of the shares over the option price to employees. Since the ultimate option price is not known until the date of exercise (Note 15 (g)), the plan is considered a variable plan. In a variable plan, compensation cost is measured at each year-end between the grant date and the measurement date, based upon incremental changes in the market value of the company's stock. Compensation cost is calculated at the end of each year using the expected number of options or awards outstanding. These options or awards are multiplied by the year-end market price less the employees' expected share price. The incremental change in compensation cost is then amortized as a charge to expense over the periods in which the employees perform the related services; such periods normally include a vesting period.

         In addition, under US GAAP pro forma disclosures of net income and earnings per share are presented under the fair value method of accounting. Under this method, fair value is determined using an option-pricing model (Black-Scholes) which takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the option.

         For purposes of the reconciliation, additional charges were recognized under US GAAP of R$ 10,021 in 2001, R$ 8,354 in 2000 and R$ 7,798 in 1999.

(m)      ADVANCES TO EMPLOYEES FOR PURCHASE OF SHARES

         Under Corporate law, we finance employees and directors, to purchase shares in accordance with the stock ownership plan. These advances are recorded as an asset and the interest accrued credited to income.

         Under US GAAP, the loan is reported as a deduction from shareholders' equity.

         For purposes of the reconciliation, shareholders' equity is reduced under US GAAP by R$ 215,248 in 2001, R$ 165,151 in 2000 and R$ 89,038
         in 1999.

(n)      ITEMS POSTED DIRECTLY TO SHAREHOLDERS' EQUITY ACCOUNTS - TAX INCENTIVES

         Under the Corporate law, tax incentives received by the parent company are posted directly to shareholders' equity. Under U.S. GAAP, such items would be posted to the statement of operations.

         For purposes of the reconciliation, a credit was recognized under US GAAP of R$ 24,554 in 1999.

(o)      CONSOLIDATION OF HOHNECK AND AMBEV STAND ALONE

         In addition to Brahma and Antarctica, under U.S. GAAP, Ambev had one further subsidiary at December 31, 1999, Hohneck, which in addition to Ambev's own net assets held in the parent company were adjusted in the reconciliation.

(p)      CLASSIFICATION OF STATEMENT OF OPERATIONS LINE ITEMS

         Under Corporate law, in addition to the issues noted above, the classification of certain income and expense items is presented differently from US GAAP. We have recast our statement of operations under the Corporate law to present a condensed statement of operations in accordance with US GAAP (Note 18(b)). The reclassifications are summarized as follows:

         (i) interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of operations presented in accordance with the Corporate law. Such amounts have been reclassified to non-operating income and expenses in the condensed statement of operations in accordance with US GAAP;

         (ii) under the Corporate law, gains and losses on the disposal or impairment of permanent assets are classified as non-operating income (expense). Under US GAAP, gains and losses on the disposal or impairment of property, plant and equipment are classified as an adjustment to operating income;

         (iii) the net income (loss) differences between the Corporate law and US GAAP (Note 18.2), were incorporated in the statement of operations in accordance with US GAAP;

          iv) employee profit sharing expenses have been classified after non-operating expenses in the consolidated statement of operations in accordance with Corporate law. Such amounts have been reclassified to operating expenses in the condensed consolidated income statement in accordance with US GAAP;

         (v) under Corporate law, certain credits arising from sales tax are recorded in operating income. Under US GAAP these are adjusted against net sales, as a Sales tax deduction;

         (vi) under Corporate law, jointly controlled entities must be consolidated using the proportional consolidation method. Proportional consolidation requires that the share of the assets, liabilities, income and expenses are combined on a line-by line basis with similar items in the Company's financial statements. Under US GAAP, jointly controlled entities are recorded under the equity method. The prorated accounts of our jointly controlled investees have not been combined in the condensed consolidated US GAAP balance sheet and statements of operations

         (vii) under Corporate law, shipping and handling costs, representing R$ 194,928, R$ 138,444 and R$ 91,200, respectively for the years ended December 31, 2001, 2000, and 1999, are expensed as incurred and classified as selling expenses in the income statement. Under US GAAP, accordingly to the requirements of the Emerging Issues Task Force (`EITF") Issue No. 00-10, these expenses were reclassified to cost of sales;

         (viii) in order to obtain more prominent and accessible shelf space for the consumer, AmBev pays distributors and retailers to place our products in premium positions. The Company also pays bonuses and give discounts to increase sales, normally processed in the form of cash payments or additional products. Under Corporate law, these costs are classified as selling and marketing expenses. Under US GAAP, accordingly to the EITF 01-09 these costs are reclassified reducing net revenues; and

         (ix) under Corporate law, in 2000, the results of Antarctica were consolidated, line by line, for the whole year while under US GAAP, the consolidation became effective only as from April 1. Up to that date, under US GAAP, the results of Antarctica were recognized as an equity pick-up.

         (x) Under Corporate law, gains and losses on the disposal of permanent assets are classified as non-operating income (expense). Under US GAAP, gains and losses on the disposal of permanent assets are classified as an adjustment to operating income.

(q)      CLASSIFICATION OF BALANCE SHEET LINE ITEMS

         Under Corporate law, the classification of certain balance sheet items is presented differently from US GAAP. We have recast our consolidated balance sheet under the Corporate law to present a condensed consolidated balance sheet in accordance with US GAAP (Note 18(a)). The reclassifications are summarized as follows:

         (i) under US GAAP certain deferred charges were reclassified to property, plant and equipment and intangible assets, accordingly to their nature.

         (ii) under Corporate law, deferred income taxes are not netted and assets separately from liabilities. For US GAAP purposes, deferred tax assets and liabilities are netted and classified as current or non-current based on the classification of the underlying temporary difference;

18.2     RECONCILIATION OF THE DIFFERENCES
         BETWEEN CORPORATE LAW AND US GAAP

(a)      NET INCOME

                                                                                              YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------

                                                                    Ref            2001          2000             1999
                                                                       ----------------  ------------  ---------------
                                                                   NOTE
                                                                   18.1                     SUCCESSOR      PREDECESSOR
                                                                       ------------------------------- ---------------
NET INCOME UNDER CORPORATE LAW- AMBEV/ BRAHMA                                   784,568       470,182          322,295

    Depreciation of additional indexation of permanent assets       (a)         (22,649)     (32,758)          (37,048)
       from 1995 to 1997
    Capitalized interest, net of amortization                       (b)          (2,403)      (2,403)           (2,403)
    Deferred charges, net of amortization                           (c)            (384)       57,075           34,930
    Business combination adjustments                                (d)          77,671       262,080            1,722
    Consolidation of welfare foundations (FAHZ/BWF)                 (e)          45,194       (5,834)          (11,501)
    Pension plan                                                    (g)           2,845        31,652           26,121
    Other post-retirement benefits                                  (g)          (3,606)      133,736           (3,989)
    Foreign exchange gain/loss from translation of foreign          (i)         (35,001)     (12,557)          (57,265)
       subsidiaries
    Compensation expense from stock options                         (l)         (10,021)      (8,354)           (7,798)
    Tax incentives                                                  (n)                                         24,554
    Deferred income tax rates not enacted                           (j)          27,000      (19,720)          (7,280)
    Minority interest on adjustments above                                         (967)     (57,388)            (653)
    Deferred income tax on adjustments above                                   (22,154)        79,983           (3,948)
                                                                                                       ---------------

NET INCOME UNDER US GAAP - BRAHMA (1999)                                                                       277,737
                                                                                                       ---------------

    FAHZ expenses pushed-down                                       (f)                      (22,193)
    Equity in losses of Antarctica under US GAAP - six months       (d)
      to December 31, 1999; three months to March 31, 2000
                                                                                             (80,667)         (451,433)
    Losses of Antarctica consolidated in AmBev under
    Corporate law three-months to March 31, 2000                    (d)                        86,412

                                                                       ----------------  ------------  ---------------
NET INCOME (LOSS) UNDER US GAAP - AMBEV (2001/2000/1999)
                                                                                840,093       879,246         (173,696)
                                                                       ================  ============  ===============

(b)      SHAREHOLDERS' EQUITY

                                                                                      YEARS ENDED DECEMBER 31,
                                                                  --------------------------------------------

                                                                            2001           2000           1999
                                                              REF --------------                 -------------
                                                              NOTE         AMBEV          AMBEV         BRAHMA
                                                              18.1
SHAREHOLDERS' EQUITY UNDER CORPORATE LAW - AMBEV/ BRAHMA
                                                                       3,363,437      3,076,945      1,606,375

    Additional indexation of permanent assets from 1995        (a)       148,990        171,640        204,398
       to 1997, net
    Capitalized interest, net of amortization                  (b)        10,468         12,871         15,273
    Reversal of deferred charges, net of amortization          (c)      (192,852)     (192,469)        (58,340)
    Business combination adjustments                           (d)      (320,281)     (386,737)          1,856
    Consolidation of welfare foundations                       (e)       213,286        136,064         35,109
    Pension plan                                               (g)        18,865         36,812         37,868
    Other post retirement benefits                             (g)       (21,093)     (130,032)        (12,445)
    Reversal of dividends not yet declared                     (k)        52,000
    Advances to employees for purchase of shares               (m)      (215,248)     (165,151)        (89,038)
    Minority interest on adjustments above                                (2,770)       (1,803)         (7,512)
    Deferred income tax rate not enacted                       (j)                     (27,000)         (7,280)
    Deferred income tax on adjustments                                  (214,929)     (152,980)        (71,348)
                                                                                                 -------------

SHAREHOLDERS' EQUITY UNDER US GAAP - BRAHMA (1999)
                                                                                                     1,654,916
                                                                                                 -------------

    Equity in losses of Antarctica - six months                (b)                                      43,798
    Consolidation of Hohneck a subsidiary of AmBev             (o)                                     (73,828)
    Consolidation of the net assets of the parent              (o)                                       3,799
    company, AmBev

                                                                  --------------  -------------  -------------
SHAREHOLDERS' EQUITY UNDER US GAAP- AMBEV (2001/ 2000/
    1999)                                                              2,839,873      2,378,160      1,628,685
                                                                  ==============  =============  =============

18.3     US GAAP SUPPLEMENTARY INFORMATION

(a)      PROPERTY, PLANT AND EQUIPMENT

                                                                                        2001                 2000
                                                                          -------------------  -------------------

Property, plant and equipment                                                      6,589,637            7,010,975
Accumulated depreciation                                                          (3,473,485)         (3,560,889)
                                                                          -------------------  -------------------

Property, plant and equipment, net                                                 3,116,152            3,450,086
                                                                          ===================  ===================


Total assets                                                                      10,195,864            7.742,997
                                                                          ===================  ===================

(b)      RECENT US GAAP ACCOUNTING PRONOUNCEMENTS

         In June 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142. SFAS No. 141 is effective for combinations initiated after June 30, 2001 and requires the use of the purchase method in accounting for business combinations. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and requires companies to test all goodwill and indefinite-lived intangible assets for impairment and to cease amortization of such assets. We intend to adopt SFAS No. 142 beginning January 1, 2002. In accordance with SFAS No. 142, the Company will perform an evaluation of its intangibles in the financial statement prepared at time of adoption.

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of long-lived Assets", which addresses the accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed Of", but retains SFAS No. 121's fundamental provisions for recognition/ measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material impact on the Company's financial statements upon adoption.

(c)      PRO FORMA FAIR VALUE EFFECTS OF STOCK OWNERSHIP PLAN

         We have calculated the pro forma effects of accounting for the stock ownership plan in accordance with SFAS No. 123, "Accounting for Stock Based Compensation." Had compensation cost for the Plan been determined based on the fair value at the grant date in accordance with the provisions of SFAS No. 123, our US GAAP net income and earnings per thousand shares would have been as follows:



                                                                         2001              2000             1999
                                                               ---------------   ---------------   --------------
         Net income (loss) - pro forma (US GAAP)                      822,930           862,176         (198,630)

         Earnings (losses) per thousand shares - pro forma
         (whole REAIS ) - R$
                  Basic
                           Preferred                                    24.61             24.71            (5.79)
                           Common                                       22.37             22.47            (6.35)
                  Diluted
                           Preferred                                    24.30             23.78            (5.48)
                           Common                                       22.09             21.62            (6.22)

         These pro forma results are not necessarily indicative of future amounts.

         The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001: dividend yield 1.6% (2000 - 5%; 1999 - 19%), expected volatility 43% (2000 - 49%; 1999 - 48%), risk-free interest rate-nominal terms - 19.1% (2000 - 16.5%, 1999 - 19.0%) and expected lives of three years for all periods.

                                                                    2001            2000            1999
                                                            -------------   -------------   -------------
         Fair value of stock options granted in the year
            measured using the Black & Scholes method
                  (R$ per thousand shares)                        199.62          311.18           68.07
                                                            =============   =============   =============

         Market value of options granted in the
             year                                                 99,760          20,693          44,790
                                                            =============   =============   =============

18.4     US GAAP CONDENSED FINANCIAL INFORMATION

         Based on the reconciling items and discussion above, the AmBev consolidated balance sheet, statement of operations, and statement of changes in shareholders' equity under US GAAP have been recast in condensed format as follow:

(a)      CONDENSED BALANCE SHEET UNDER US GAAP

         ASSETS                                                                                  2001                 2000
                                                                                    ------------------   ------------------
         Current assets
             Cash and cash equivalents                                                      2,315,582              555,968
             Restricted cash - FAHZ                                                           131,312               67,756
             Trading securities                                                               126,927              452,886
             Trade accounts receivable, net                                                   792,038              670,190
             Taxes recoverable                                                                329,446              227,175
             Inventories                                                                      806,320              590,226
             Deferred income tax                                                               37,930               19,757
             Prepaid expenses and other                                                       208,886              146,908
                                                                                    ------------------   ------------------

                                                                                            4,748,441            2,730,866
                                                                                    ------------------   ------------------
         Investments
             Investment in affiliates                                                          97,414               55,032
             Other                                                                             42,320               39,178
                                                                                    ------------------   ------------------

                                                                                              139,734               94,210
                                                                                    ------------------   ------------------

         Goodwill and intangible assets, net                                                  581,647              278,360
                                                                                    ------------------   ------------------
         Property, plant and equipment                                                      3,116,152            3,450,087
                                                                                    ------------------   ------------------

         ASSETS                                                                                  2001                 2000
                                                                                    ------------------   ------------------
         Other assets
             Receivables from affiliated companies                                             54,529               89,978
             Prepaid expenses                                                                  81,285               35,808
             Deferred income tax                                                              868,507              724,518
             Other taxes recoverable                                                          177,453               40,571
             Prepaid pension cost                                                              39,657               36,812
             Restricted deposits for legal proceedings                                        177,159              100,480
             Tax incentive investments and deposits                                            54,908               64,393
             Assets held for sale                                                             117,738               63,736
             Other                                                                             38,654               33,178
                                                                                    ------------------   ------------------

         Total assets                                                                      10,195,864            7,742,997
                                                                                    ==================   ==================


         LIABILITIES AND SHAREHOLDERS' EQUITY                                                    2001                 2000
                                                                                    ------------------   ------------------
         Current liabilities
             Suppliers                                                                        562,568              574,530
             Payroll and related charges                                                      140,818              115,400
             Taxes on income payable                                                           67,496               26,436
             Other taxes payable                                                              592,543              495,401
             Short-term debt and sales tax deferrals                                        1,405,023              826,098
             Current portion of long-term debt                                                280,342              381,559
             Interest attributed to shareholders' equity payable                              106,133              140,906
             Other                                                                            130,041               98,534
                                                                                    ------------------   ------------------

                                                                                            3,284,964            2,658,864
                                                                                    ------------------   ------------------
         Long-term liabilities
             Long-term debt                                                                 2,610,570              792,189
             Accrued liability for contingencies                                              653,029              608,088
             Sales tax deferrals                                                              580,691              603,028
             Post-retirement benefits                                                         123,799              130,032
             Other                                                                             14,798               58,357
                                                                                    ------------------   ------------------

                                                                                            3,982,887            2,191,694
                                                                                    ------------------   ------------------

         Minority interest                                                                     88,140              514,280
                                                                                    ------------------   ------------------

         Shareholders' equity                                                               2,839,873            2,378,159
                                                                                    ------------------   ------------------

         Total liabilities and shareholders' equity                                        10,195,864            7,742,997
                                                                                    ==================   ==================

(b)      CONDENSED STATEMENT OF OPERATIONS UNDER US GAAP

                                                                              2001                 2000                 1999
                                                                 ------------------   ------------------  -------------------
         GROSS SALES                                                    12,865,426           10,379,897            6,696,465
         Value-added and other taxes, discounts and returns             (6,299,080)          (5,558,416)          (3,513,857)
                                                                 ------------------   ------------------  -------------------

         NET SALES                                                       6,566,346            4,821,481            3,182,608

         Cost of sales                                                  (3,676,001)          (2,717,502)          (1,981,205)
                                                                 ------------------   ------------------  -------------------

         GROSS PROFIT                                                    2,890,345            2,103,979            1,201,403

         OPERATING INCOME (EXPENSES)
           Selling and marketing                                          (837,669)            (680,219)            (472,619)
           General and administrative                                     (631,748)            (535,236)            (355,330)
           Other operating (expense) income, net                          (111,895)            (145,143)             (42,927)
                                                                 ------------------   ------------------  -------------------

         OPERATING INCOME                                                1,309,033              743,381              330,527
                                                                 ------------------   ------------------  -------------------

         NON-OPERATING INCOME (EXPENSES)
           Financial income                                                355,247              302,400              707,368
           Financial expenses                                             (850,483)            (568,320)            (801,608)
           Other non-operating (expense) income, net                        (5,134)               8,055              (18,485)
                                                                 ------------------   ------------------  -------------------

         INCOME (LOSS) BEFORE INCOME TAX, EQUITY IN
           AFFILIATES AND MINORITY INTEREST                                808,663              485,516              217,802
                                                                 ------------------   ------------------  -------------------

         INCOME TAX BENEFIT (EXPENSE)
           Current                                                       (101,914)            (186,758)               68,904
           Deferred                                                        128,505              655,215             (24,176)
                                                                 ------------------   ------------------  -------------------

                                                                            26,591              468,457               44,728
         INCOME BEFORE EQUITY IN AFFILIATES
           AND MINORITY INTEREST                                           835,254              953,973              262,530
                                                                 ------------------   ------------------  -------------------

           Equity in earnings (losses) of affiliates                        15,520               41,257                1,978
           Equity in losses of Antarctica (Note 18.1(d)(i))                                     (80,667)            (451,433)
           Minority interest                                               (10,681)             (35,318)              13,230
                                                                 ------------------   ------------------  -------------------

         NET INCOME (LOSS)                                                 840,093              879,245             (173,695)
                                                                 ==================   ==================  ===================

                                                                              2001              2000              1999
                                                                  ----------------- ----------------- -----------------
         EARNINGS (LOSSES) PER THOUSAND AMBEV SHARES
             Basic
                Preferred shares                                             25.13             25.20            (5.24)
                Common shares                                                22.84             22.91            (5.24)
             Diluted
                Preferred shares                                             24.80             24.26            (5.02)
                Common shares                                                22.55             22.05            (5.02)

         WEIGHTED AVERAGE SHARES OF AMBEV OUTSTANDING
          (IN THOUSANDS)

             Basic
                Preferred shares                                        22,291,121        21,919,724        21,173,565
                Common shares                                           12,259,953        14,265,323        11,949,367
             Diluted
                Preferred shares                                        22,726,632        23,090,525        22,384,145
                Common shares                                          12,259, 953        14,475,271        12,206,392

(c)      CONDENSED CHANGES IN SHAREHOLDERS' EQUITY UNDER US GAAP

                                                                                           YEARS ENDED DECEMBER 31
                                                                     ----------------------------------------------

                                                                               2001           2000            1999
                                                                     --------------- -------------- ---------------
AT BEGINNING OF THE YEAR                                                 2,378, 159      1,628,685       1,488,423
   Capital increase                                                         379,039                         15,298
   Treasury shares acquired                                                (495,250)      (923,289)        (4,486)
   Additional paid-in capital                                               (1,194)      1,130,712         464,554
   Premium received on sale of options                                        4,866
   Advances for employees to purchase of shares                             (50,097)       (76,113)        (12,203)
   Return of capital                                                                      (111,838)
   Cancellation of shares                                                                                   (6,019)
   Translation adjustment                                                    35,001         12,557          57,266
   Net income (loss)                                                        840,093        879,245        (173,695)
   Dividends and interest attributed to shareholders' equity
     declared                                                              (250,744)      (161,800)       (200,453)
                                                                     --------------- -------------- ---------------

AT END OF THE YEAR                                                        2,839,873      2,378,159       1,628,685
                                                                     =============== ============== ===============

19       SEGMENT REPORTING

         Under Corporate law, no separate segment reporting is required.

         Under US GAAP, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this standard requires the annual disclosure of information concerning revenues derived from the enterprise's products or services, countries in which it earns revenues or hold assets, and major customers. AmBev's business is comprised of two main segments: beer and soft drinks, which together accounted for 95% of AmBev's net sales in 2001( 2000 - 98% of net sales in 2000 and 97% net sales in 1999).

         SFAS No. 131 requires that segment data be presented in the US GAAP financial statements on the basis of the internal information that is used by management for making operating decisions, including allocation of resources among segments, and segment performance. This information is derived from its statutory accounting records which are maintained in accordance with Corporate law. Certain expenses were not allocated to the segments. These unallocated expenses are corporate overheads, minority interests, income taxes and financial interest income and expense. Certain operating units do not separate operational expenses, total assets, depreciation and amortization. These amounts were allocated based on gross sales revenue.

                                                                     2001                2000                 1999
                                                       ------------------  ------------------   ------------------

                                                                    AMBEV               AMBEV               BRAHMA
                                                       ------------------  ------------------   ------------------
NET SALES
    Beer                                                        5,238,945           4,288,078            2,741,000
    Soft Drinks                                                   967,023             848,754              393,909
    Others                                                        319,617             113,513              113,365
                                                       ------------------  ------------------   ------------------

                                                                6,525,585           5,250,345            3,248,274
                                                       ------------------  ------------------   ------------------
COST OF SALES
    Beer                                                       (2,475,659)         (2,169,943)          (1,461,346)
    Soft Drinks                                                  (662,728)           (564,310)            (364,038)
    Others                                                       (227,838)           (109,496)             (79,669)
                                                       ------------------  ------------------   ------------------

                                                               (3,366,225)         (2,843,749)          (1,905,053)
                                                       ------------------  ------------------   ------------------
SELLING AND MARKETING EXPENSES
    Beer                                                         (538,166)           (478,020)            (291,999)
    Soft Drinks                                                  (153,020)            (90,535)             (47,513)
    Others                                                        (16,568)             (9,914)             (11,188)
                                                       ------------------  ------------------   ------------------

                                                                 (707,754)           (578,469)            (350,700)
                                                       ------------------  ------------------   ------------------

DIRECT DISTRIBUTION EXPENSES
    Beer                                                         (362,706)           (242,810)            (164,441)
    Soft Drinks                                                   (92,770)            (87,958)             (56,957)
    Others                                                        (12,351)             (6,234)              (4,138)
                                                       ------------------  ------------------   ------------------

                                                                 (467,827)           (337,002)            (225,536)
                                                       ------------------  ------------------   ------------------
GENERAL AND ADMINISTRATIVE EXPENSES
    Beer                                                         (326,997)           (342,798)            (181,933)
    Soft Drinks                                                   (17,540)            (21,787)             (12,998)
    Others                                                         (6,960)             (8,438)             (12,009)
                                                       ------------------  ------------------   ------------------

                                                                 (351,497)           (373,023)            (206,940)
                                                       -------------------  ------------------   ------------------

                                                                     2001                2000                 1999
                                                       ------------------  ------------------   ------------------

                                                                    AMBEV               AMBEV               BRAHMA
                                                       ------------------  ------------------   ------------------
DEPRECIATION AND AMORTIZATION EXPENSES (*)
    Beer                                                         (206,398)           (159,266)             (74,999)
    Soft Drinks                                                   (35,363)            (39,600)             (17,467)
    Others                                                        (14,731)             (3,422)              (2,942)
                                                       ------------------  ------------------   ------------------

                                                                 (256,492)           (202,288)             (95,408)
                                                       ------------------  ------------------   ------------------
LESS:
    Provisions for legal contingencies                            (33,907)           (269,154)             (51,203)
    Other operating income, net                                    47,225               3,917               66,307
    Financial expense, net                                       (503,115)           (323,989)            (129,308)
    Non-operating income, net                                     107,332              57,786              (19,876)
    Income tax benefit (expense), net                             (51,974)            405,413               17,585
    Profit sharing and contributions                             (157,075)            (53,718)             (39,866)
    Minority interest                                                 292            (265,887)              14,019
                                                       ------------------  ------------------   ------------------

    NET INCOME                                                    784,568             470,182              322,295
                                                       ==================  ==================   ==================

(*) relates primarily to administrative assets and amortization of deferred charges; excludes depreciation of production assets

International sales and operations arise from our subsidiaries in Argentina and Venezuela. Revenues from no individual customer represented more than 10% of our net sales. Information on our geographic areas is as follows:

                                                              2001                    2000                   1999
                                               -------------------   ---------------------   --------------------

                                                             AMBEV                   AMBEV                 BRAHMA
                                               -------------------   ---------------------   --------------------
TOTAL NET SALES
    Domestic                                             6,111,139               4,858,086              2,870,766
    International                                          414,446                 392,259                377,508
                                               -------------------   ---------------------   --------------------

                                                         6,525,585               5,250,345              3,248,274
                                               ===================   =====================   ====================
TOTAL PROPERTY, PLANT AND EQUIPMENT
    Domestic                                             2,686,756               2,791,876              1,507,956
    International                                          456,879                 412,383                390,624
                                               -------------------   ---------------------   --------------------

                                                         3,143,635               3,204,259              1,898,580
                                               ===================   =====================   ====================

                                                                2001                 2000
                                                   -----------------   ------------------

                                                               AMBEV                AMBEV
                                                   -----------------   ------------------
TOTAL SEGMENT ASSETS
    Beer                                                   4,162,294            3,667,054
    Soft Drinks                                            1,189,226            1,043,528
    Others                                                   594,611              369,622
                                                   -----------------   ------------------

                                                           5,946,131            5,080,204
                                                   -----------------   ------------------

GENERAL CORPORATE ASSETS                                   5,082,680            3,559,448
                                                   -----------------   ------------------

    TOTAL ASSETS                                          11,028,812            8,639,652
                                                   =================   ==================


TOTAL ASSETS BY LOCATION
    Domestic                                              10,208,438            7,976,060
    International                                            820,374              663,592
                                                   -----------------   ------------------

    TOTAL ASSETS                                          11,028,812            8,639,652
                                                   =================   ==================

20       CONSOLIDATING SCHEDULES

         On December 14, 2001, CBB issued US$ 500,000,000 10.5% Notes due 2011 (the "Notes"), with a full and unconditional guarantee offered by AmBev. Pursuant to SEC Regulation S-X Rule 3-10, generally, issuers of registered securities must include separate financial statements in their filings, however, as AmBev owns 100% of the voting shares of its operating subsidiary, CBB, and has provided a full and unconditional guarantee to the Notes, the entities satisfy the conditions for reporting relief and AmBev has provided condensed consolidating financial information, as a condition to omitting the separate financial statements of CBB.

         The condensed consolidating financial information presents separate columns for the parent company (AmBev), the subsidiary issuer (or for the year ended December 31, 1999, before CBB was incorporated, the parent issuer), the consolidating adjustments and the total consolidating amounts.

         CBB is the surviving entity following the merger of Brahma into Antarctica and the change of Antarctica's name to CBB, both of which occurred on March 31, 2001. As of December 31, 2000, Brahma and Antarctica were wholly-owned subsidiaries of AmBev. Ambev held 100% of the total and voting shares of CBB through September 28, 2001, at which date a Brazilian state federal government development agency received 26,958,767 preferred non-voting shares in CBB. As at December 31, 2001, AmBev held 100% of the voting shares and 99.7% of the total shares of CBB.

         We believe that the condensed consolidating financial information, as presented below, provides an appropriate level of financial information to investors.



                                    *   *   *

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
--------------------------------------------------------------------------------

(a) CONSOLIDATING SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 2001

(i) Condensed consolidated balance sheet


                                       AMBEV                                                      AMBEV
                                                                               CONSOLIDATING
ASSETS                                HOLDING        CBB            OTHER         ENTRIES      CONSOLIDATED
                                      --------    ---------       ---------    -------------   ------------
  Current assets
    Cash and cash equivalents                     2,028,647         383,458                    2,412,105
    Trading securities                                              126,927                      126,927
    Trade accounts receivable, net                  810,292          52,671       (60,408)       802,555
    Receivable from affiliates                    1,434,535       1,492,653    (2,927,188)
    Taxes recoverable                    69,398     248,331          18,307             1        336,037
    Inventories                                     722,964          83,716            (1)       806,679
    Dividends and interest
     attributed to shareholders'
     equity receivable                  146,701       6,837                      (153,538)
    Others                                3,040     133,877          63,724                      200,641
                                     -----------  ---------       ---------    ----------      ---------
                                        219,139   5,385,483       2,221,456    (3,141,134)     4,684,944
                                     -----------  ---------       ---------    ----------      ---------
Long term assets
  Receivables from affiliates
    companies                                       532,456          85,076      (582,457)        35,075
  Deferred income tax                   119,334   1,009,982          30,958                    1,160,274
  Other taxes recoverable               170,582     749,879          11,409           (16)       931,854
  Other                                             104,357           3,173                      107,530
                                     -----------  ---------       ---------    ----------      ---------
                                        289,916   2,396,674         130,616      (582,473)     2,234,733
                                     -----------  ---------       ---------    ----------      ---------
Permanent assets
  Investments
    CBB                               2,389,984                                (2,389,984)
    Goodwill and negative
       goodwill, net                    473,615      83,010          60,950            (1)       617,574
    Investments in affiliates -
      100% voting shares interest     1,289,930                                (1,289,930)
    Other investments less than
      100% voting shares interest       126,693                      36,687      (163,380)
    Other                                 1,230      34,362           3,142         6,292         45,026
                                     ==========   =========         =======    ==========      =========
                                      4,281,452     117,372         100,779    (3,837,003)       662,600

  Property, plant and equipment                   2,804,680         337,667         1,288      3,143,635
  Deferred charges                                  265,803          37,097                      302,900
                                     -----------  ---------       ---------    ----------      ---------
                                      4,281,452   3,187,855         475,543    (3,835,715)     4,109,135
                                     -----------  ---------       ---------    ----------      ---------

Total Assets                          4,790,507  10,970,012       2,827,615    (7,559,322)    11,028,812
                                     ==========   =========       =========    ==========     ==========

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
--------------------------------------------------------------------------------

Condensed consolidated balance sheet-December 31, 2001 (continued)


                                         AMBEV                                                AMBEV
                                                                  OTHER      CONSOLIDATING
LIABILITIES AND SHAREHOLDERS' EQUITY    HOLDING       CBB                       ENTRIES      CONSOLIDATED
                                      ---------  ---------     ---------    -------------    ------------
  Current liabilities
    Suppliers                                       531,105        87,341       (47,277)       571,169
    Payable to affiliates               770,390      19,197     1,273,028    (2,062,615)
    Payroll and related charges          19,667     116,851         5,297            74        141,889
    Loans and financing                     385   1,573,569       146,035                    1,719,989
    Taxes payable                        21,883     614,222        37,307            (1)       673,411
    Dividends and interest
     attributed to shareholders'
     equity payable                     177,392     157,088           111      (151,998)       182,593
    Others                                           95,474        14,762        12,716        122,952
                                       --------   ---------     ---------    ----------      ---------

                                        989,717   3,107,506     1,563,881    (2,249,101)     3,412,003
                                       --------   ---------     ---------    ----------      ---------

  Long-term liabilities
    Loans and financing                           4,281,035        30,318                    2,849,353
    Payable to affiliates                         1,473,454                  (1,473,454)
    Accrued liability for                                                                      815,487
      contingencies                     131,772     663,381        20,334
    Sales tax deferrals                             346,965                                    346,965
    Post-retirement benefits                        112,545                                    112,545
    Deferred income tax                              28,833         2,746                       31,579
    Other                               147,570       8,164           353      (147,570)         8,517
                                       --------   ---------     ---------    ----------      ---------
                                        279,342   5,452,377        53,751    (1,621,024)     4,164,446
                                       --------   ---------     ---------    ----------      ---------

    Minority interest                               171,256        65,905      (148,235)        88,926
                                       --------   ---------     ---------    ----------      ---------

   Shareholders' equity               3,521,448   2,238,873     1,144,078    (3,540,962)     3,363,437
                                      ---------   ---------     ---------    ----------      ---------

Total liabilities and
  Shareholders' equity                4,790,507  10,970,012     2,827,615    (7,559,322)    11,028,812
                                      ---------   ---------     ---------    ----------      ---------

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
--------------------------------------------------------------------------------


(ii) Condensed consolidated statement of operations- year ended
     December 31, 2001

                                             AMBEV                                     CONSOLIDATING       AMBEV
                                            HOLDING         CBB             OTHER         ENTRIES       CONSOLIDATED
                                          -----------     ----------       --------    --------------   ------------
NET SALES                                                 6,812,260         511,327      (798,002)       6,525,585

Cost of sales                                            (3,883,991)       (276,309)      794,075       (3,366,225)
                                             -------     ----------        --------      --------       ----------

GROSS PROFIT                                              2,928,269         235,018        (3,927)       3,159,360
                                             -------      ---------         -------      --------        ---------

OPERATING INCOME (EXPENSES)
  Selling, general and administrative        (25,133)    (1,321,238)       (180,707)                    (1,527,078)
  Depreciation and amortization                            (230,369)        (26,123)                      (256,492)
  Other operating income, net                (86,889)        38,500          13,676        75,383           13,318
  Financial income(expense), net              (8,182)      (874,212)        379,279                       (503,115)
  Equity in earnings (losses) in affiliates  917,124                         (3,146)     (913,978)
                                             -------      ---------         -------      --------        ---------

OPERATING INCOME                             796,920        540,950         390,645      (842,522)         885,993

NON-OPERATING INCOME (EXPENSES), NET           1,856         97,545          (1,746)        9,677          107,332
                                             -------      ---------         -------      --------        ---------

INCOME BEFORE INCOME TAXES, STATUTORY
    CONTRIBUTIONS AND MINORITY INTEREST      798,776        638,495         388,899      (832,846)         993,325

INCOME TAX BENEFIT (EXPENSE)                  15,946        (26,819)         12,295       (53,396)         (51,974)
                                             -------      ---------         -------      --------        ---------

INCOME (LOSS) BEFORE STATUTORY
  DISTRIBUTIONS AND CONTRIBUTIONS
  AND MINORITY INTEREST                      814,722        611,676         401,194      (886,241)         941,351

    Employee profit sharing                                 (61,257)                                       (61,257)
    Management profit sharing                (12,877)        (7,164)                                       (20,041)
    Contributions to Zerrenner
      Foundation                             (17,277)       (58,500)                                       (75,777)
                                             -------      ---------         -------      --------        ---------

INCOME BEFORE MINORITY INTEREST              784,568        484,755         401,194      (886,241)         748,276

Minority interest                                           (31,637)         10,530        21,399              292
                                             -------      ---------         -------      --------        ---------

NET INCOME FOR THE YEAR                      784,568        453,119         411,724      (864,842)         784,568
                                             =======      =========         =======      ========        =========

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
-------------------------------------------------------------------------------

(iii) Condensed consolidated statement of cash flows - year ended
      December 31, 2001


                                              AMBEV                                     CONSOLIDATING       AMBEV
                                             HOLDING           CBB            OTHER        ENTRIES       CONSOLIDATED
                                            ---------      -----------       ---------  -------------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES     80,226         1,067,944        697,028      (363,692)      1,481,506
                                             -------        ----------       --------     ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Restricted deposits for legal proceeding     (210)          (79,435)                                     (79,645)
   Receivables from affiliated companies     425,464          (216,932)                    (208,532)
   Investments in affiliates and
    subsidiaries, net of cash acquired       (98,391)          (62,819)       (58,908)                     (220,118)
   Cash acquired on the IBANN transaction    275,078          (275,078)
   Appraisal rights paid to IBANN
       Shareholders                         (242,246)                                                      (242,246)
   Acquisitions and proceeds on disposal
       of property, plant and
       equipment, net                                         (350,890)       (53,777)                     (404,667)
   Expenditures on deferred charges                            (79,988)        (2,619)                      (82,607)
                                             -------        ----------       --------     ---------       ---------

NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES                      359,695        (1,065,142)      (115,304)     (208,531)     (1,029,283)
                                             -------        ----------       --------     ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loans and financing
    Issuances                                    385         3,251,636                        3,146       3,255,167
    Repayments, including interest                          (1,337,930)      (217,423)      211,476      (1,343,877)
  Capital subscription                        80,774                                                         80,774
  Repurchase of own shares for treasury     (155,642)          (91,026)                                    (246,668)
  Premium received on sale of stock
      options                                  4,866                                                          4,866
  Capital increase of minority interests in                                                  (2,363)         (2,363)
      subsidiaries
  Dividends and interest attributed to
    shareholders' equity paid               (315,755)         (357,574)                     359,963        (313,366)
  Advances to employees for purchase of
    shares                                   (54,577)            4,480                                      (50,097)
                                             -------        ----------       --------     ---------       ---------

NET CASH  PROVIDED BY (USED IN) FINANCING
ACTIVITIES                                  (439,949)        1,469,586       (217,423)      572,223       1,384,436
                                             -------        ----------       --------     ---------       ---------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                      (28)        1,472,388        364,299                     1,836,659

Cash and cash equivalents, at beginning of
year                                              28           556,259         19,159                       575,446
                                             -------        ----------       --------     ---------       ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     2,028,647        383,458                     2,412,105
                                             =======        ==========       ========     =========       =========

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
-------------------------------------------------------------------------------

(b) CONSOLIDATING SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 2000

(i) Condensed consolidated balance sheet


                                       AMBEV                                        CONSOLIDATING       AMBEV
ASSETS                                HOLDING      BRAHMA    ANTARCTICA    OTHER       ENTRIES       CONSOLIDATED
                                     ----------- ----------- ----------- ---------- --------------- --------------
  Current assets
    Cash and cash equivalents                28     488,671      86,747                                   575,446
    Trading securities                              452,886                                               452,886
    Trade accounts receivable, net                  497,896     186,552                                   684,448
    Taxes recoverable                    26,603     154,891      65,478                                   246,972
    Inventories                                     426,919     164,203                                   591,122
    Other                                 2,518     106,798      27,440         10                        136,766
                                     ----------- ----------- ----------- ---------- --------------- --------------
                                         29,149   2,128,061     530,420         10                      2,687,640
                                     ----------- ----------- ----------- ---------- --------------- --------------

Long-term assets
  Receivables from affiliated
   companies                                      1,594,588                             (1,546,604)        47,984
  Deferred income tax                    38,710     374,890     582,488                                   996,088
  Other taxes recoverable                                       287,980                                   287,980
  Other                                             286,794     168,205                                   454,999
                                     ----------- ----------- ----------- ---------- --------------- --------------
                                         38,710   2,256,272   1,038,673                 (1,546,604)     1,787,051
                                     ----------- ----------- ----------- ---------- --------------- --------------

Permanent assets
  Investments
    Goodwill and negative goodwill,
     net                                573,196      41,558                                               614,754
    Investments in affiliates -
      100% voting share interest
      - Brahma                        2,545,625                                         (2,545,625)
      - Antarctica                      245,967                                           (245,967)
      Other                                          32,235      12,575                                    44,810
                                     ----------- ----------- ----------- ---------- ------------------------------
                                      3,364,788      73,793      12,575                 (2,791,592)       659,564

  Property, plant and equipment                   1,757,172   1,496,566                    (49,479)     3,204,259
  Deferred charges                                  154,033     147,105                                   301,138
                                     ----------- ----------- ----------- ---------- ------------------------------
                                      3,364,788   1,984,998   1,656,246                 (2,841,071)     4,164,961
                                     ----------- ----------- ----------- ---------- ------------------------------

Total Assets                          3,432,647   6,369,331   3,225,339         10      (4,387,675)     8,639,652
                                     =========== =========== =========== ========== ==============================

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
-------------------------------------------------------------------------------

Condensed consolidated balance sheet - December 31, 2000 (continued)


LIABILITIES AND SHAREHOLDERS'         AMBEV                                         CONSOLIDATING      AMBEV
   EQUITY                            HOLDING      BRAHMA    ANTARCTICA     OTHER       ENTRIES      CONSOLIDATED
                                   ------------ ------------------------ -----------------------------------------
  Current liabilities
    Suppliers                            2,562     439,801      136,837                                   579,200
    Payable to affiliates               54,726       3,363    1,371,265    117,250      (1,546,604)
    Payroll and related charges          3,744      90,143       18,301                      3,581        115,769
    Loans and financing                            996,346      268,988                                 1,265,334
    Taxes payable                                  354,117      126,719                      1,815        482,651
    Dividends and interest
      attributed to shareholders'
      equity payable                   156,538      82,662        1,845                    (81,695)       159,350
    Other                                8,087      79,335        7,491      2,277             128         97,318
                                   ------------ ------------------------ -----------  ----------------------------

                                       225,657   2,045,767    1,931,446    119,527      (1,622,775)     2,699,622
                                   ------------ ------------------------ -----------  ----------------------------

  Long-term liabilities
    Loans and financing                            849,988       77,586                                   927,574
    Accrued liability for
      contingencies                                415,438      492,652                    (30,121)       877,969
    Sales tax deferrals                            470,010                                                470,010
    Deferred income tax                             24,340       28,862                                    53,202
    Other                               119,518      4,302       17,550                   (119,517)        21,853
                                   ------------  ---------- ------------ --------- ---------------- --------------

                                        119,518  1,764,078      616,650                   (149,638)     2,350,608
                                   ------------  ---------- ------------ --------- ---------------- --------------

  Minority interest                                 81,204      431,273                                   512,477
                                   ------------  ---------- ------------ --------- ---------------- --------------

  Shareholders' equity                3,087,472  2,478,282      245,970  (119,517)      (2,615,262)     3,076,943
                                   ------------  ---------- ------------ --------- ---------------- --------------

Total liabilities and
  shareholders' equity                3,432,647  6,369,331    3,225,339        10       (4,387,675)     8,639,652
                                   ============  ========== ============ ========= ================ ==============

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
--------------------------------------------------------------------------------

(ii) Condensed consolidated statement of operations - year ended
     December 31, 2000

                                               AMBEV                                        CONSOLIDATING      AMBEV
                                              HOLDING     BRAHMA     ANTARCTICA     OTHER      ENTRIES      CONSOLIDATED
                                             ---------- -----------  ------------ --------   -------------- -------------
NET SALES                                                 4,044,124    1,340,269                  (134,048)    5,250,345

Cost of sales                                            (2,140,769)    (837,028)                  134,048    (2,843,749)
                                             ---------- ------------  ------------ -------   --------------- -------------

GROSS PROFIT                                              1,903,355      503,241                               2,406,596
                                             ---------- ------------  ------------ -------   --------------- -------------

OPERATING INCOME (EXPENSES)
  Selling, general and administrative          (58,896)    (859,738)    (371,312)                    1,452    (1,288,494)
  Depreciation and amortization                            (107,850)     (94,438)                               (202,288)
  Other operating income, net                  (90,761)    (130,679)    (125,064)                   81,267      (265,237)
  Financial income(expense), net                (5,170)      33,505     (306,624)   (45,690)           (10)     (323,989)
  Equity in earnings of affiliates             645,524                       857                  (646,381)
                                             ---------- ------------  ------------ --------   --------------- -------------
                                               490,697   (1,064,762)    (896,581)   (45,690)      (563,672)   (2,080,008)
                                             ---------- ------------  ------------ --------   --------------- -------------

OPERATING INCOME (LOSS)                        490,697      838,593     (393,340)   (45,690)      (563,672)      326,588

NON-OPERATING INCOME (EXPENSES), NET           (53,310)      64,311       45,038                     1,747        57,786
                                             ---------- ------------  ------------ --------   --------------- -------------

INCOME (LOSS) BEFORE INCOME TAXES, STATUTORY
 CONTRIBUTIONS AND MINORITY INTEREST           437,387      902,904     (348,302)   (45,690)      (561,925)      384,374

INCOME TAX BENEFIT                              35,085      105,175      265,153                                 405,413
                                             ---------- ------------  ------------ --------   --------------- -------------

INCOME (LOSS) BEFORE STATUTORY DISTRIBUTIONS
  AND CONTRIBUTIONS AND MINORITY INTEREST      472,472    1,008,079      (83,149)   (45,690)      (561,925)      789,787

    Employee profit sharing                     (2,290)     (42,235)      (2,493)                                (47,018)
    Management profit sharing                                (5,773)        (927)                                 (6,700)
                                             ---------- ------------  ------------ --------   --------------- -------------

INCOME (LOSS) BEFORE MINORITY INTEREST         470,182      960,071      (86,569)   (45,690)      (561,925)      736,069
  Minority interest                                           7,124       (7,277)                 (265,734)     (265,887)
                                             ---------- ------------  ------------ --------   --------------- -------------

NET INCOME (LOSS) FOR THE YEAR                 470,182      967,195      (93,846)   (45,690)      (827,659)      470,182
                                             ========== ============  =========== ==========  =============== =============

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
-------------------------------------------------------------------------------


(iii) Condensed consolidated statement of cash flows - year ended
      December 31, 2000


                                              AMBEV                                     CONSOLIDATING     AMBEV
                                             HOLDING     BRAHMA     ANTARCTICA    OTHER      ENTRIES    CONSOLIDATED
                                            ----------  ----------- ----------- --------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES      135,346   1,422,359       9,488                 (254,556)    1,312,637
                                              --------  ----------  ----------- --------  ---------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Restricted deposits for legal proceeding                (23,722)     (1,785)                               (25,507)
   Receivables from affiliated companies                (1,495,731)     (3,966)               1,499,697
   Investments in affiliates and
     subsidiaries, net of cash acquired                    (22,310)                                           (22,310)
   Acquisitions and proceeds on  disposal of
     Property, plant and equipment, net                   (168,983)    119,343                                (49,640)
   Expenditures on deferred charges                        (22,142)     (6,654)                               (28,796)
                                              --------  ----------  ----------- --------  ---------------  -----------

NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES                                             (1,732,888)   106,938                1,499,697      (126,253)
                                              --------  ----------  ----------- --------  ---------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loans and financing
    Issuance                                               633,303     180,087                                813,390
    Repayments, including interest                      (1,028,029) (1,698,501)                            (2,726,530)
    Related parties loans                                            1,472,727               (1,472,727)
  Repurchase of own shares for treasury                    (10,527)                                           (10,527)
  Capital increase of minority in subsidiaries             139,686                                            139,686
  Dividends, return of capital and interest
    Attributed to shareholders' equity paid   (135,318)   (275,403)    (38,027)                 227,586      (221,162)
  Advances to employees for purchase of
    shares                                                 (76,113)                                           (76,113)
                                              --------  ----------  ----------- --------  ---------------  -----------

Net cash used in financing activities         (135,318)   (617,083)    (83,714)              (1,245,141)   (2,081,256)
                                              --------  ----------  ----------- --------  ---------------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                       28    (927,612)     32,712                               (894,872)

Cash and cash equivalents, at beginning of
  year                                                   1,416,283      54,035                              1,470,318
                                              --------  ----------  ----------- --------  ---------------  -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR            28     488,671      86,747                                575,446
                                            ==========  ==========  =========== ========  ===============  ==========

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
-------------------------------------------------------------------------------


(C) CONSOLIDATING SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 1999


(i) Condensed consolidated statement of operations - year ended
    December 31, 1999

                                             BRAHMA         OTHER     CONSOLIDATING    BRAHMA
                                             HOLDING                    ENTRIES      CONSOLIDATED
                                            ----------- ------------- -------------  ------------
NET SALES                                    2,135,221     1,571,723      (458,670)    3,248,274

Cost of sales                               (1,326,242)   (1,039,636)      460,825    (1,905,053)
                                            ----------- ------------- ---------------------------

GROSS PROFIT                                   808,979       532,087         2,155     1,343,221
                                            ----------- ------------- ---------------------------

OPERATING INCOME (EXPENSES)
  Selling, general and administrative         (415,101)     (367,060)       (1,015)     (783,176)
  Depreciation and amortization                (46,203)      (49,205)                    (95,408)
  Other operating income, net                   (1,272)       13,856         2,520        15,104
  Financial income (expense), net             (221,134)       91,826                    (129,308)
  Equity in earnings of affiliates             320,993       214,715      (535,708)
                                            ----------- ------------- ---------------------------

OPERATING INCOME (LOSS)                        446,262       436,219       535,023       350,433

NON-OPERATING INCOME (EXPENSE), NET            (92,722)      (19,330)       92,176       (19,876)
                                            ----------- ------------- ---------------------------

INCOME BEFORE INCOME TAX, STATUTORY
    CONTRIBUTIONS AND MINORITY INTEREST        353,540       416,889      (439,872)      330,557


INCOME TAX BENEFIT                               4,763        12,822                      17,585
                                            ----------- ------------- ---------------------------

INCOME (LOSS) BEFORE STATUTORY DISTRIBUTION
  AND CONTRIBUTION AND MINORITY INTEREST       358,303       429,711      (439,872)      348,142

    Employee profit sharing                    (26,958)       (2,510)                    (29,468)
    Management profit sharing                   (9,050)       (1,348)                    (10,398)
                                            ----------- ------------- ---------------------------

INCOME (LOSS) BEFORE MINORITY INTEREST         322,295       425,853      (439,872)      308,276
  Minority interest                                                         14,019        14,019
                                            ----------- ------------- ---------------------------

NET INCOME (LOSS) FOR THE YEAR                 322,295       425,853      (425,853)      322,295
                                            =========== ============= ===========================

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AT DECEMBER 31
EXPRESSED IN THOUSANDS OF REAIS, UNLESS OTHERWISE STATED
-------------------------------------------------------------------------------

(iii) Condensed consolidated statement of cash flows - year ended
      December 31, 1999


                                               BRAHMA                 CONSOLIDATING      BRAHMA
                                               HOLDING       OTHER       ENTRIES      CONSOLIDATED
                                             ------------ -------------------------- -------------

NET CASH PROVIDED BY OPERATING ACTIVITIES      1,185,254       324,965     (407,261)    1,102,958
                                             ------------ -------------------------- -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Restricted deposits for legal proceeding       (9,437)         (671)                   (10,108)
   Receivables from affiliated companies
   Investments in affiliates and
    subsidiaries, net of cash acquired          (258,233)                   258,233
    Acquisitions and proceeds on  disposal of
      property, plant and equipment              (26,286)     (226,108)                  (252,394)
   Expenditures on deferred charges              (22,883)      (13,819)                   (36,702)
                                             ------------ -------------------------- -------------

NET CASH USED IN INVESTING ACTIVITIES          (316,839)      (240,598)     258,233      (299,204)
                                             ------------ -------------------------- -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loans and financing
    Issuance                                     670,218       665,588                  1,335,806
    Repayments, including interest            (1,032,446)     (330,401)                (1,362,847)
    Related parties loans
  Capital subscription                            15,298                                   15,298
  Repurchase of own shares for treasury           (6,019)      (12,203)                   (18,222)
  Capital increase of minority in
    subsidiaries                                                             20,769        20,769
  Dividends, return of capital and interest
    shareholders' equity paid                   (139,705)     (166,723)     128,259      (178,169)
  Advances to employees for purchase of
    shares                                       (12,203)       12,203
                                             ------------ -------------------------- -------------

Net cash used in financing activities           (504,857)      168,464      149,028      (187,365)
                                             ------------ -------------------------- -------------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                      363,558       252,831                    616,389

Cash and cash equivalents, at beginning of
year                                             241,291       839,735                  1,081,026
                                             ------------ -------------------------- -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR         604,849     1,092,566                  1,697,415
                                             ============ ========================== =============

                          THE ISSUER AND THE GUARANTOR

                         COMPANHIA BRASILEIRA DE BEBIDAS
             Avenida Maria Coelho Aguiar, 215-Bloco F, 6 DEG. andar
                         05804-900 Sao Paulo, Sao Paulo
                                     Brazil

                       EXCHANGE AGENT, TRUSTEE, REGISTRAR
                           AND NEW YORK PAYING AGENT
                              THE BANK OF NEW YORK
                               101 Barclay Street
                            New York, New York 10286
                            United States of America

                    COMPANHIA DE BEBIDAS DAS AMERICAS--AMBEV
             Avenida Maria Coelho Aguiar, 215-Bloco F, 6 DEG. andar
                         05804-900 Sao Paulo, Sao Paulo
                                     Brazil

                           LUXEMBOURG PAYING AGENT AND
                            LUXEMBOURG TRANSFER AGENT
                          DEUTSCHE BANK LUXEMBOURG S.A.
                          2, Boulevard Konrad Adenauer
                                L-1115 Luxembourg


                                 LEGAL ADVISORS

                   TO CBB AND TO AMBEV AS TO UNITED STATES LAW

                             CLIFFORD CHANCE US LLP
                                 200 Park Avenue
                            New York, New York 10166
                            United States of America

                     TO CBB AND TO AMBEV AS TO BRAZILIAN LAW

                                MR. EDUARDO MUZZI
                    COMPANHIA DE BEBIDAS DAS AMERICAS--AMBEV
             Avenida Maria Coelho Aguiar, 215-Bloco F, 6 DEG. andar
                         05804-900 Sao Paulo, Sao Paulo
                                     Brazil

                        TO THE TRUSTEE AS TO NEW YORK LAW

                           EMMET, MARVIN & MARTIN, LLP
                                  120 Broadway
                            New York, New York 10271
                            United States of America

                       BARBOSA MUSSNICH & ARAGAO ADVOGADOS
              Av. Presidente Juscelino Kubitschek, 50-4 DEG. andar
                         04543-000 Sao Paulo, Sao Paulo
                                     Brazil

                                  LISTING AGENT

                          DEUTSCHE BANK LUXEMBOURG S.A.
                          2, Boulevard Konrad Adenauer
                                L-1115 Luxembourg

                        INDEPENDENT ACCOUNTANTS TO AMBEV

                 PricewaterhouseCoopers Auditores Independentes
                   Av. Francisco Matarazzo, 1700--Torre Torino
                         05001-400 Sao Paulo, Sao Paulo
                                     Brazil